Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

BL MEMORIAL PARTNERS, LLC

AND

HILLENBRAND, INC.

Dated as of December 15, 2022

TABLE OF CONTENTS

Article I

DEFINITIONS

1.1	Definitions	2

Article II

THE TRANSACTIONS

2.1	Sale and Purchase of the Equity Interests	18
2.2	Purchase Price	18
2.3	Closing Purchase Price	18
2.4	Post-Closing Adjustment	19
2.5	Allocation of the Purchase Price	22
2.6	Withholding	22

Article III

CLOSING AND CLOSING DELIVERIES

3.1	Closing; Time and Place	22
3.2	Deliveries by Seller	23
3.3	Deliveries by Purchaser	24
3.4	Payment Mechanics	24
3.5	Local Share Transfer Agreements	24

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Authority; Enforceability	25
4.2	Non-Contravention; Consents	25
4.3	Organization; Acquired Companies	26
4.4	Title; Equity Interests	27
4.5	Financial Information; Liabilities	27
4.6	Absence of Certain Changes	28
4.7	Compliance with Legal Requirements	28
4.8	Material Contracts	28
4.9	Litigation	29
4.10	Intellectual Property	30
4.11	Real Property	33
4.12	Labor Matters	36
4.13	Employee Benefits	39
4.14	Taxes	41

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4.15	Sufficiency of Assets	44
4.16	Environmental Matters	44
4.17	Anti-Bribery Matters	45
4.18	Compliance with Customs and Trade Laws and Sanctions	45
4.19	Brokers	45
4.20	Insurance	45
4.21	Accounts Receivable	46
4.22	Inventory	46
4.23	Certain Guarantees	46
4.24	Disclaimer of Seller	46

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Authority; Enforceability	47
5.2	Non-Contravention; Consents	47
5.3	Organization	48
5.4	Litigation	48
5.5	Securities Matters	48
5.6	Financing	49
5.7	Guarantee	50
5.8	Solvency	50
5.9	Brokers	51
5.10	Pending Transactions	51
5.11	Inspection; No Other Representations	51

Article VI

COVENANTS OF THE PARTIES

6.1	Conduct of the Business Prior to Closing	53
6.2	Pre-Closing Access to Information	56
6.3	Cooperation	57
6.4	Certain Consents	57
6.5	Reorganization	59
6.6	Termination of Intercompany Agreements; Release of Guarantees	59
6.7	Seller Debt Facilities Releases	60
6.8	Confidentiality	61
6.9	Reasonable Best Efforts; Cooperation; Regulatory Filings	61
6.10	Financing	63
6.11	Financing Cooperation	66
6.12	Insurance	69
6.13	R&W Insurance Policy	70
6.14	Registered Office Addresses	70
6.15	Cash Sweep	70

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Article VII

ADDITIONAL COVENANTS OF THE PARTIES

7.1	Transitional Trademark Rights	70
7.2	Post-Closing Access to Information	71
7.3	Further Assurances; Wrong Pockets	72
7.4	Employee Non-Solicitation	73

Article VIII

TAX MATTERS

8.1	Section 338(g) Elections	74
8.2	Prohibited Actions	74
8.3	Tax Matters Cooperation	74
8.4	Transfer Taxes	75
8.5	Termination of Tax Arrangements	75
8.6	Straddle Period	75
8.7	301 Litigation	75
8.8	Pre-Closing Tax Returns	76
8.9	Tax Contests	77
8.10	Tax Refunds and Benefits	77

Article IX

EMPLOYEES

9.1	Transfer of Business Employees	78
9.2	Continuation Period	79
9.3	Seller 401(k) Plan	80
9.4	Seller Benefit Plan Participation; M&A Qualified Beneficiaries	80
9.5	Annual Cash Bonuses and Other Incentives	81
9.6	Seller Equity Awards	81
9.7	Vacation and Paid Time Off	81
9.8	Communications	82
9.9	Immigration Compliance	82
9.10	Collective Bargaining Agreements	82
9.11	Employee Liabilities	82
9.12	No Third-Party Beneficiaries	83

Article X

CONDITIONS TO CLOSING

10.1	Conditions of Purchaser	83
10.2	Conditions of Seller	84

iv

10.3	Mutual Conditions	84
10.4	Waiver of Conditions	84

Article XI

INDEMNIFICATION

11.1	Survival of the Seller’s Representations, Warranties and Covenants	85
11.2	Survival of Purchaser’s Representations, Warranties and Covenants	85
11.3	Indemnification by the Seller	86
11.4	Indemnification by Purchaser	86
11.5	Indemnification Procedure for Third Party Claims	87
11.6	Limitation as to Certain Qualifiers	88
11.7	Limitation on Indemnification	89
11.8	Insurance and Indemnity Proceeds	90
11.9	Investigation	90
11.10	No Right of Contribution	90
11.11	Exclusive Remedy	90
11.12	Source of Recovery	91
11.13	Tax Treatment of Payments	91
11.14	Mitigation	91
11.15	R&W Insurance Policy	92
11.16	No Set-Off Rights	92

Article XII

TERMINATION

12.1	Termination	92
12.2	Notice of Termination	93
12.3	Effect of Termination	93
12.4	Purchaser Termination Fee	94

Article XIII

MISCELLANEOUS PROVISIONS

13.1	Expenses	95
13.2	Intentionally omitted	95
13.3	Interpretation	95
13.4	Entire Agreement	96
13.5	Amendment and Waivers	96
13.6	Successors and Assigns	96
13.7	Governing Law	96
13.8	Jurisdiction; Venue; Service of Process	97
13.9	Waiver of Jury Trial	98
13.10	Specific Performance	98

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13.11	Severability	99
13.12	Certain Releases	100
13.13	The Seller Disclosure Schedule, Schedules, Annexes and Exhibits	102
13.14	Notices	103
13.15	No Third-Party Beneficiaries	104
13.16	Provision Regarding Legal Representation	104
13.17	No Other Duties	105
13.18	Reliance on Counsel and Other Advisors	105
13.19	Public Announcements	105
13.20	Counterparts	105

Annexes

Annex A: Acquired Equity Companies

Annex B: Accounting Principles

Exhibits

Exhibit A: Seller Reorganization Actions

Exhibit B: Form of Transition Services Agreement

Exhibit C: Form of Subordinated Note

vi

INDEX

Section
301 Litigation	8.7(a)
Accounting Principles	1.1
Acquired Companies	1.1
Acquired Company 401(k) Plan	9.3
Acquired Company Benefit Plan	1.1
Acquired Company Bonus Plans	9.5
Acquired Equity Companies	Recitals
Affiliate	1.1
Agreement	1.1
Anti-Bribery Laws	4.17
Antitrust Law	1.1
Applicable Survival Period	11.1
Assets	4.15
Assumed Incentive Amount	9.5
Audited Financial Statements	4.5(a)
Bankruptcy and Equity Exception	1.1
Base Price	2.2
Benchmark Time	1.1
Benefit Plan	1.1
Business	1.1
Business Day	1.1
Business Employee	1.1
Business Portion	6.4(a)
Canadian Acquired Companies	1.1
Cap	11.7(a)(ii)
Cash	1.1
Cash Ceiling	1.1
CEWS	1.1
CEWS Returns	1.1
Claim Notice	11.5(a)
Closing	3.1
Closing Conditions	1.1
Closing Date	3.1
Closing Purchase Price	2.3
COBRA	4.13(d)
Code	1.1
Collective Bargaining Agreement	9.2
Commitment Letters	5.6
Company Confidential Information	6.8(b)
Company IT Systems	1.1
Company Registered IP	4.10(a)
Confidentiality Agreement	1.1
Consent	1.1
Consolidated Return	1.1

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Consultation Period	2.4(c)
Contagion Event	1.1
Continuation Period	9.2(a)
Contract	1.1
Contract Consents	6.4(a)
Controlled Affiliate	1.1
Controlling Party	11.5(a)
Copyrights	1.1
COVID-19	1.1
COVID-19 Measures	1.1
Current Taxes	1.1
Customs and Trade Laws	1.1
Data Protection Laws	1.1
Data Room	1.1
Debt Commitment Letter	5.6
Debt Fee Letter	5.6
Debt Financing	5.6
Debt Financing Sources	1.1
Deductible	11.7(a)(ii)
DFS Provisions	13.5
Direct Employee	1.1
Disputed Items	2.4(c)
DOJ	6.9(a)
Employment Matters	4.12(b)
Encumbrance	1.1
Environmental Law	1.1
Equity Commitment Letter	5.6
Equity Financing	5.6
Equity Financing Source	1.1
Equity Interests	Recitals
ERISA	1.1
ERISA Affiliate	1.1
Estimated Closing Statement	2.3
Excess Cash	6.15
Excess Payment Amounts	11.7(b)
Excess Tax Accrual	8.10
Exchange Act	4.2(a)
Excluded Employee	1.1
Final Allocation	2.5
Final Closing Statement	2.4(d)
Final Overage	2.4(e)
Final Purchase Price	2.4(d)
Final Underage	2.4(f)
Financing	5.6
Financing Sources	1.1
Fraud	1.1

viii

FTC	6.9(a)
Funding Obligations	5.6
Funds	5.6
GAAP	1.1
General Survival Period	11.1
Governmental Approvals	6.9(a)
Governmental Authority	1.1
Guarantee	Recitals
Hazardous Materials	1.1
HSR Act	1.1
HSR Rules	6.9(a)
Incremental Conversion Costs	6.5
Indebtedness	1.1
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Insurance Policies	4.20
Intellectual Property	1.1
Intellectual Property License	4.10(b)
Intercompany Agreements	6.6(a)
Intercompany Guarantees	6.6(b)
Internal Transfer Employee	1.1
IRS	1.1
ITA	1.1
Key Contracts	6.4(a)
Key Customer	1.1
Key Customer Contracts	4.8(a)(i)
Key Vendor	1.1
Key Vendor Contracts	4.8(a)(ii)
Leased Real Property	4.11(b)
Legal Requirement	1.1
Liability	1.1
LLC Conversions	1.1
Loss	1.1
Losses	1.1
LTD Employee	9.1(b)
Material Adverse Effect	1.1
Material Contracts	4.8(a)
Minor Claims	11.7(a)(i)
Net Recoveries	11.8
Net Working Capital	1.1
Net Working Capital Overage	1.1
Net Working Capital Underage	1.1
Non-Business Confidential Material	6.8(a)
Non-Business Portion	6.4(a)
Non-controlling Party	11.5(a)
Non-Recourse Party	1.1

ix

Non-US Benefit Plan	1.1
Object Code	1.1
OFAC	1.1
OPEB Liabilities	1.1
Open Source Software	1.1
Order	1.1
Outside Date	12.1(d)
Owned IP	1.1
Owned Software	4.10(m)
Patents	1.1
Permit	1.1
Permitted Encumbrances	1.1
Person	1.1
Personal Data	1.1
Post-Closing Statement	2.4(a)
Post-Closing Tax Period	1.1
Pre-Closing Policies	6.12
Pre-Closing Tax Claim	8.9
Pre-Closing Tax Period	1.1
Pre-Closing Tax Return	8.8
Pre-Closing Taxes	1.1
Preliminary Allocation	2.5
Preliminary Cash	2.4(a)
Preliminary Closing Purchase Price	2.4(a)
Preliminary Indebtedness	2.4(a)
Preliminary Net Working Capital	2.4(a)
Preliminary Transaction Expenses	2.4(a)
Privacy Policies	4.10(n)
Privacy Requirements	4.10(q)
Privileged Communications	13.16
Proceeding	1.1
Process	1.1
Processed	1.1
Processing	1.1
Public Official	1.1
Purchase Price	2.2
Purchaser	Preamble
Purchaser Allocation Notice	2.5
Purchaser Designee	1.1
Purchaser Fundamental Representations	1.1
Purchaser Health Care Plan	9.4
Purchaser Indemnified Parties	1.1
Purchaser Material Adverse Effect	1.1
Purchaser Releasee	13.12(b)
Purchaser Releasing Party	13.12(a)
Purchaser Savings Plan	9.3

x

Purchaser Termination Fee	12.4(a)
R&W Insurance Policy	6.13
R&W Policy Costs	1.1
Real Property	1.1
Real Property Lease	4.11(b)
Reorganization	6.5
Representatives	1.1
Restricted Cash	1.1
Restricted Employees	7.4(b)
Review Period	2.4(b)
Sanctioned Person	1.1
Sanctioned Territory	1.1
Sanctions	1.1
SEC	1.1
Section 338(g) Companies	8.1
Section 338(g) Elections	8.1
Securities Act	1.1
Security Breach	1.1
Seller	Preamble
Seller 401(k) Plan	9.3
Seller Benefit Plan	1.1
Seller Debt Facilities	1.1
Seller Debt Facilities Releases	6.7
Seller Disclosure Schedule	1.1
Seller Fundamental Representations	1.1
Seller Group	1.1
Seller Health Care Plan	9.4
Seller Indemnified Parties	1.1
Seller Indemnitees	6.11(b)
Seller Releasee	13.12(a)
Seller Releasing Party	13.12(b)
Seller Retained Liabilities	9.11, 9.11
Seller Transitional Trademarks	1.1
Seller’s Knowledge	1.1
Selling Subsidiaries	Recitals
Selling Subsidiary	6.5, 6.5
Settlement Accountant	2.4(c)
Shared Contracts	1.1
Skadden	3.1
Software	1.1
Source Code	1.1
Specified Indebtedness Amount	1.1
Specified Shared Contract	6.4(a)
Statement of Objections	2.4(b)
STIC Program	9.5
Straddle Period	1.1

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Subordinated Note	3.3(d)
Subsidiary	1.1
Target Net Working Capital	1.1
Tax	1.1
Tax Authority	1.1
Tax Proceeding	1.1
Tax Refund	8.10
Tax Return	1.1
Third Party Claim	11.5(a)
Trade Secrets	1.1
Trademarks	1.1
Transaction Agreements	1.1
Transaction Expenses	1.1
Transactions	1.1
Transfer Taxes	1.1
Transferred Employee	9.1(a)
Transition Services Agreement	3.2(b)
Transitional Trademark End Date	7.1(b)
Treasury Regulations	1.1
TSA Coverage Period	9.4
WARN Act	1.1
Willful Breach	1.1

xii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is dated as of December 15, 2022, by and between:

(A)           BL Memorial Partners, LLC, a Delaware limited liability company (“Purchaser”); and

(B)            Hillenbrand, Inc., an Indiana corporation (“Seller”).

The capitalized terms used in this Agreement are defined in Article I, unless otherwise defined herein.

RECITALS

WHEREAS, Seller, together with Hillenbrand Luxembourg Inc., a Delaware corporation, and Milacron Nederland B.V., a Dutch private limited liability company (besloten vennootschap) (together, the “Selling Subsidiaries”), own 100% of the equity interests of the entities listed on Annex A attached hereto (the “Acquired Equity Companies”), in the proportions set forth across from each Acquired Equity Company listed therein;

WHEREAS, following the date of this Agreement and prior to the Closing, Seller shall, and shall cause Seller’s Controlled Affiliates to, perform the actions and activities pursuant to the Reorganization (as defined herein);

WHEREAS, Seller desires to, and desires to cause the Selling Subsidiaries to, sell, transfer, convey, assign and deliver to Purchaser (or one or more Purchaser Designees), and Purchaser desires to, and desires to cause any Purchaser Designee, as applicable, to, purchase from Seller and the Selling Subsidiaries, all of Seller’s and the Selling Subsidiaries’ respective rights, title and interest in and to the equity interests of the Acquired Equity Companies which are directly owned by Seller and the Selling Subsidiaries (the “Equity Interests”) subject to the terms and the conditions set forth in this Agreement;

WHEREAS, Seller will, and will cause the Selling Subsidiaries and/or its other Controlled Affiliates to, and Purchaser will, and will cause any Purchaser Designee and/or its other Controlled Affiliates to, at or prior to the Closing, execute and deliver each of the other Transaction Agreements to which they are a party;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Seller to enter into this Agreement, the Equity Financing Source has provided a guarantee in favor of Seller, dated as of the date hereof, pursuant to which the Equity Financing Source has guaranteed certain obligations of Purchaser hereunder (the “Guarantee”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

1.1            Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Principles” shall mean the accounting principles, procedures, policies, practices and methods set forth on Annex B attached hereto.

“Acquired Companies” shall mean the Acquired Equity Companies and their direct and indirect Subsidiaries set forth on Schedule 1.1(a) of the Seller Disclosure Schedule.

“Acquired Company Benefit Plan” shall mean each Benefit Plan that is (a) sponsored, maintained or contributed to solely by one or more Acquired Companies or (b) exclusively for the benefit of the current or former Business Employees.

“Affiliate” as to any Person, shall mean any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The Acquired Companies shall be deemed, for purposes of this Agreement, Affiliates of Seller prior to the Closing and Affiliates of Purchaser at and after the Closing.

“Agreement” shall mean this Securities Purchase Agreement (including the Seller Disclosure Schedule and all other schedules, annexes and exhibits attached hereto), as it may be amended from time to time.

“Antitrust Law” shall mean any Legal Requirements applicable to Purchaser, Seller or any Selling Subsidiary or Acquired Company under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” shall mean the effect on enforceability of (a) any applicable Legal Requirement relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Legal Requirement relating to or affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law).

2

“Benchmark Time” shall mean 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Benefit Plan” shall mean each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, post-retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement and (c) employment, service or other similar individual agreement, plan, policy, arrangement or program, in the case of each of (a), (b) and (c), that is sponsored, maintained or contributed to by Seller or any of its Controlled Affiliates for the benefit of any current or former Business Employee or individual independent contractor engaged by an Acquired Company or with respect to which Seller or any of its Controlled Affiliates have any liability as of immediately prior to the Closing with respect to any current or former Business Employee, or individual independent contractor engaged by an Acquired Company, other than any of the foregoing described in clauses (a), (b) or (c) that is a Non-US Benefit Plan required to be maintained by a Governmental Authority.

“Business” shall mean the business of the manufacture and sale of funeral service products, including burial caskets, cremation caskets, containers and urns, other related personalization and memorialization products, and web-based technology applications specific thereto, in each case, as such activity is conducted by Seller and its Controlled Affiliates (including the Acquired Companies) as of immediately prior to the Closing; provided that “Business” shall exclude general corporate functions, in each case, provided by Seller or its Affiliates (other than the Acquired Companies), either directly or indirectly, as of immediately prior to the Closing, including finance, accounting, tax, human resources, legal, information technology, facilities and security, engineering, procurement and marketing services, and other ancillary or corporate shared services provided by Seller or its Affiliates (other than the Acquired Companies) or other corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Acquired Companies).

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required to be closed in New York, New York.

“Business Employee” shall mean each (a) Direct Employee and (b) Internal Transfer Employee.

“Canadian Acquired Companies” shall mean BC Canada Company, ULC and Batesville Canada ULC.

“Cash” shall mean cash and cash equivalents of the Acquired Companies other than Restricted Cash. Cash shall (a) be decreased by an Acquired Company’s issued but uncleared checks and drafts and (b) include uncleared checks and drafts issued, received or deposited for the account of such party.  It is understood and agreed that to the extent that (a) or (b) above applies to decrease or increase, as the case may be, the amount of Cash, then the amount of the applicable account payable or account receivable, if any, with respect thereto shall not be included in the calculation of Working Capital as of the Benchmark Time.  In addition, without duplication of the immediately preceding sentence, to the extent that any account receivable is converted to Cash or any account payable is paid with Cash after the Benchmark Time but prior to the Closing then such account receivable or account payable shall not be included in the Working Capital as of the Benchmark Time.

3

“Cash Ceiling” shall mean each of (i) $1,000,000 with respect to Cash held by Acquired Companies in the United States, (ii) $600,000 with respect to Cash held by Acquired Companies in Mexico, (iii) $200,000 with respect to any Cash held by Acquired Companies in Canada and (iv) $100,000 with respect to Cash held by Acquired Companies in Australia.

“CEWS” shall mean the Canada Emergency Wage Subsidy pursuant to subsection 125.7(2) of the ITA and Canada emergency rent subsidy pursuant to subsection 125.7(2.1) of the ITA, as amended, and any other substantially similar COVID-19 direct or indirect wage, rent or other subsidy offered by a Canadian federal, provincial, or local Governmental Authority.

“CEWS Returns” shall mean any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of CEWS.

“Closing Conditions” shall mean the conditions to the respective obligations of the parties to consummate the Transactions, as set forth in Article X.

“Code” shall mean the Internal Revenue Code of 1986.

“Company IT Systems” shall mean all information technology and computer and data processing and communication systems (including Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, data center facilities) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, owned by, used in or necessary to the conduct of the Business.

“Confidentiality Agreement” shall mean the confidentiality agreement between Seller and LongRange Capital, L.P., dated August 22, 2022.

“Consent” shall mean any consent, approval or authorization.

“Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes Seller or any of its Controlled Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.

“Contagion Event” shall mean the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).

“Contract” shall mean any agreement, contract, obligation, promise, understanding, arrangement, instrument, commitment or undertaking of any nature, whether written or oral, and all amendments, restatements or other modifications thereto or waivers thereunder.

4

“Controlled Affiliate” shall mean each Affiliate of a Person that is directly or indirectly controlled by such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The Acquired Companies shall be deemed, for purposes of this Agreement, Controlled Affiliates of Seller prior to the Closing and Controlled Affiliates of Purchaser at and after the Closing. The Controlled Affiliates of Seller shall not include (a) any Person as to which any class of securities is listed on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or any other national or regional stock exchange or publicly traded on any similar market, in each case, as of the date of this Agreement or (b) any Person as to which Seller or any of its Subsidiaries is not entitled, by ownership of equity interests, by Contract or otherwise, to appoint or elect at least a majority of the directors, managers, trustees or other members of the applicable governing body thereof, or any Subsidiaries of such excluded Person set forth in clause (a) or (b).

“COVID-19” shall mean the novel coronavirus (SARS-CoV-2 or COVID-19), any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic or outbreak and any treatments, therapies or vaccines for, or in connection with, any of the foregoing.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shutdown, closure, sequester, safety or any other Legal Requirement, Proceeding, directive, pronouncement, guideline or recommendation by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), The Families First Coronavirus Response Act, the American Rescue Plan Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, and the Consolidated Appropriations Act of 2021.

“Current Taxes” shall mean the amount of any unpaid Tax liabilities of the Acquired Companies in the aggregate for any Tax period or portion thereof ending on or prior to the Closing Date, calculated, (a) on a jurisdiction-by-jurisdiction basis and shall not be an amount less than zero with respect to any jurisdiction or any taxable period, (b) in a manner consistent with the past practice of the Acquired Company, (c) assuming the Tax year of each Acquired Company ended on such date (to the extent not otherwise required by applicable Legal Requirements), (d) taking into account any applicable estimated income Tax payments made prior to Closing (including, for the avoidance of doubt, any income Tax overpayments that the Acquired Companies have elected or are eligible to elect to apply as estimated income Tax payments), in each case to the extent permitted under applicable Legal Requirements to reduce (but not below zero) the amount of unpaid Taxes in any Tax period or portion thereof ending on or prior to the Closing Date, and (e) by excluding any reductions or offsets with respect to any Tax refunds or any overpayments of Tax (except for income Tax overpayments that the Acquired Companies have elected or are eligible to elect to apply as estimated income Tax payments for any Tax period or portion thereof ending on or prior to the Closing Date).

5

“Customs and Trade Laws” shall mean all applicable export controls, sanctions, import, customs and trade, and anti-boycott Legal Requirements administered, enacted or enforced by a relevant Governmental Authority in any jurisdiction in which any Acquired Company conducts business.

“Data Protection Laws” shall mean all applicable Legal Requirements, regulations, directives or binding guidance, as amended, consolidated, re-enacted or replaced from time to time, that are related to privacy, security, data breach notification, consumer protection, data protection or Processing of Personal Data (including Legal Requirements of jurisdictions where Personal Data was collected), including, but not limited to, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), California Consumer Privacy Act (CCPA), the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the EU General Data Protection Regulation (GDPR), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018 (UK GDPR) and Data Protection Act 2018, and EU or EU Member state Legal Requirements, U.S. state data security Legal Requirements, U.S. state unfair or deceptive trade practices Legal Requirements, U.S. state biometric privacy acts, U.S. state social security number protection Legal Requirements, U.S. state data breach notification Legal Requirements, the rules, regulations, bylaws, standards, policies, and procedures of payment card associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standards and the Payment Application Data Security Standards, and any Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Data Room” shall mean the electronic data room hosted by Intralinks under the title “Project Bravo.”

“Debt Financing Source Related Parties” means each Debt Financing Source, each Affiliate of such Persons and each of such Persons’ and such Affiliates’ respective successors and assigns and each Representative, controlling Person and attorney of each such Persons or Affiliate and their respective successors and assigns.

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange any Debt Financing or alternative debt financing in connection with the Transactions, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Direct Employee” shall mean each individual who is directly employed by an Acquired Company (other than the Excluded Employees).

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“Encumbrance” shall mean any lien, encumbrance, easement, deed of trust, pledge, claim, hypothecation, charge, mortgage or security interest.

“Environmental Law” shall mean any Legal Requirement, in effect as of the date of this Agreement, relating to protection of human health (but only with respect to exposure to Hazardous Materials) or the environment, including the use, handling, transportation, treatment, storage, disposal, release or threat of release, exposure to, or discharge of Hazardous Materials.

“Equity Financing Source” shall mean LongRange Capital Fund I, L.P.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, which, together with any Acquired Company, is treated as a single employer under section 414 of the Code or 4001(b)(1) of ERISA.

“Excluded Employee” shall mean each individual who is listed, by employee identification number, on Schedule 1.1(c) of the Seller Disclosure Schedule.

“Financing Sources” shall mean the Equity Financing Source and the Debt Financing Sources.

“Fraud” shall mean an actual and intentional fraud by a party in the making of the express representations and warranties in Article IV or in the certificate contemplated by Section 10.1(c) (in the case of Seller) and Article V or in the certificate contemplated by Section 10.2(c) (in the case of Purchaser). For the avoidance of doubt, “Fraud” shall not include any cause of action based on constructive or imputed knowledge, equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence, recklessness or any similar theory.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” shall mean any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, in each case, exercising executive, legislative, judicial, regulatory, taxing or administrative functions.

“Hazardous Materials” shall mean (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos, per- and polyfluoroalkyl substances, or polychlorinated biphenyls and (b) any chemical, material or substance defined or regulated as hazardous, toxic, a pollutant or a contaminant under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Indebtedness” shall mean, without duplication with respect to the Acquired Companies, the aggregate amount (including current portions thereof) of: (a) the unpaid principal amount of and accrued interest in respect of indebtedness for borrowed money, (b) other indebtedness obligations that are evidenced by a note, indenture, debenture or similar debt instrument (excluding performance guarantees and similar bonds (including surety bonds)), (c) obligations of any Acquired Company as lessee under leases that are required to be recorded as finance leases in accordance with GAAP (excluding any obligations (other than payments in arrears) for operating leases), (d) letters of credit solely to the extent drawn, (e) any unfunded retirement or pension liabilities under any Acquired Company Benefit Plan, (f) amounts owing as deferred purchase price for property or services (excluding trade payables and accrued expenses, in each case incurred in the ordinary course of business consistent with past practice), including all seller notes and “earn-out” payments, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (g) obligations under any interest rate swaps, currency or other hedging agreements, to the extent payable if terminated, (h) any declared but unpaid dividends or distributions or amounts owed to Seller or Affiliates of Seller (other than the Acquired Companies), (i) all Current Taxes and any Taxes deferred until after the Closing pursuant to any COVID-19 Measures; (j) any guaranty by any Acquired Company of obligations of the types described in the foregoing clauses (a) through (i); provided, however, that, in no event will Indebtedness include (i) any indebtedness incurred by any Acquired Company, on the one hand, that is owed to any other Acquired Company, on the other hand or (ii) any amount that is included in the determination of Net Working Capital or Transaction Expenses.

“Intellectual Property” shall mean all rights in or to the following in any jurisdiction throughout the world: (a) patents, patent applications (including utility and design patents, industrial design registrations and applications for registration), and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions and reexaminations (“Patents”) and all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) trade secrets and other confidential business information, and know-how, including ideas, research and developments, inventions, proprietary methods and processes, formulae, models and methodologies compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”), (c) trademarks, service marks, trade names, brand names, logos, slogans, corporate names, trade dress, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (d) copyrights, moral rights and other rights in any work of authorship, compilation or derivative work and copyrightable subject matter (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications (“Copyrights”), (e) Software (including Source Code, executable code, data, databases, and related documentation), (f) all advertising and promotional materials, (g) all other proprietary and intellectual property rights, (h) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (i) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

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“Internal Transfer Employee” shall mean each individual who is listed, by employee identification number, on Schedule 1.1(d) of the Seller Disclosure Schedule, as such Schedule 1.1(d) of the Seller Disclosure Schedule may be updated prior to the Closing as permitted pursuant to Section 6.1(a)(xii).

“IRS” shall mean the United States Internal Revenue Service.

“ITA” shall mean the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Key Customer” shall mean each of the top ten (10) customers of the Business who receive services or products of the Business through Contracts directly with Seller or any of its Controlled Affiliates, including the Acquired Companies, determined on the basis of revenue of the Business for the twelve (12)-month period ended September 30, 2022, as set forth on Schedule 1.1(e) of the Seller Disclosure Schedule.

“Key Vendor” shall mean each of the top ten (10) vendors of the Business who provide services or products to the Business through Contracts directly with Seller or any of its Controlled Affiliates, including the Acquired Companies, determined on the basis of the aggregate spend of the Business for the twelve (12)-month period ended September 30, 2022, as set forth on Schedule 1.1(f) of the Seller Disclosure Schedule.

“Legal Requirement” shall mean any statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority.

“Liability” shall mean any indebtedness, liability or obligation of whatever kind or nature (whether known or unknown, direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due).

“LLC Conversions” shall mean the conversions of the following entities from a corporation to a limited liability company as set forth in Exhibit A: Batesville Manufacturing Inc., Batesville Logistics Inc., and Batesville Casket Company, Inc.

“Loss” or “Losses” shall mean, with respect to a particular Person, any and all Liabilities, demands, claims, suits, actions, causes of action, awards, judgments, settlements, assessments, losses, Taxes, fines, penalties, damages, interest, costs and/or expenses of any kind sustained or incurred by such Person (including reasonable fees and expenses of attorneys, accountants and other advisors and experts paid in connection with the investigation, prosecution or defense of, and all amounts paid in settlement with respect to, any of the foregoing).

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“Material Adverse Effect” shall mean any event, change, development, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided that no event, change, development, occurrence or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), (b) hostilities (including the conflict between the Russian Federation and Ukraine), acts of war, protests, riots, looting, unrest, sabotage, terrorism, nuclear attack, cyberterrorism or cybercrime or military actions or any escalation or worsening of, or other changes or developments with respect to, any of the foregoing, (c) changes in any financial, debt, credit, capital or banking markets or conditions, including any changes in inflation or operating costs, (d) changes in interest, currency or exchange rates, commodity prices, tariffs or any trade wars, (e) any act of God, hurricane, flood, tornado, fire, explosion, nuclear incident, weather event, earthquake, landslide, other natural disaster, any Contagion Event or other outbreak of illness or public health event (whether human or animal), (f) changes in legal or regulatory conditions, including changes or proposed changes in Legal Requirements (or standards, interpretations or enforcement thereof, including COVID-19 Measures), including in connection with a Contagion Event or the conflict between the Russian Federation and Ukraine, (g) changes in GAAP or other accounting practices, policies or requirements, or standards, interpretations or enforcement thereof, (h) changes in the industries or businesses in which the Business operates, (i) the failure of the Business to meet any internal or published projections, estimates, budgets or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period (it being understood that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (j) any effect resulting from the negotiation, execution, pendency, announcement, performance or consummation of the Transactions or compliance with the express terms of this Agreement or the other Transaction Agreements, including any breach by Purchaser of any of its representations, warranties and obligations under this Agreement or the other Transaction Agreements or the identity of Purchaser or its Affiliates, (k) the effect of any action taken or omission to act by Purchaser, including any communication or disclosure by Purchaser or any of its Affiliates of its plans or intentions with respect to the Business or the Acquired Companies and (l) the effect of any event or action taken or omission to act by Seller or its Affiliates expressly contemplated by this Agreement or with the written consent (or at the written request) of Purchaser; provided, further, however, that to the extent that any event change, development, occurrence or effect in the foregoing clauses (a) through (h) materially and disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries or geographies as the Business operates, then the incremental effect of such event shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Net Working Capital” shall have the meaning set forth on Annex B.

“Net Working Capital Overage” shall mean the amount, if any, by which (a) the Net Working Capital as of the Benchmark Time is greater than (b) the Target Net Working Capital.

“Net Working Capital Underage” shall mean the absolute value of the amount, if any, by which (a) the Net Working Capital as of the Benchmark Time is less than (b) the Target Net Working Capital.

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“Non-Recourse Party” shall mean, with respect to any Person expressly named as a party to this Agreement, any (a) past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, controlling person, Affiliate, agent, attorney, advisor or representative or Affiliate of such party and (b) past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, controlling person, Affiliate, agent, attorney, advisor, successor, assignee or representative or Affiliate of any of the foregoing.

“Non-US Benefit Plan” shall mean each Benefit Plan that provides compensation or benefits to or for the benefit of any current or former Business Employee or individual independent contractor engaged by any Acquired Company located outside of the U.S.

“OPEB Liabilities” shall mean the Liabilities associated with obligations to provide current and former Business Employees and their dependents with post-employment health and welfare benefits.

“Open Source Software” shall mean (a) any Software that contains, or is in any way derived (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or under an “open source,” “copyleft” or similar licensing or distribution model; and (b) any Software that requires as a condition of use, modification or distribution of the Software that the Software or other Software incorporated into, derived from, or distributed with the Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge. Open Source Software includes Software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g. PERL), (C) the Mozilla Public License, (D) BSD licenses, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (G) the Apache Software License, in each case whether or not source code is available or included in such license.

“Order” shall mean any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Owned IP” shall mean the Intellectual Property (a) owned by the Acquired Companies as of the date of this Agreement or (b) owned by Seller or its Controlled Affiliates (other than the Acquired Companies) and transferred to an Acquired Company on or prior to the Closing Date pursuant to the Reorganization.

“Permit” shall mean any permit, license, registration, concession, grant, franchise, certificate, identification numbers, waiver, authorization or approval issued or required by any Governmental Authority under any applicable Legal Requirement.

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“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments or other governmental charges or levies not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and that may thereafter be paid without penalty, (b) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Encumbrances imposed or permitted by Legal Requirements in the ordinary course of business, (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) minor defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, or matters of record, defects or Encumbrances, including those identified on title policies or preliminary title reports, which items (i) do not, individually or in the aggregate, materially impair the continued use, value and/or occupancy of the Real Property to which they relate, (ii) do not secure the payment of a sum of money (other than those not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and that may thereafter be paid without penalty), and (iii) are not violated in any material respect, (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions imposed by a Governmental Authority, (f) Encumbrances imposed on the underlying fee interest (or any other superior interest) of any real property leased or subleased by any Acquired Company or over which any Acquired Company has easement or other similar property rights, (g) rights, terms or conditions of any lease, sublease or other agreement set forth on Schedules 4.11(a) and 4.11(b) of the Seller Disclosure Schedule under which an Acquired Company is a lessor or sublessor, (h) Encumbrances affecting the assets or property of the Business or any Acquired Company that are discharged or released at or prior to the Closing, (i) licenses of Intellectual Property granted in the ordinary course of business and (j) in the case of securities, Encumbrances created under federal, state or foreign securities Legal Requirements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity, including a Governmental Authority.

“Personal Data” shall mean any data or information that identifies or reasonably can be used to identify a natural person or household, including, but not limited to, name, home address, telephone number, fax number, job titles, employee identification numbers, email address, social security number or other government identification number (including state identification number, tax identification number, driver’s license number, or passport number), geolocation and location information, biometric data, medical or health information, birthdates, financial information (including bank account, credit card and debit card information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing MAC addresses, IP addresses, unique device identifiers, serial numbers, Unique Identifier Headers (UDIH), serial numbers, account or authentication credentials, passwords, and any other data or information that is otherwise considered personally identifiable information personal information, or a similar term under Data Protection Law.

“Post-Closing Tax Period” shall mean any Tax period other than a Pre-Closing Tax Period.

“Pre-Closing Tax Period” shall mean, with respect to the Acquired Companies, a Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

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“Pre-Closing Taxes” shall mean (i) all Taxes of each Acquired Company (including Taxes of an affiliated, consolidated, combined, or unitary group comprising solely Acquired Companies) for any Pre-Closing Tax Period; (ii) all Taxes of any Seller for any Tax period, (iii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any member of the Acquired Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law or regulation), other than an affiliated, consolidated, combined, or unitary group comprising solely Acquired Companies (iv) all Taxes of any Person (other than an Acquired Company) imposed on any Acquired Company as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary purpose of which is not Taxes), or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (v) any Taxes attributable to a breach by Seller of any of its covenants set forth in this Article VIII and (vi) any Transfer Taxes allocable to the Seller under Section 8.4.

“Proceeding” shall mean any action, suit, litigation, arbitration, investigation or proceeding (whether civil or criminal) by or before any Governmental Authority.

“Process”, “Processed” or “Processing” shall mean any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

“Public Official” shall mean (i) any officer, employee or representative of any Governmental Authority; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

“Purchaser Designee” shall mean a wholly owned Subsidiary of Purchaser (a) designated by Purchaser to Seller at least two (2) Business Days prior to the Closing Date and (b) formed and resident for tax purposes in a jurisdiction that would not delay consummation of the Transactions or result in any adverse tax consequences to Seller or any Selling Subsidiary.

“Purchaser Fundamental Representations” shall mean the representations and warranties of Purchaser set forth in Section 5.1 (Authority; Enforceability), Section 5.3 (Organization), Section 5.8 (Solvency) and Section 5.9 (Brokers).

“Purchaser Indemnified Parties” shall mean, collectively, Purchaser, the Acquired Companies and Purchaser’s other Affiliates and each of their respective equity holders, directors, managers, officers and employees.

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“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the Transactions.

“R&W Insurance Costs” shall mean all premiums, broker fees and underwriting fees paid at to the Closing to procure the R&W Insurance Policy.

“Real Property” shall mean, collectively, (a) the Owned Real Property and (b) the Leased Real Property.

“Representatives” shall mean, in relation to a Person, its officers, directors, managers, members, employees, agents, financial advisors and Controlled Affiliates.

“Restricted Cash” shall mean any cash and cash equivalents which is (i) held in escrow, (ii) restricted due to letters of credit or (iii) a deposits with a third party (including lease deposits).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including: (a) any Person listed on any applicable U.S. Sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, Entity Lists, maintained by the U.S. Department of Commerce; and the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom; (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by such Person or Persons described in clause (a) or (b).

“Sanctioned Territory” shall mean, at any time, a country, jurisdiction, or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including through the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933.

“Security Breach” shall mean an actual or suspected (a) accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure of, or access to, Personal Data transmitted, stored or otherwise Processed by an Acquired Company or any service provider or vendor Processing data on an Acquired Company’s behalf; and (b) any other broader circumstance defined by applicable Data Protection Law as a “breach,” “data breach,” “personal data breach” or other similar term.

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“Seller Benefit Plan” shall mean each Benefit Plan that is not an Acquired Company Benefit Plan.

“Seller Debt Facilities” shall mean the facilities set forth on Schedule 1.1(g) of the Seller Disclosure Schedule.

“Seller Disclosure Schedule” shall mean the disclosure schedules dated as of the date of this Agreement and delivered by Seller to Purchaser in connection with the execution of this Agreement.

“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 4.1 (Authority; Enforceability), Section 4.2(b)(i) (Non-Contravention; Consents), Section 4.3(a), Section 4.3(b) and Section 4.3(d) (Organization; Acquired Companies), Section 4.4 (Title; Equity Interests) and Section 4.19 (Brokers).

“Seller Group” shall mean Seller and its Controlled Affiliates (other than the Acquired Companies).

“Seller Indemnified Parties” means, collectively, Seller and Seller’s Affiliates and each of their respective equity holders, directors, managers, officers and employees.

“Seller Transitional Trademarks” shall mean the Trademarks set forth on Schedule 7.1 of the Seller Disclosure Schedule.

“Seller’s Knowledge” and similar phrases shall mean the actual knowledge of the individuals set forth on Schedule 1.1(h) of the Seller Disclosure Schedule, after reasonable inquiry.

“Shared Contracts” shall mean the (a) Contracts under which the Business and at least one other business unit of Seller or any of its Controlled Affiliates (other than the Acquired Companies) purchases or sells goods or services on a joint basis or uses goods or services on a joint basis; provided that, subject to clause (b), in no event shall the term “Shared Contracts” include any Contracts for general corporate functions furnished by Seller or its Controlled Affiliates (other than the Acquired Companies), including finance, accounting, tax, human resources, legal, information technology, facilities and security, engineering, procurement and other ancillary or corporate shared services provided by Seller or its Controlled Affiliates (other than the Acquired Companies) or other corporate centralized functional organizations within or controlled by Seller or its Controlled Affiliates (other than the Acquired Companies) and (b) the Specified Shared Contracts.

“Software” shall mean all websites, computer software and firmware (including Source Code, executable code, data, databases, user interfaces and related documentation).

“Source Code” shall mean human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form; and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking, but without the intervening steps of compilation or assembly.

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“Special Indebtedness Amount” shall mean an amount equal to $26,100,000.00. The parties agree that the Special Indebtedness Amount is an aggregate of Liabilities associated with the identified items set forth on Schedule 1.1(i) of the Seller Disclosure Schedule. The parties further agree that notwithstanding anything to the contrary set forth herein, no Liability associated with the identified items set forth on Schedule 1.1(i), shall be included in Indebtedness, Net Working Capital or Transaction Expenses.

“Straddle Period” shall mean any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. The Acquired Companies shall be deemed, for purposes of this Agreement, Subsidiaries of Seller prior to the Closing and Subsidiaries of Purchaser at and after the Closing.

“Target Net Working Capital” shall mean an amount equal to $72,500,000.00.

“Tax” shall mean all forms of taxation of any kind whatsoever imposed by any Tax Authority, including all United States federal, state or local and foreign taxation (including income, value added, occupation, real and personal property, social security, gross receipts, sales, use, good and services, harmonized sales, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, escheat, abandoned and unclaimed property, estimated and other taxes), and including any deemed overpayment or any obligation to repay an amount in respect of CEWS, together with any interest, penalties and additions thereto with respect to any of the foregoing.

“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Proceeding” shall mean any federal, state, local or foreign audit, examination, litigation, adjustment in controversy, or other administrative proceeding or court proceeding relating to Taxes.

“Tax Return” shall mean any report, return, statement, declaration, notice, certificate, election, designation or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax, and shall include any exhibit or supplement thereto and any amendment of any of the foregoing.

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“Transaction Agreements” shall mean this Agreement, the Local Share Transfer Agreements, the Transition Services Agreement and the agreements and instruments executed and delivered in connection with the transactions contemplated by this Agreement, in each case, including all exhibits, annexes and schedules thereto and all amendments thereto made in accordance with the respective terms hereof and thereof.

“Transaction Expenses” shall mean (a) (i) all brokerage fees and expenses, commissions, finders’ fees or financial advisory fees and (ii) the fees and expenses of legal counsel, accountants, consultants and other experts and advisors, in the case of (i) and (ii), as a result of, or in connection with, the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the Transactions, (b) any transaction or retention bonus or enhanced change in control benefit or similar payment or form of compensation that is created, accelerated, accrues or becomes payable by any Acquired Company to any present or former director, shareholder, employee or consultant thereof, including pursuant to any employment agreement, retention agreement, benefit plan or any other Contract, including any Taxes payable by any Acquired Company on any such payment solely as a result of the execution and delivery of this Agreement or any other Transaction Agreement or the consummation of the Transactions and (c) fifty percent (50%) of the R&W Insurance Costs, in the case of (a) and (b), to the extent incurred and unpaid by the Acquired Companies prior to the Closing; provided, however, that, in no event will Transaction Expenses include any amount that is included in the determination of Net Working Capital or Indebtedness.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” shall mean any sales, use, stock transfer, real property transfer, transfer, indirect transfer, goods and services, value-added, stamp, registration, documentary, conveyancing, recording or similar duties or taxes, together with any interest thereon, and any penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” shall mean an intentional action or failure to act by one of the parties that constitutes a material breach of this Agreement, and such action was taken or such failure to act occurred with such party’s knowledge, or in circumstances where such party should reasonably have known, that such action or failure to act constituted a material breach of this Agreement.

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Article II

THE TRANSACTIONS

2.1            Sale and Purchase of the Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the Selling Subsidiaries to, sell, transfer, convey, assign and deliver to Purchaser (or a Purchaser Designee), and Purchaser (or a Purchaser Designee) shall purchase from Seller and the Selling Subsidiaries, all of Seller’s and the Selling Subsidiaries’ respective rights, title and interest in and to the Equity Interests.

2.2            Purchase Price. The aggregate consideration to be paid by Purchaser (on its own behalf or on behalf of any Purchaser Designees) to Seller and the Selling Subsidiaries for the purchase of the Equity Interests shall be an amount in cash equal to (a) $750,000,000.00 (the “Base Price”), plus (b) the Net Working Capital Overage (if any), minus (c) the Net Working Capital Underage (if any), plus (d) Cash as of immediately prior to the Closing, minus (e) Indebtedness as of immediately prior to the Closing, minus (f) Transaction Expenses as of immediately prior to the Closing minus (g) the Special Indebtedness Amount (the amount calculated pursuant to this sentence, the “Purchase Price”).

2.3            Closing Purchase Price. Not less than three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (a) Cash as of immediately prior to the Closing, (b) Indebtedness as of immediately prior to the Closing, (c) Net Working Capital as of the Benchmark Time, (d) Transaction Expenses as of immediately prior to the Closing and (e) the resulting calculation of the Purchase Price (such amount, the “Closing Purchase Price”), in the case of each of (a) through (e), prepared in accordance with this Agreement, including the Accounting Principles. During the period after delivery of the Estimated Closing Statement and prior to the Closing, Purchaser and its Representatives shall (i) be permitted reasonable access, during normal business hours and without undue interruption of the business of Seller and its Affiliates to review the Acquired Companies’ books and records (including work papers, schedules memoranda and other documents but excluding attorney-client privileged communications and books and records where access to such books and records is prohibited by applicable Legal Requirements) pertaining to or used in connection with the preparation of the Estimated Closing Statement. Seller shall consider in good faith any reasonable comments made by Purchaser in respect of the computations of set forth in the Estimated Closing Statement; provided that the failure of Seller to implement any comments made by Purchaser for any reason shall not delay or otherwise prevent the Closing, and, to the extent of any dispute regarding Purchaser’s comments, Seller’s computations shall be conclusive for purposes of determining the Closing Purchase Price, but shall be subject to adjustment, and the right of Purchaser to raise any objections thereto, after the Closing pursuant to Section 2.4.

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2.4            Post-Closing Adjustment.

(a)            As soon as practicable after the Closing Date but in no event later than ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a written statement (the “Post-Closing Statement”) setting forth Purchaser’s good faith calculation of (i) Cash as of immediately prior to the Closing (the “Preliminary Cash”), (ii) Indebtedness as of immediately prior to the Closing (the “Preliminary Indebtedness”), (iii) Transaction Expenses as of immediately prior to the Closing (the “Preliminary Transaction Expenses”), (iv) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”) and (v) the resulting calculation of the Purchase Price (such amount, the “Preliminary Closing Purchase Price”), together with reasonable supporting detail and documentation, in the case of each of (i) through (v), prepared in accordance with this Agreement, including the Accounting Principles. Purchaser shall not amend, supplement or modify the Post-Closing Statement following delivery to Seller.

(b)            Upon receipt of the Post-Closing Statement, Seller shall have sixty (60) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Cash, the Preliminary Indebtedness, the Preliminary Transaction Expenses, the Preliminary Net Working Capital and the Preliminary Closing Purchase Price. Following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.4(d), Seller, its Affiliates, and its and their respective Representatives, accountants, advisors and other representatives shall be permitted, reasonably, to access and review the books, records and work papers of the Acquired Companies and Purchaser that are reasonably related to the calculations of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and Purchaser shall, and shall cause its Affiliates and its and their respective Representatives, accountants, advisors and other representatives to, cooperate with and assist Seller, its Affiliates, and its and their respective Representatives, accountants, advisors and other representatives in connection with such review, including by providing reasonable access to such books, records and work papers and making available personnel to the extent reasonably requested, in each case, upon reasonable notice and during normal business hours. If Seller has accepted the Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection of Seller to such Post-Closing Statement, specifying in reasonable detail the basis for such objection and Seller’s proposed modifications to the Post-Closing Statement (such notice, the “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties and not subject to review or appeal, and shall be deemed the Final Closing Statement for purposes of Section 2.4(d).

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(c)            In the event that Seller delivers a Statement of Objections to Purchaser prior to the expiration of the Review Period, Seller and Purchaser shall negotiate in good faith to resolve any such objection within thirty (30) days following the receipt by Purchaser of the Statement of Objections (the “Consultation Period”). Any items not included in the Statement of Objections shall be final and binding upon the parties and not subject to review or appeal, and shall be deemed included in the Final Closing Statement for purposes of Section 2.4(d). If Seller and Purchaser reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed upon shall be final and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.4(d). If Seller and Purchaser are unable to reach an agreement in writing as to any such objections within the Consultation Period, then either Seller or Purchaser may submit such matter to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unable or unwilling to serve in such capacity, such other independent accounting firm of national reputation as shall be agreed upon in writing by Seller and Purchaser (the “Settlement Accountant”), for resolution of those items on the Statement of Objections that remain in dispute (the “Disputed Items”). If, within ten (10) Business Days after the date PricewaterhouseCoopers informs Seller and Purchaser that it is unable or unwilling to serve as the Settlement Accountant, Seller and Purchaser cannot mutually agree on an alternate independent accounting firm to serve as the Settlement Accountant, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one (1) such firm and those two (2) firms shall, within fifteen (15) Business Days after their selection, select a third (3rd) such firm to serve as the Settlement Accountant. If requested by the Settlement Accountant, each of Seller and Purchaser shall enter into a customary engagement letter with the Settlement Accountant and provide customary indemnities in favor of the Settlement Accountant. The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items. If any Disputed Item is referred to the Settlement Accountant, Seller, on the one hand, and Purchaser, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Settlement Accountant and each other within fifteen (15) Business Days after the date the Settlement Accountant is retained. Each of Seller and Purchaser shall have ten (10) Business Days after receipt of the other party’s written report to deliver to the Settlement Accountant and each other one written rebuttal thereto (if applicable). The Settlement Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Seller or Purchaser or less than the smallest value for such Disputed Item claimed by either Seller or Purchaser. Seller and Purchaser shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the later of the submission of the (i) written reports and (ii) written rebuttals, if any. The Settlement Accountant’s review and determination shall be (A) limited only to the Disputed Items, (B) based solely on such reports, rebuttals and supporting information submitted by Seller and Purchaser and the terms of this Agreement including the Accounting Principles (i.e., not on the basis of an independent review), and (C) in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles, and consistent with the definitions of Cash, Indebtedness, Transaction Expenses and Net Working Capital contained herein. Neither Seller nor Purchaser shall authorize the Settlement Accountant to modify or amend any term or provision hereof or modify items previously agreed in writing between Seller and Purchaser. During the review by the Settlement Accountant, each of Seller and Purchaser shall, and shall cause its respective Subsidiaries and its and their respective Representatives, accountants, advisors and other representatives to, each make available to the Settlement Accountant interviews with such personnel, and such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Section 2.4(c); provided that the accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Settlement Accountant has signed a customary agreement relating to such access to work papers. A copy of all materials submitted to the Settlement Accountant shall be provided by Seller or Purchaser, as applicable, to the other party in the dispute concurrently with the submission thereof to the Settlement Accountant; provided that the accountants of Seller or Purchaser, as applicable, shall not be obliged to make any work papers available to the other party except in accordance with such accountants’ normal disclosure procedures and then only after such other party has signed a customary agreement relating to such access to work papers. Neither Seller nor Purchaser may disclose to the Settlement Accountant, and the Settlement Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Seller or Purchaser unless otherwise agreed by Seller and Purchaser. Neither Seller nor Purchaser shall communicate with the Settlement Accountant unless the other party is present or party to such communication. The Settlement Accountant shall have exclusive jurisdiction over, and resort to the Settlement Accountant as provided in this Section 2.4(c) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the calculation of, and any adjustments to, the Purchase Price. The final determination with respect to all Disputed Items shall be set forth in a written statement by the Settlement Accountant delivered to Seller and Purchaser and, absent mathematical or manifest error raised within five (5) Business Days of the Settlement Accountant’s determination and promptly resolved by the Settlement Accountant in its sole discretion, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 13.8. The costs and expenses of the Settlement Accountant shall be borne by Seller and Purchaser in inverse proportion to the difference between the Settlement Accountant’s determination of the Purchase Price and the determination of the Purchase Price claimed by Seller and Purchaser. For example, if Purchaser claims that the Purchase Price is, in the aggregate, $1,000 greater than the amount determined by Seller and if the Settlement Accountant ultimately resolves the dispute by awarding to Purchaser an aggregate of $300 of the $1,000 contested, then the costs and expenses of the Settlement Accountant will be allocated 30% to Seller and 70% to Purchaser.

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(d)            The Post-Closing Statement as agreed to by Seller and Purchaser or as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and (i) the Cash set forth on such Final Closing Statement shall be deemed the final Cash, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (iii) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses, (iv) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital and (v) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).

(e)            In the event that the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), Purchaser shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, with Seller, by wire transfer of immediately available funds, an amount equal to the Final Overage.

(f)             In the event that the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), Seller shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, with Purchaser, by wire transfer of immediately available funds, an amount equal to the Final Underage.

(g)            The parties agree to treat for all applicable income Tax purposes any adjustment as determined pursuant to this Section 2.4 as an adjustment to the Purchase Price.

(h)            The process set forth in this Section 2.4 shall be the sole and exclusive remedy of Seller and its Controlled Affiliates and Purchaser and its Affiliates for any disputes related to the Purchase Price, Closing Purchase Price, Preliminary Closing Purchase Price, Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.

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2.5            Allocation of the Purchase Price. No later than ninety (90) days after the Closing Date, Seller shall deliver to Purchaser for Purchaser’s review and comment an allocation of the Preliminary Closing Purchase Price or, to the extent it has been finally determined in accordance with Section 2.4, the Final Purchase Price, among the purchased Equity Interests, with further allocations among the assets of each Acquired Company, consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Preliminary Allocation”). Purchaser will have a period of thirty (30) days after its receipt of the Preliminary Allocation to review and to notify Seller of any disputes regarding the Preliminary Allocation (such notice, the “Purchaser Allocation Notice”). If a Purchaser Allocation Notice is duly delivered, Seller and Purchaser shall negotiate in good faith to resolve any disputes with respect to the Preliminary Allocation. If the parties are unable to resolve any such dispute within thirty (30) days after Seller’s receipt of the Purchaser Allocation Notice, the parties shall submit such dispute to the Settlement Accountant for resolution in accordance with the procedures set forth in Section 2.4(c), applied mutatis mutandis. The Preliminary Allocation, if accepted by Purchaser in writing or if no Purchaser Allocation Notice has been timely delivered, or the Preliminary Allocation as adjusted pursuant to any agreement between Seller and Purchaser or a determination by the Settlement Accountant (the “Final Allocation”) shall be conclusive and binding on Seller and Purchaser. Each of Seller and its Controlled Affiliates, and Purchaser and its Affiliates, shall (a) prepare and file all applicable Tax Returns, including applicable IRS Forms 8594, on a basis consistent with the Final Allocation and (b) not take any position in any Tax Proceeding inconsistent with the Final Allocation, except as otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code (and any similar provision under any state, local or foreign law). To the extent the portion of the Final Purchase Price that is allocable to Equity Interests sold by a Selling Subsidiary in accordance with the Final Allocation is received by Seller pursuant to Section 3.4, such portion shall be treated as having been received by Seller as agent, and on behalf, of such Selling Subsidiary.

2.6            Withholding. Notwithstanding any other provision in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any amount otherwise deliverable to Seller pursuant to this Agreement, such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under applicable Legal Requirement; provided that if Purchaser becomes aware of any obligation to withhold, it shall provide reasonable advance notice to Seller of the amounts subject to withholding and provide Seller with a reasonable opportunity to deliver any forms, documentation or other evidence that would reduce or eliminate such withholding Tax under Legal Requirements and shall reasonably cooperate with Seller in connection therewith. Purchaser shall use commercially reasonable efforts to cooperate with Seller to reduce or eliminate any such withholding Tax in a manner consistent with applicable Legal Requirements. To the extent any amounts are deducted and withheld by Purchaser under this Section 2.6 and paid over to the applicable Governmental Authority in accordance with the applicable Legal Requirements, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

CLOSING AND CLOSING DELIVERIES

3.1            Closing; Time and Place. The closing of the Transactions (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), 155 North Wacker Drive, Chicago, Illinois 60606 (which Closing may occur by electronic exchange of documents), at 10:00 a.m. Eastern time on the third (3rd) Business Day after the date on which all of the Closing Conditions are satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place as Seller and Purchaser may agree in writing; provided, that in no event shall Purchaser be required to effect the Closing prior to February 15, 2023. The date on which the Closing occurs is referred to herein as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, all matters at the Closing will be considered to take place simultaneously.

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3.2            Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser (or a Purchaser Designee, as applicable):

(a)            certificates evidencing the Equity Interests to the extent that such Equity Interests are in certificate form, duly endorsed in blank or with stock powers or a similar instrument of transfer duly executed in proper form for transfer;

(b)            a duly executed counterpart to a transition services agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”);

(c)            the certificate required to be delivered by Seller pursuant to Section 10.1(c);

(d)            IRS Forms W-9 duly executed by Seller and any Selling Subsidiary that is a “U.S. person” for United States federal income tax purposes, and with respect to any other Selling Subsidiary, a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c), duly executed by such Selling Subsidiary, certifying that none of the assets conveyed or deemed conveyed by it pursuant to this Agreement is a “United States real property interest” as defined in Section 897 of the Code and the Treasury Regulations thereunder;

(e)            the Seller Debt Facility Releases;

(f)             other than in respect of the Seller Debt Facilities, customary payoff letters in form and substance reasonably satisfactory to Purchaser from the holders (other than one or more Acquired Companies) of any indebtedness for borrowed money of the Acquired Companies incurred after the date of this Agreement and prior to the Closing and that remains outstanding as of the Closing, if any, (i) reflecting the amounts (including any early termination fees) required in order to pay in full all such indebtedness outstanding as of the Closing and (ii) provide that, upon payment in full of the amounts indicated, any related Encumbrances with respect to the assets of the Acquired Companies shall be terminated; and

(g)            a secretary’s certificate of each Acquired Equity Company, duly executed by such secretary, dated as of the Closing Date, certifying as to true and correct copies of the organizational documents of such Acquired Equity Company and each of its Subsidiaries.

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3.3            Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(a)            by wire transfer of immediately available funds, the Closing Purchase Price to the account(s) designated by Seller in accordance with Section 3.4;

(b)            a duly executed counterpart to the Transition Services Agreement;

(c)            the certificate required to be delivered by Purchaser pursuant to Section 10.2(c); and

(d)            a promissory note with an original principal amount of $11,500,000.00 in the form attached hereto as Exhibit C (the “Subordinated Note”), issued by Purchaser in favor of Seller, duly executed by BL Memorial Partners Midco, LLC, a Delaware limited liability company and owner of one hundred percent (100%) of the outstanding equity interests of Purchaser, and dated as of the Closing Date.

3.4            Payment Mechanics. Any payment to be made pursuant to this Agreement by Purchaser shall be made to the designee and bank account or accounts designated by Seller in writing to Purchaser on or before the second (2nd) Business Day prior to the due date for payment. Any payment to be made pursuant to this Agreement by Seller shall be made to the bank account designated by Purchaser in writing to Seller on or before the second (2nd) Business Day prior to the due date for payment. Unless otherwise agreed in writing by Seller and Purchaser, any payments by wire transfer under this Agreement shall be in immediately available funds. All payments shall be made by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation.

3.5            Local Share Transfer Agreements. Local Share Transfer Agreements. The transfer of each Acquired Company organized in a jurisdiction in which local Legal Requirements require specified formalities or other procedures to be observed to legally effect a transfer of such Acquired Company shall be effected pursuant to one or more short-form acquisition agreements or other instruments of transfer (the “Local Share Transfer Agreements”) on a country-by-country basis. Each Local Share Transfer Agreement shall be in a form mutually agreed by Seller and Purchaser and consistent with and as close as reasonably possible to the applicable terms of this Agreement; provided that, in each case, the Local Share Transfer Agreements shall serve purely to effect the legal transfer of the applicable Acquired Company and shall not have any effect on the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, or in any way modify, amend or constitute a waiver of, any provision of this Agreement or any other Transaction Agreement. The parties (or their applicable Affiliates) shall enter into the Local Share Transfer Agreements as soon as reasonably practicable after the date hereof and not later than the Closing. To the extent any Local Share Transfer Agreement is required under applicable Legal Requirements to provide specified amounts attributable to the balances for the equity interests to be transferred pursuant to such Local Share Transfer Agreement, the parties or their applicable Affiliates shall, upon the written request of the other party, amend such Local Share Transfer Agreement following the Closing Date to reflect such amounts as finally determined between the parties pursuant to Section 2.5 and, if necessary, resubmit such Local Share Transfer Agreement to the applicable Tax Authority.

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Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (other than in the case of any representation and warranty that is made as of a specific date) as follows:

4.1            Authority; Enforceability.

(a)            Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller and such authorization has not been subsequently modified or rescinded.

(b)            This Agreement has been duly and validly executed and delivered by Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Purchaser, a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Agreement to which Seller is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

4.2            Non-Contravention; Consents.

(a)            The execution and delivery of this Agreement by Seller, and each other Transaction Agreement to which Seller is a party by Seller, does not, and the performance of this Agreement by Seller, and each other Transaction Agreement to which Seller is a party by Seller, will not, require any Consent or Permit of, filing with, or notification to, any Governmental Authority, except (i) under applicable Antitrust Laws, (ii) under the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) compliance with any Permits relating to the Business, (iv) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the Business and (v) those required solely by reasons of the regulatory status or operations of Purchaser or its Affiliates.

(b)            Assuming the Consents, Permits, filings and notifications referred to in Section 4.2(a) are obtained or made, the execution and delivery by Seller of this Agreement and each other Transaction Agreement to which Seller is a party, and the consummation of the Transactions, will not (i) conflict with or violate any provision of the organizational documents of Seller, the Selling Subsidiaries or any applicable Acquired Companies or (ii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any Material Contract.

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4.3            Organization; Acquired Companies.

(a)            Seller is duly incorporated, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, except as would not reasonably be expected to materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing in all material respects its obligations hereunder. Seller has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing in all material respects its obligations hereunder.

(b)            Each of the Acquired Companies (i) is duly organized, incorporated or formed, validly existing and in good standing (to the extent such concept is recognized) under the Legal Requirements of the jurisdiction of its organization, incorporation or formation, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, and (ii) has all necessary organizational power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to be, material to the Business.

(c)            Schedule 4.3(c) of the Seller Disclosure Schedule sets forth the names of each Acquired Company, the jurisdiction in which each such Acquired Company is organized and the equity ownership thereof, in each case, as of the date of this Agreement. The Acquired Companies do not own, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives in any Person (other than the Acquired Companies) as of the date of this Agreement.

(d)            All of the outstanding issued share capital, shares or membership interests, other equity rights, interests or other securities of each Acquired Company as of the Closing shall be duly and validly issued and outstanding, fully paid and non-assessable and legally and beneficially owned, directly or indirectly, by Seller and the Selling Subsidiaries, as applicable, free and clear of all Encumbrances (other than Permitted Encumbrances).

(e)            None of the Acquired Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(f)             Seller has made available to Purchaser accurate and complete copies, in all material respects, of the organizational documents of each Acquired Company as in effect as of the date of this Agreement.

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4.4            Title; Equity Interests.

(a)            Seller and the Selling Subsidiaries, as applicable, are the record and beneficial owners of all of the outstanding Equity Interests, have good and valid title to the Equity Interests and have full power and authority to transfer and deliver to Purchaser (or a Purchaser Designee) the Equity Interests free and clear of all Encumbrances (other than Permitted Encumbrances). Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller or any of its Controlled Affiliates have granted any option, warrant or other right to any Person to acquire or vote any Equity Interests.

(b)            The Equity Interests are duly authorized, validly issued, fully paid and nonassessable and owned by Seller and the Selling Subsidiaries, as applicable, free and clear of all Encumbrances, except for (i) Permitted Encumbrances and (ii) those Encumbrances that will be released on or prior to the Closing Date.

(c)            There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Equity Company is or may become obligated to issue, sell, purchase, return or redeem any Equity Interests. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Acquired Equity Companies. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the Equity Interests.

4.5            Financial Information; Liabilities.

(a)            Schedule 4.5(a) of the Seller Disclosure Schedule sets forth combined balance sheets of the Business as of September 30, 2022 and September 30, 2021, and the related combined statements of operations, comprehensive income, invested equity, and cash flows of the Business for each of the three (3) years in the period ended September 30, 2022, (collectively, the “Audited Financial Statements”). Subject to the qualifications set forth in Section 4.5(b), the Audited Financial Statements (i) have been prepared in good faith and in accordance with GAAP, (ii) present fairly in all material respects, taken as a whole, the financial condition and results of operations of the Business as of the dates therein specified and (iii) have been derived from books and records that are regularly maintained by management of the Acquired Companies.

(b)            The Audited Financial Statements are limited by the fact that the Business has not operated as a separate “stand-alone” entity apart from Seller. In certain operational areas, the Business is dependent upon centralized functional activities of Seller or its Controlled Affiliates.

(c)            There are no material Liabilities of the Acquired Companies other than such Liabilities (i) that are adequately reflected or reserved against in the Audited Financial Statements, (ii) incurred in the ordinary course of business since September 30, 2022, (iii) arising out of, relating to or resulting from the Transactions or the announcement, negotiation, execution or performance of this Agreement or the other Transaction Agreements, (iv) that have been (or will be prior to the Closing) discharged or paid off or (v) for executory obligations under a Contract (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach thereof by any Acquired Company) entered into in the ordinary course of business. There are no Liabilities with respect to the Dormant Entities.

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4.6            Absence of Certain Changes.

(a)            The Business has been conducted in the ordinary course in all material respects, except (i) in response to any COVID-19 Measures or otherwise arising out of, relating to or resulting from any Contagion Event, (ii) in connection with the Transactions, the negotiation and execution of this Agreement and the other Transaction Agreements and the Reorganization and (iii) as otherwise contemplated by this Agreement, since September 30, 2022, through the date of this Agreement.

(b)            Since September 30, 2022, through the date of this Agreement, except in response to any COVID-19 Measures or otherwise arising out of, relating to or resulting from any Contagion Event or arising out of, relating to or resulting from the Reorganization, the Business has not suffered any change in its business, operations or financial position which changes have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            Except as set forth on Schedule 4.6(c) of the Seller Disclosure Schedule, since September 30, 2022 through the date of this Agreement, there has not been any action taken by Seller or its Affiliates that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of clauses (i)-(xix) of Section 6.1(a) (taking into account Sections 6.1(b), (c) and (d)).

4.7            Compliance with Legal Requirements. Since January 1, 2018 through the date of this Agreement, the Acquired Companies (a) have been in material compliance with applicable Legal Requirements and (b) have not received any written notice from any Governmental Authority alleging that any Acquired Company is in material violation of any applicable Legal Requirement. The Acquired Companies own, hold, possess or lawfully use in the operation of the Business all material Permits that are necessary to conduct the Business as conducted as of the date of this Agreement.

4.8            Material Contracts.

(a)            Schedule 4.8(a) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all of the following Contracts to which any Acquired Company is a party or to which Seller or any of its Controlled Affiliates is a party that is a Shared Contract or exclusively relates to the Business and that are, in each case, in effect and not entirely fulfilled or performed as of the date of this Agreement (other than Real Property Leases, Benefit Plans and Contracts that will terminate prior to or as of the Closing) (collectively, the “Material Contracts”):

(i)            any Contract with a Key Customer (collectively, the “Key Customer Contracts”);

(ii)           any Contract with a Key Vendor (collectively, the “Key Vendor Contracts”);

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(iii)          any Contract that requires Seller or any of its Controlled Affiliates to deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price in excess of $500,000 individually or in the aggregate per annum;

(iv)          any Contract that relates to an acquisition or divestiture of assets with a purchase price in excess of $500,000 that is material to the operation of the Business, taken as a whole, and that contains covenants, indemnities or other obligations that remain in effect and would reasonably be likely to be material to the Business, taken as a whole;

(v)           any Contract relating to indebtedness for borrowed money;

(vi)          any joint venture Contracts;

(vii)         any Contract pursuant to which (A) an outbound license is granted or (B) an inbound license is granted, in each case to any Intellectual Property material to the Business, other than Contracts (1) concerning generally commercially available software, services, hardware or other technology and similar agreements entered into in the ordinary course of business, (2) in which grants of rights to use Intellectual Property are incidental to and not material to performance under the Contract, (3) with customers that are non-exclusive and entered into in the ordinary course of business or (4) with contractors or employees in the ordinary course of business; or

(viii)        any Contract limiting or restraining in any material respect Seller or any of its Controlled Affiliates from competing with any Person in any location or in any business.

(b)            As of the date of this Agreement, (i) each of the Material Contracts is in full force and effect with respect to Seller or its Controlled Affiliate that is party to such Material Contract, as applicable, and, to Seller’s Knowledge, with respect to each other party thereto, (ii) there exists no default under any such Material Contracts by any Acquired Company or, to Seller’s Knowledge, any other party to such Material Contracts or any event that will create a default thereunder by any Acquired Company and (iii) there exists no actual or, to Seller’s Knowledge, threatened termination or cancellation of any Material Contract. Seller has made available to Purchaser an accurate copy of each Material Contract that is in effect as of the date of this Agreement.

4.9            Litigation. As of the date of this Agreement, there is no Proceeding pending, or, to Seller’s Knowledge, threatened in writing, against any Acquired Company, or arising out of, relating to or resulting from the Business, other than any Proceedings by an Acquired Company to collect on amounts owed in the ordinary course of business, that (a) involves a claim for alleged damages in excess of $100,000 or (b) involves a claim for an unspecified amount or injunctive relief.

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4.10          Intellectual Property.

(a)            Schedule 4.10(a) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all United States and non-United States (i) issued Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications, and (iv) Domain Names, in the case of each of (i), (ii), (iii) and (iv), that constitute Owned IP (such Intellectual Property, the “Company Registered IP”). For each item of Intellectual Property, Schedule 4.10(a) sets forth the registration, patent, serial and/or application number, if any, and the Governmental Authority or other entity or jurisdiction with which any such application has been filed and/or which has issued, reissued and/or renewed any such patent or registration.

(b)            Schedule 4.10(b) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material contracts and agreements by which any one of the Acquired Companies has been granted the right to use any Intellectual Property owned by any third party (including but not limited to licenses and consents), other than licenses for off-the-shelf or other readily available commercial Software acquired for or having a replacement cost less than $250,000 (each, an “Intellectual Property License”). For each Intellectual Property License, the Acquired Companies have provided to the Purchaser complete copies of all Intellectual Property Licenses, including all written modifications and amendments. No Acquired Company nor, to the Seller’s Knowledge, any other party to an Intellectual Property License is in material breach of or default under (or is alleged to be in material breach or default under) or has provided or received any written notice of material breach or default of or any intention to terminate, any Intellectual Property License. Each Intellectual Property License is binding on the Acquired Company named as a party thereto in accordance with its terms and is in full force and effect except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. To the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property License or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c)            All Company Registered IP is subsisting, and other than applications for registration, valid and enforceable, all renewal and other maintenance filings and fees with respect thereto have been made and paid, all other maintenance actions have been taken, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business. As of the Closing Date, the Acquired Companies will solely and exclusively own and possess all right, title and interest in and to each item of material Owned IP, free of all Encumbrances other than Permitted Encumbrances.

(d)            The Acquired Companies own all right, title and interest in, or have a valid and enforceable written license to use in the Business all material Intellectual Property necessary to conduct the Business of the Acquired Companies as conducted immediately before the date of this Agreement, free and clear of all Encumbrances other than Permitted Encumbrances.

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(e)            As of the date of this Agreement, no Proceeding is pending, or threatened in writing, against any Acquired Company alleging that any Acquired Company is infringing, misappropriating or otherwise violating any Person’s Intellectual Property, and to Seller’s Knowledge there is no valid basis for any claim or allegation of infringement, misappropriation or violation. Since January 1, 2018 through the date of this Agreement, no Acquired Company has received an unsolicited offer of license to any third party’s Intellectual Property. The conduct of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect.

(f)             As of the date of this Agreement, no Proceeding is pending or threatened, in writing, by any Acquired Company, alleging that any Person is infringing, misappropriating or otherwise violating any Owned IP. To Seller’s Knowledge, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, no Person is infringing, misappropriating or otherwise violating any Owned IP.

(g)            The Acquired Companies have taken commercially reasonable measures to safeguard and maintain in confidence all Trade Secrets that constitute Owned IP and that are material to the operation of the Business as conducted as of the date of this Agreement and there has not been any material release, publication, disclosure or other dissemination of confidential and proprietary information and materials except as permitted under confidentiality and non-disclosure agreements or similar obligations between an Acquired Company and its Representatives or third parties.

(h)            No (i) government funding or (ii) facilities of a university, college or other educational institution or research center were used in the development of any material Owned IP. To the Seller’s Knowledge, no current or former employee of any Acquired Company who was involved in, or who contributed to, the creation or development of any material Owned IP has performed services for any government, university, college or other educational institution or research center while the employee was also performing such services for any Acquired Company.

(i)             No Acquired Company is obligated under any Contract or otherwise to pay material royalty, honorarium or license fees for the use of any Intellectual Property, including but not limited to payments to any officer, director, manager, member or employee of any Acquired Company, and the execution and delivery of this Agreement.

(j)             Each Acquired Company has written agreements with and executed by all Persons employed or engaged by such Acquired Company to conceive, create, develop or modify any Intellectual Property owned or purported to be owned by such Acquired Company (including, for the avoidance of doubt, Software developed by or on behalf of such Acquired Company) by which such Acquired Company has been assigned all right, title and interest in and to such Person’s rights, including intellectual property rights, arising in such Owned IP, including but not limited to invention, assignment, confidentiality, or non-disclosure agreements in the form previously delivered to the Purchaser or similar obligations by operation of law.

(k)            The Acquired Companies have established and maintained, and at all times since January 1, 2018, have complied in all material respects with, a written information security program or programs covering each of the Acquired Companies that is comprised of organizational, physical, administrative and technical safeguards and controls designed to protect the security, confidentiality, integrity and availability of the Company IT Systems, all Personal Data held or Processed by or on behalf of the Acquired Companies, and any other confidential or proprietary business information held by the Acquired Companies, against Security Breaches, corruption, loss or other misuse or unauthorized release, publication, disclosure or other dissemination. The privacy program includes (i) the appointment of qualified personnel to govern the administration of the privacy and security compliance program and (ii) processes to respond to consumer-related requests regarding the Processing of Personal Data.

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(l)             No Company IT System: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of that Company IT System; or (ii) fails to comply, or would cause any one of the Acquired Companies to fail to comply, with any applicable warranty or other contractual commitment relating to any services, in any material respect, rendered or products offered by any one of Acquired Companies. No Company IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (x) disrupting, disabling, harming or otherwise impeding in any way the operation of, or providing unauthorized access to, a computer system or network or other device on which the code is stored or installed; or (y) damaging or destroying any data or file without the user’s consent, in the case of each of (x) and (y), in any material respect.

(m)           No Owned IP comprising Software (“Owned Software”) incorporates or comprises or is distributed with any Open Source Software or is otherwise subject to the provisions of any “open source” license, in each case that requires the distribution of Source Code of Owned Software in connection with the use or distribution of such Owned Software in object code form. None of the Acquired Companies have disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any Source Code of any Owned Software (other than to a consultant or contractor of the Acquired Companies).

(n)            Each Acquired Company has, at all times since January 1, 2018, collected and Processed Personal Data in compliance with its own binding internal policies and procedures, and its published or posted privacy policies, terms of use and other binding terms or policies, including those that are displayed on applicable websites or otherwise provided to consumers, with respect to data privacy or data security (collectively, the “Privacy Policies”).

(o)            There have not been any instances, occurrences, or incidents of, or third-party claims, since January 1, 2018 through the date of this Agreement, alleging, (a) a Security Breach, (b) unauthorized access to, or unauthorized use of, any Company IT Systems, or other technology necessary for the operations of the Acquired Companies, or (c) any unauthorized access to, or acquisition of, any confidential or proprietary data or any other such information collected, maintained or stored by any Acquired Company, or to Seller’s Knowledge by any third-party service provider on behalf of the Acquired Companies, in the case of each of (a), (b) and (c), in any material respect.

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(p)            Since January 1, 2018, each of the Acquired Companies has at all times taken all necessary steps for the international transfer of any Personal Data under its control and has at all times only transferred or Processed Personal Data, whether internally or externally, with Affiliates or third parties in compliance with all Privacy Requirements and all Privacy Policies comply with all Privacy Requirements.

(q)            Each of the Acquired Companies is and, since January 1, 2018, has been in compliance, in all material respects, with all applicable Legal Requirements, including Data Protection Laws, with respect to data privacy, data security, required notifications of Security Breaches, if any, the privacy of Representatives, users, visitors and customers, or the collection, use, storage, distribution, handling, Processing, transfer or disclosure (whether electronically or in any other medium) of any Personal Data or other private information (collectively, the “Privacy Requirements”).

(r)             As of the date of this Agreement, no claims are currently pending or, to the Seller’s Knowledge, are threatened against any Acquired Company by any Person alleging a violation of any Privacy Requirements. To the Seller’s Knowledge, since January 1, 2018 through the date of this Agreement, the Acquired Companies have not received any subpoenas, complaints, demands, inquiries (whether formal or informal), or other written notices from any governmental authority investigating, inquiring into, or otherwise relating to any actual, alleged or potential violation of any Privacy Requirements or with respect to an Acquired Company’s Processing of Personal Data, and no governmental authority is investigating, auditing or inquiring of the Acquired Companies, or has identified an Acquired Company, as a target or subject of any investigation, audit, or inquiry, for any actual, alleged or potential violation of any Privacy Requirement, nor has any written notice, complaint, claim, enforcement action, subpoena, or litigation of any kind been served on, or initiated against, an Acquired Company under any Privacy Requirement by any third party.

(s)            The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively and reasonably all information technology operations necessary to conduct the Business as now conducted. Since January 1, 2020, the Company IT Systems have not suffered any failures, errors or breakdowns or otherwise malfunctioned or failed resulting in a material disruption of the conduct of the Business. Each of the Acquired Companies have in place commercially reasonable data storage, system redundancy and disaster recovery programs.

4.11          Real Property.

(a)            Schedule 4.11(a) of the Seller Disclosure Schedule sets forth a list of addresses of all real property owned in fee by an Acquired Company as of the date of this Agreement (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”), together with the fee owner. The applicable Acquired Company has good and valid fee title to the applicable Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Other than the Acquired Companies or as set forth on Schedule 4.11(a) of the Seller Disclosure Schedule, (i) there are no parties in possession of the Owned Real Property or any material portion thereof and (ii) to the Knowledge of Seller, there are no parties having any outstanding option, right of first offer or first negotiation or right of first refusal or other similar rights to purchase or lease the Owned Real Property or any material portion thereof or material interest therein.

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(b)            Schedule 4.11(b) of the Seller Disclosure Schedule sets forth by address a list of all real property leases and subleases under which an Acquired Company is a lessee or sublessee that are, in each case, in effect as of the date of this Agreement (any such lease or sublease, individually, and together with all material amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto, a “Real Property Lease,” and such leased properties, together with all easements and other rights and interests of the lessee appurtenant thereto, the “Leased Real Property”). Each Real Property Lease is a valid and binding obligation of the Acquired Company party thereto, subject to the Bankruptcy and Equity Exception. Seller has made available to Purchaser accurate and complete copies of the Real Property Leases as in effect as of the date of this Agreement. The Real Property Leases and Leased Real Property constitute valid leasehold interests and are free and clear of all Encumbrances other than the Permitted Encumbrances. Except as set forth on Schedule 4.11(b) of the Seller Disclosure Schedule and subject to Permitted Encumbrances, (i) each of the applicable Acquired Companies has, in all material respects, exclusive, quiet possession and quiet enjoyment of the Leased Real Property and all rights, servitude, and privileges belonging or appertaining thereto, (ii) none of the Acquired Companies has subleased, encumbered or subject to licenses, permits, occupancy or tenancy agreements of any kind the right to use or occupy any material portion of any Leased Real Property to any Person, and (iii) no Affiliate of any Acquired Company and/or the Seller is the owner or lessor of any Leased Real Property.

(c)            As of the date of this Agreement, no Acquired Company has received any written notice of any default or event that, with or without notice, lapse of time or both, would constitute a default by such Acquired Company under any of the Real Property Leases. No Acquired Company is in default or breach (after the expiration of any notice or cure period) under any Real Property Lease, nor, to the Knowledge of Seller, are there any existing defaults or breaches by the lessor thereunder. No condition exists which, but for the giving of notice or the passage of time, would constitute a breach or default by any Acquired Company or, to the Knowledge of Seller, any other party pursuant to any Real Property Lease, or permit termination, modification or acceleration of rent by any party to any Real Property Lease. Except as set forth on Schedule 4.11(c) of the Seller Disclosure Schedules, the consummation of the transactions contemplated by this Agreement does not require the consent of or notice to any other party to any Real Property Lease and will not result in a breach of or default under any Real Property Lease, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing.

(d)            To the Knowledge of Seller and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no rents, required deposits or additional rents due to date pursuant to the Real Property Leases that have not been paid in full or will not be paid in the ordinary course, (ii) no security deposit or portion thereof deposited with respect to the Real Property Leases has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full as required pursuant to the terms of such Real Property Lease, (iii) there are no brokerage commissions or finder’s fees due and owing by any Acquired Company with respect to the Real Property Leases, (iv) except as set forth on Schedule 4.8(a)(v) of the Seller Disclosure Schedules, no Acquired Company has collaterally assigned or granted any security interest in the Real Property Leases or any interest therein and (v) the owners of the Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of such Real Property Leases or the rents or use fees due thereunder, in each case of the foregoing clauses (i)-(v), subject to Permitted Encumbrances. To the Knowledge of Seller and subject to Permitted Encumbrances, (i) no improvements constituting a part of the Real Property encroach, in any material respect, on real property owned by any Person other than the Acquired Companies or the owner of such Leased Real Property and (ii) there are no material encroachments onto any part of the Real Property from adjacent real property.

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(e)            As of the date of this Agreement, no Acquired Company has received written notice of any, and there are no pending or, to the Knowledge of Seller, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Real Property. The applicable Acquired Company’s use, occupancy and operation of the Real Property in the manner in which it is now occupied and operated by such Acquired Company complies in all material respects with all applicable building code, fire code, health code, zoning, land use, safety and similar applicable Legal Requirements. As of the date of this Agreement, no Acquired Company has received written notice of any, and to the Knowledge of Seller, there is no existing material violation of building, fire or health codes and/or zoning ordinances or other applicable Legal Requirements affecting the Real Property, subject to Permitted Encumbrances. Neither the whole nor any portion of the Real Property has been materially damaged or destroyed by fire or other casualty and not restored to a condition reasonably sufficient for the operation thereof for its current use. Subject to Permitted Encumbrances, (i) no improvements constituting a part of the Real Property encroach, in any material respect, on real property owned by any Person other than the Acquired Companies or the owner of such Leased Real Property, and (ii) there are no material encroachments onto any part of the Real Property from adjacent real property. Subject to Permitted Encumbrances, there is no present default (subject to any expiration of any notice or cure period) under any mortgage or similar instrument encumbering any Real Property.

(f)             The Real Property and all material improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to ordinary wear and tear and normal, scheduled maintenance, and are reasonably sufficient for the operation thereof for its current use. There are no material structural or other physical defects or deficiencies in the condition of the Real Property, and there are no facts or conditions that would, individually or in the aggregate, materially interfere with the use or occupancy of such Real Property or any portion thereof in the operation of the business of the Acquired Companies as currently conducted thereon. As of the date of this Agreement, no Acquired Company has received any written notice of, and to the Knowledge of Seller, there are no material special Taxes, levies or assessments, contemplated, pending or certified, with respect to any of the Real Property, in each case, subject to Permitted Encumbrances. As of the date of this Agreement, no Acquired Company has received written notice of any, and there are no outstanding material violations of any applicable permits, licenses, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, with respect to the Real Property, or the use or occupancy thereof by the Acquired Companies. The Real Property or the applicable Acquired Company holding the leasehold interest therein has received all material permits, certificates of occupancy, licenses, authorizations and approvals required for the use and occupancy thereof by the Acquired Companies.

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(g)            Each Real Property is supplied in all material respects with utilities and other services reasonably necessary for the operation of the business of the Acquired Companies as currently conducted at such Real Property. To the Knowledge of Seller, no fact or condition exists that would result in the termination or material impairment of the furnishing of service to any of the Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services, which are required for the operation of the business of the Acquired Companies as currently conducted on such Real Property. To the Knowledge of Seller, (i) each Real Property enjoys reasonably sufficient ingress and egress from dedicated public highways or streets, and (ii) no action has been instituted or is pending, threatened or contemplated that would materially impair such ingress and egress. As of the date of this Agreement, no Acquired Company has received any written notice from any insurance company or board of fire underwriters providing coverage under any Insurance Policy of any defects or inadequacies that would materially and adversely affect the insurability of any Real Property or requiring the performance of any material work or alteration with respect to any Real Property.

4.12          Labor Matters.

(a)            Schedule 4.12(a) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all collective bargaining agreements and other labor-related agreements with any labor or trade union, works council, employee representative or association or other labor organization to which an Acquired Company is a party or to which Seller or any of its Controlled Affiliates is a party and that relates to the Business, and with respect to any Business Employee, to which Seller or any of its Controlled Affiliates is a party. With respect to Business Employees, as of the date of this Agreement and within the past three (3) years, no strike, slowdown, walkout, lockout, or concerted refusal to work (including refusal to work overtime), work stoppage or unfair labor practice against any Acquired Company, Seller or its Controlled Affiliates is pending or, to Seller’s Knowledge, threatened. To Seller’s Knowledge, as of the date of this Agreement, no activities or proceedings of any labor union to organize any Direct Employees are pending or threatened. As of the date of this Agreement, no labor union or works council represents any Business Employees in connection with their employment with any Acquired Company, Seller or any of its Controlled Affiliates. To Seller’s Knowledge, no Acquired Company, Seller nor its Controlled Affiliates has committed or engaged in any unfair labor practice within the meaning of the National Labor Relations Act.

(b)            Except as set forth in Schedule 4.12(b) of the Seller Disclosure Schedule, each of the Acquired Companies is and during the past three (3) years has been in compliance, in all material respects, with all applicable Legal Requirement governing the employment of labor, including all contractual commitments and all such Legal Requirement relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

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(c)            Each of the Acquired Companies: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, other than arrearages in the ordinary course of business; (iv) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (v) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(d)            Except as set forth in Schedule 4.12(d) of the Seller Disclosure Schedule, there are no, and in the past three (3) years prior to the date of this Agreement, there have been no, pending, or to Seller’s Knowledge, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of any Acquired Company of Seller or any of its Controlled Affiliates. No Acquired Company of Seller or any of its Controlled Affiliates is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(e)            Within the last three (3) years, no Acquired Company has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Acquired Companies; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Acquired Companies; and none of the Acquired Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Schedule 4.12(e) of the Seller Disclosure Schedule, no employee of any Acquired Company has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(f)             Except as set forth in Schedule 4.12(f) of the Seller Disclosure Schedule, each United States employee of the Acquired Companies is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States or (iv) an alien authorized to work in the United States either specifically for Seller or one of its Subsidiaries or for any United States employer. With respect to employees located in the United States, each of the Acquired Companies has completed a Form I-9 (Employment Eligibility Verification) for each such employee, and each such Form I-9 has since been updated as required by applicable law and, to Seller’s Knowledge, is correct and complete. For each employee of the Acquired Companies employed in the United States, an authorized official of each Acquired Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation. Further, where required by applicable law, each of the Acquired Company utilizes E-Verify pursuant to the terms of the E-Verify Memorandum of Understanding.

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(g)            To Seller’s Knowledge, (i) no employee or independent contractor of any Acquired Company is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Acquired Company of their respective employees, and the performance of the contracts with the Acquired Company by their respective independent contractors, will not result in any such violation. None of the Acquired Companies has received any notice alleging that any such violation has occurred within the past three (3) years.

(h)            Seller has made available to Purchaser all material written personnel policies, rules and procedures applicable to employees that have been adopted by the Acquired Companies.

(i)             To Seller’s Knowledge, no executive officer, which for this purpose includes the chief executive officer, chief financial officer, chief credit officer, in-house counsel and any person with the title of senior vice president or above, of the Acquired Companies intends to terminate his or her employment with the Acquired Company, nor does the Seller or any Acquired Company have a present intention to terminate the employment of any executive officer of the Acquired Companies.

(j)             Schedule 4.12(j)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the employment identification number of each individual employed by each Acquired Company of the Seller, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; and any incentive or bonus arrangements with respect to such employee. Schedule 4.12(j)(ii) of the Seller Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by each Acquired Company of Seller as an independent contractor with annual base compensation of $50,000 and above, together with such individual’s compensation arrangement with the Acquired Company and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Schedule 4.12(j)(iii) of the Seller Disclosure Schedule, the employment of each employee of the Acquired Company located in the United States and the engagement of each independent contractor of the Acquired Company located in the United States is terminable at will by the Acquired Company.

(k)            Each Acquired Company has promptly, thoroughly and impartially investigated all sexual harassment allegations made by or about any employee or independent contractor of any Acquired Company since January 1, 2019. With respect to each such allegation with potential merit, the Acquired Company, as applicable, has taken prompt corrective action that is reasonably calculated to prevent further harassment. The Acquired Company does not reasonably expect any liabilities or losses with respect to any such allegations.

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4.13          Employee Benefits.

(a)            Schedule 4.13(a) of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of each Benefit Plan, and separately identifies each Acquired Company Benefit Plan. With respect to each Acquired Company Benefit Plan, Seller has made available to Purchaser accurate and complete copies of, as applicable, (i) the current plan documents (or, if unwritten, a summary of the material terms thereof) and summary plan descriptions, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the most recent determination or opinion letter received from the Internal Revenue Service, (iii) the three most recent annual reports (with schedules and attachments) and most recently prepared actuarial reports and financial statements, (iv) all material records, notices and filings concerning Governmental Authority audits or investigations, and (v) all non-routine, written communications and filings with any Governmental Authority relating to such Benefit Plan. With respect to each Seller Benefit Plan, Seller has made available to Purchaser the plan document for, or a summary of the material terms of, such Seller Benefit Plan.

(b)            (i) Each Benefit Plan has, in all material respects, been administered, funded and operated in compliance with applicable Legal Requirements and in accordance with its terms and (ii) as of the date of this Agreement, no action is pending or, to Seller’s Knowledge, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter for a prototype or volume submitter plan, and no fact or event has occurred that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(c)            Except set forth in Schedule 4.13(c) of the Seller Disclosure Schedule, the consummation of the Transactions will not (whether alone or together with any other event) (i) result in any payment or benefit becoming due to any current or former Business Employee or individual independent contractor engaged by an Acquired Company, (ii) increase any payment or benefit to be paid or provided to any current or former Business Employee or individual independent contractor engaged by an Acquired Company, (iii) result in an acceleration of the time of payment, funding or vesting of any payments or benefits to any current or former Business Employee or (iv) result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). There is no contract, agreement, plan or arrangement which requires Seller or any Acquired Company to pay a Tax gross-up or reimbursement payment to any Business Employee or individual independent contractor engaged by an Acquired Company, including without limitation, with respect to any Tax-related payments under Sections 409A, 280G and/or 4999 of the Code.

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(d)            Except as set forth in Schedule 4.13(d) of the Seller Disclosure Schedule, none of the Acquired Companies contribute to and are not obligated to contribute to, and do not have any liability, and there are no circumstances under which it could reasonably be expected to incur any liability (contingent or otherwise, including without limitation due to an ERISA Affiliate), with respect to, (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) a “multi-employer plan” as defined in Section 147.1(1) of the ITA. (i) No Multiemployer Plan is insolvent; (ii) no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA); (iii) no Acquired Company or any ERISA Affiliate thereof has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Benefit Plan pursuant to Section 436(f) of the Code, or to or on account of a Multiemployer Plan pursuant to Sections 515, 4201 4204 or 4212 of ERISA with respect to any Multiemployer Plan or expects to incur any such liability under any of the foregoing sections; (iv) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, Sellers, the Acquired Company and their ERISA Affiliates would not incur any liabilities with respect to any Multiemployer Plans in the event of a complete or partial withdrawal therefrom; (v) no lien imposed under the Code or ERISA on the assets of Sellers, any Acquired Company or any ERISA Affiliate exists on account of any Multiemployer Plan; and (vi) Seller, the Acquired Companies and their ERISA Affiliates have made all required contributions and are not delinquent in any contributions to any Multiemployer Plan.

(e)            No Benefit Plan provides, and no Acquired Company has any obligation to provide, health, accident, disability, life or other welfare or insurance benefits to any current or former Business Employee or individual independent contractor engaged by an Acquired Company (or any spouse, beneficiary or dependent of the foregoing) beyond termination of employment or service, other than health continuation coverage pursuant to Section 4980B of the Code or any similar Legal Requirements (collectively, “COBRA”). The Acquired Company is and, with respect to the Business, Sellers and their Affiliates are in compliance with (i) the applicable requirements of COBRA and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended.

(f)             (i) All payments, benefits, contributions (including all employer contributions and salary reduction contributions) and premiums related to each Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet in accordance with the terms of the Benefit Plan and all applicable Legal Requirements, (ii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan has occurred, (iii) none of the assets of Sellers, any Acquired Company or their ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under applicable law (including ERISA or the Code); and (iv) no Benefit Plan or Benefit Plan fiduciary is the subject of an audit or investigation by any Governmental Authority, nor is any such audit or investigation pending or threatened.

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(g)            Each Acquired Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom and no violation has occurred under any Acquired Company Benefit Plan that would reasonably be expected to result in any participant incurring income acceleration or Taxes under Section 409A of the Code.

(h)            (i) each Non-US Benefit Plan required to be registered or approved by any Governmental Authority has been so registered or approved, and has been administered in good standing in all material respects with such Governmental Authority, (ii) each Non-US Benefit Plan that is intended to qualify for favorable Tax benefits under the applicable Legal Requirements of any jurisdiction is so qualified and, to the Knowledge of Seller, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Non-US Benefit Plan, (iii) each Non-US Benefit Plan that is intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions, (iv) no Non-US Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with applicable accounting standards, (v) no Non-US Benefit Plan is or is intended to be (A) a “registered pension plan” that includes a “defined benefit provision” (as each term is defined in Section 248(1) and 147.1(1) of the ITA, respectively), (C) an “employee life and health trust” (as defined in Section 248(1) of the ITA), or (D) “health and welfare trust” within the meaning of the Canada Revenue Agency Income Tax Folio S2-F1-C1, and (vi) no Non-US Benefit Plan is intended to be, or has ever been found or alleged by a Governmental Authority to be, a “salary deferral arrangement” as defined in subsection 248(1) of the ITA.

4.14          Taxes.

(a)            Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (taking into account any extensions of time in which to file) and all such Tax Returns are true, correct and complete in all material respects. All material Taxes required to be paid by the Acquired Companies have been timely paid.

(b)            No claim has ever been made in writing by a Tax Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(c)            Each of the Acquired Companies has deducted, withheld and paid to the appropriate Tax Authority all material Taxes required to be deducted, withheld or paid.

(d)            There is no pending or ongoing material dispute, audit or claim concerning any material Tax liability of any Acquired Company that has been claimed or raised by any Tax Authority in writing.

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(e)            There are no outstanding Encumbrances for material Taxes (other than Permitted Encumbrances with respect to Taxes not yet due and payable) on the assets of any Acquired Company.

(f)             None of the Acquired Companies is a party to any agreement providing for the allocation or apportionment of any material liability for Taxes except for (i) any agreement between and among solely the Acquired Companies and (ii) customary provisions regarding Taxes in commercial contracts entered into in the ordinary course of business the primary subject matter of which is not Taxes.

(g)            Schedule 4.14(g) of the Seller Disclosure Schedule sets forth the United States federal income tax classification of each of the Acquired Companies as of the date of this Agreement and the effective date of any entity classification elections (including whether such election was an initial entity classification election) made by any such Acquired Company. Following the LLC Conversions, Seller and its Affiliates will not make any entity classification election pursuant to Treasury Regulations Section 301.7701-3 with respect to the successor entity to any of Batesville Manufacturing Inc., Batesville Logistics Inc., Batesville Casket Company, Inc., or Batesville Services, Inc.

(h)            No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained in the ordinary course of business), and no Acquired Company has waived any statute of limitations in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any Tax Authority, which waiver or consent is still in effect.

(i)             No Acquired Company (i) has been a member of an affiliated group (other than a group the common parent of which is Seller) or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary purpose of which is not Taxes) or otherwise under applicable Legal Requirement.

(j)             No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received on or prior to the Closing Date; or (vi) ownership of “United States property” (as defined in Section 956(c) of the Code) prior to the Closing by any Subsidiary of the Acquired Companies that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(k)            No Acquired Company has made any election pursuant to Section 965 of the Code.

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(l)             No Acquired Company has entered into any listed, reportable or substantially similar transactions for purposes of U.S. Treasury Regulations Section 1.6011-4 (or any similar state, local or non-U.S. law).

(m)           No Acquired Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)            In the past three (3) years, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(o)            No Acquired Company has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority).

(p)            Each Acquired Company is a tax resident in its country of formation and has not engaged in a trade or business or had a “permanent establishment” (within the meaning of an applicable Tax treaty or convention between its country of formation and any other country) in any country other than its respective country of formation.

(q)            No Acquired Company has (i) deferred any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar or corresponding state, local or non-U.S. Tax law) that remain unpaid, (ii) availed itself of any Tax credits under Section 7001 through Section 7005 of the Families First Act and Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar or corresponding state, local or non-U.S. Tax law), and (iii) deferred any Taxes pursuant to the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020 (or any similar or corresponding state, local or non-U.S. Tax law) that remain unpaid.

(r)             The Acquired Companies have each properly collected and remitted all material sales, goods and services, harmonized sales, and similar Taxes with respect to sale or leases made or services provided to its customers and, with respect to any such sales or leases made without charging or remitting material sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation that qualify such sales, leases or services as exempt from sales and similar Taxes.

(s)            The method of allocating income, deductions, expenses and receipts among the Acquired Companies (or among the offices or permanent establishments of an Acquired Company, if required by applicable Law) complies in all material respects with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Tax law) and any other applicable Legal Requirement on transfer pricing, and all arrangements between the Acquired Companies comply in all material respects with all requirements (including documentary, retention and filing requirements) of any such Legal Requirement.

(t)             The Equity Interests of BC Canada Company, ULC are not taxable Canadian property, as defined in subsection 248(1) of the ITA.

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(u)            There are no circumstances existing that could result in the application of any of sections 78 or 80-80.04 of the ITA to the Canadian Acquired Companies.

(v)            Each of the Canadian Acquired Companies has (i) duly and timely completed and filed all CEWS Returns required under applicable Legal Requirements to be completed and/or filed by it, or that it elected to file, and all CEWS Returns are complete, correct and accurate, and (ii) not claimed or received CEWS to which it was not entitled.

4.15          Sufficiency of Assets. Each Acquired Company has sole and exclusive good and valid title to, or, in the case of property held under a lease or other similar Contract, a valid leasehold interest in, or valid right to use, all of its material properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected on the Audited Financial Statements or acquired after September 30, 2022 (except for such assets that have been sold or otherwise disposed of since September 30, 2022 in the ordinary course of business) (the “Assets”). The Assets, together with the assets, rights, properties, interests, services and other arrangements to be provided pursuant to the Transaction Agreements or transferred to the Acquired Companies pursuant to the Reorganization, in the aggregate, are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner in all material respects as conducted as of the date of this Agreement.

4.16          Environmental Matters.

(a)            Since January 1, 2018, each Acquired Company has been in compliance in all material respects with applicable Environmental Laws.

(b)            As of the date hereof, there are no Proceedings brought or pending or, to Seller’s Knowledge, threatened in writing, against any Acquired Company alleging that any Acquired Company is in violation of or liable under any applicable Environmental Law, except for such Proceedings as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c)            The Acquired Companies have all material Permits that are required under applicable Environmental Laws for the current operations of the Business and has made available to Purchaser true and complete copies of such Permits.

(d)            There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any real property owned, leased or operated by any of the Acquired Companies in a manner that would result in a violation of or liability under Environmental Laws, except for such use, generation, treatment, storage, transport, disposal, handling, or existence that would not reasonably be expected, individually or in the aggregate, to be material to the Business.

(e)            To Seller’s Knowledge, for the period beginning on the date of this Agreement and ending twelve (12 months) therefrom, no material capital improvements to construct or upgrade pollution control equipment are necessary for the Acquired Companies to continue to operate the Business in compliance with applicable Environmental Law in effect as of the date of this Agreement.

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4.17          Anti-Bribery Matters. The Acquired Companies and their officers, directors, and, to the Seller’s Knowledge, their employees, agents, representatives or other Persons acting on behalf of the Acquired Companies are, and since January 1, 2018 have been, in compliance with the provisions of the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption Legal Requirements, applicable anti-bribery Legal Requirements of each jurisdiction in which the Acquired Companies operate or have operated (“Anti-Bribery Laws”). Since January 1, 2018, the Acquired Companies and, to the Seller’s Knowledge, its officers, directors, employees, and, agents, representatives or other Persons acting on behalf of the Acquired Companies have not paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Bribery Laws.

4.18          Compliance with Customs and Trade Laws and Sanctions.

(a)            The Acquired Companies are, and since January 1, 2018 have been, in material compliance with all applicable Customs and Trade Laws and Sanctions Laws. Since January 1, 2018, none of the members of the Acquired Companies and, to the Seller’s Knowledge, its officers, directors, employees, and agents, representatives or other Persons acting on behalf of the Acquired Companies have been a Sanctioned Person or organized or ordinarily resident in a Sanctioned Territory. Since January 1, 2018 through the date of this Agreement, the Acquired Companies have not (i) made any voluntary disclosures to any Governmental Authority in relation to a possible violation of any Customs and Trade Laws and Sanctions Laws; or (ii) to Seller’s Knowledge, been the subject of any governmental investigation, enforcement action, or written inquiry regarding compliance with any Customs and Trade Laws and Sanctions Laws or been assessed any fine, penalty or written warning under such Legal Requirements.

(b)            To the Seller’s Knowledge, none of the products the Acquired Companies import has been made using forced labor.

4.19          Brokers. Other than with respect to fees or commissions that will be borne solely by Seller and its Affiliates (other than the Acquired Companies), neither Seller nor any Acquired Company has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

4.20          Insurance. As of the date hereof, neither Seller nor any of the Acquired Companies or their respective Controlled Affiliates have received any written notice of termination, amendment of, pending cancellation of, a material premium increase with respect to, or material alteration of coverage under, any insurance policy held or maintained by the Acquired Companies or by Seller or its Controlled Affiliates with respect to the Business with respect to property, fire and casualty, product liability, general liability, workers’ compensation and other forms of insurance (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect for such amounts as are sufficient for material compliance with applicable Legal Requirements and are valid, outstanding and enforceable against the Acquired Companies.

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4.21          Accounts Receivable. All accounts receivables of the Acquired Companies, whether reflected on the Audited Financial Statements or arising thereafter in the ordinary course of business, (a) arose from bona fide transactions entered into by an Acquired Company involving the sale of goods or the performance of services in the ordinary course of business, (b) to Seller’s Knowledge are not subject any setoffs or counterclaims and (c) are valid.

4.22          Inventory. All of the inventories of the Acquired Companies, including work in process and finished goods inventory, whether reflected in the Audited Financial Statements or otherwise, is usable and salable in the ordinary course of business, except for such items that have been written off or written down to their estimated fair market value in the Audited Financial Statements or for which adequate reserves have been established. The quantities of each type of inventory (whether raw materials, work-in-process or finished goods) are reasonable and warranted in the present circumstances of the Business. All work in process and finished goods inventory held by the Acquired Companies is, to Seller’s Knowledge, free of any material defect or other material deficiency.

4.23          Certain Guarantees. Schedule 4.23 of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of each guarantee by Seller or one or more of its Controlled Affiliates (other than the Acquired Companies) pursuant to which Seller or one or more of such Controlled Affiliates guarantees liabilities or obligations of one or more Acquired Companies in excess of $100,000 under such guarantee.

4.24          Disclaimer of Seller. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS Article IV or in the certificate contemplated by Section 10.1(c), NONE OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO Seller, ITS AFFILIATES (INCLUDING the Acquired Companies), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) Purchaser, its Affiliates or its OR their RESPECTIVE Representatives or any other Person (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALs MADE AVAILABLE TO Purchaser, its Affiliates or its OR their RESPECTIVE Representatives or any other Person in THE DATA ROOM OR OTHERWISE, IN a confidential information memorandum or ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the Business (including the financial information, projections or other forward-looking statements of Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the Business, in each case, in expectation or furtherance of the Transactions), AND SELLER HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS Article IV or the certificate contempLAted by section 10.1(c).

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Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

5.1            Authority; Enforceability.

(a)            Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser and such authorization has not been subsequently modified or rescinded.

(b)            This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by Seller, a valid and binding legal obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Agreement to which Purchaser is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Purchaser, enforceable against Purchaser in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

5.2            Non-Contravention; Consents.

(a)            The execution and delivery of this Agreement by Purchaser, and each other Transaction Agreement to which Purchaser is a party by Purchaser, does not, and the performance of this Agreement by Purchaser, and each other Transaction Agreement to which Purchaser is a party by Purchaser, will not, require any Consent or Permit of, or filing with, or notification to, any Governmental Authority, except (i) under applicable Antitrust Laws, (ii) under the applicable requirements of the Exchange Act, (iii) compliance with any Permits relating to the Business and (iv) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

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(b)            Assuming the Consents, Permits, filings and notifications referred to in Section 5.2(a) are obtained or made, the execution and delivery by Purchaser of this Agreement and each other Transaction Agreement to which Purchaser is a party does not, and the consummation of the Transactions will not, (i) conflict with or violate any provision of the organizational documents of Purchaser or its Affiliates, (ii) conflict with or violate in any material respect any Legal Requirement applicable to Purchaser or its Affiliates except with respect to required filings under Antitrust Laws or (iii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser or its Affiliates are party, except, in the case of the foregoing clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)            The Subordinated Note to be issued by Purchaser at the Closing has been duly authorized for such issuance and, when issued and delivered by Purchaser in accordance with the provisions of this Agreement, will be validly issued and will constitute a valid and binding legal obligation of Purchaser, enforceable against Purchaser in accordance with the terms thereof, subject to the Bankruptcy and Equity Exception.

5.3            Organization. Purchaser is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its formation, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has all necessary organizational power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has made available to Seller accurate and complete copies, in all material respects, of its organizational documents as in effect as of the date of this Agreement.

5.4            Litigation. There is no Proceeding pending before any Governmental Authority, or to the knowledge of Purchaser, threatened in writing, against Purchaser which questions the validity of this Agreement or any of the other Transaction Agreements to which it is a party, and Purchaser is not subject to any Orders of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5            Securities Matters. Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Equity Interests are being acquired by Purchaser (or a Purchaser Designee) for its or their own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Equity Interests or any interest in them. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Equity Interests, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Equity Interests. Purchaser acknowledges that the Equity Interests are not registered under the Securities Act, any state securities Legal Requirement or any applicable foreign securities Legal Requirement, and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state and foreign securities Legal Requirements.

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5.6            Financing. Purchaser has delivered to Seller on or prior to the date hereof true, accurate and complete copies of (a) an executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), under which the Equity Financing Source has committed to provide to Purchaser the amount set forth therein (the “Equity Financing”) and (b) an executed commitment letter, including all schedules, annexes and exhibits thereto, dated as of the date hereof, from the Debt Financing Sources parties thereto (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Debt Financing Sources have committed to provide debt financing to Purchaser in the cash amounts set forth therein with respect to such Debt Financing Source for purposes of funding the Transactions (the “Debt Financing” and, together with the Equity Financing, the “Financing”), subject to the terms and conditions set forth therein. Purchaser has also delivered to Seller a true, complete and correct copy of the executed fee letter that relates to the Debt Financing (the “Debt Fee Letter”) (provided, however, that the fee amounts, pricing caps and other economic terms, and the rates and fee amounts included in the “market flex” terms and provisions (but not covenants or other terms), may be redacted in a customary manner; provided that such provisions may not be redacted in any way that could adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing). The only conditions precedent to the obligations of the parties under the Commitment Letters are the satisfaction or the waiver of the conditions set forth in the Commitment Letters, and there are no conditions precedent or other contingencies related to the obligation of any Financing Source to fund the full amount (or any portion) of the Financing committed to be provided by it, other than as expressly set forth in the applicable Commitment Letter as in effect on the date hereof. As of the date of this Agreement, each Commitment Letter is in full force and effect and neither it nor any of the commitments therein has been withdrawn or terminated or otherwise amended, rescinded, supplemented, modified or waived in any respect and no such amendment, rescission, supplement, modification or waiver is contemplated. As of the date of this Agreement, each Commitment Letter is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by (i) the Bankruptcy and Equity Exception and (ii) the availability of injunctive relief and other equitable remedies). The Equity Commitment Letter expressly provides, and shall continue to expressly provide, that Seller is an intended third-party beneficiary thereof. As of the date of this Agreement, there are no other agreements, side letters or arrangements (oral or written) relating to the Commitment Letters that could affect in any manner the availability or conditionality of the Financing. As of the date of this Agreement, Purchaser is not and no other party to the Commitment Letters is in breach or default of any provision of the Commitment Letters or the Debt Fee Letter, and no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (A) constitute or result in a default or breach under the Commitment Letters or the Debt Fee Letter, (B) constitute or result in a failure to satisfy, or delay in satisfaction of, a condition precedent to or other contingency to be satisfied set forth in the Commitment Letters or the Debt Fee Letter, (C) make any of the statements set forth in the Commitment Letters or the Debt Fee Letter inaccurate in any material respect, or (D) otherwise result in any portion of the Financing being unavailable on the Closing Date. Assuming the Financing is funded in accordance with the Commitment Letters, the proceeds from the Financing are an amount sufficient to (1) satisfy all of Purchaser’s obligations under this Agreement, including the obligations under Article II and Article III, (2) pay any other amounts required to be paid by Purchaser in connection with the consummation of the Transactions and (3) pay all related fees and expenses of Purchaser (including under or with respect to the Financing) (collectively, the “Funding Obligations” and such sufficient proceeds, the “Funds”). Assuming the satisfaction of the conditions set forth in Sections 10.2 and 10.3, as of the date of this Agreement, Purchaser has no reason to believe that the conditions to the Financing shall not be satisfied or that the full amount of the Financing contemplated by the Commitment Letters shall not be available as of the Closing. Purchaser has fully paid all commitment fees or other fees in connection with the Commitment Letters and the Debt Fee Letter that are payable on or prior to the date hereof. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon Purchaser obtaining the Funds to satisfy the Funding Obligations, and the obtaining of the Financing is not a condition to Closing or the consummation of the Transactions. To the extent this Agreement must be in a form acceptable to any Debt Financing Source, such Debt Financing Source has approved this Agreement.

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5.7            Guarantee. Concurrently with the execution of this Agreement, the Equity Financing Source has delivered to Seller the executed Guarantee. The Guarantee has been duly authorized by all necessary action on the part of the Equity Financing Source, has been duly executed and delivered by the Equity Financing Source, is in full force and effect and constitutes the valid and legally binding obligation of the Equity Financing Source in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to constitute or result in a default or breach under the Guarantee.

5.8            Solvency. As of the Closing, immediately after giving effect to all of the Transactions, including the Financing, and assuming satisfaction of the conditions set forth in Section 10.1(a), neither Purchaser nor the Acquired Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent liabilities) is greater than the fair value of its assets, or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser, its Affiliates or the Acquired Companies.

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5.9            Brokers. Purchaser and its Affiliates have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

5.10          Pending Transactions. Neither Purchaser nor any of its Affiliates is a party to any pending or contemplated transaction to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other similar transaction) any Person (or business division or unit thereof), where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any Consents, Orders or Governmental Approvals necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions or (c) otherwise delay the consummation of the Transactions.

5.11          Inspection; No Other Representations.

(a)           Purchaser is an informed and sophisticated purchaser and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Companies. PURCHASER HAS CONDUCTED TO ITS OWN SATISFACTION AN INDEPENDENT REVIEW AND ANALYSIS OF THE ACQUIRED COMPANIES, THE BUSINESS AND THE ASSETS, AND THE CONDITION, OPERATIONS AND PROSPECTS OF THE ACQUIRED COMPANIES AND THE BUSINESS, AND ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED ACCESS TO THE PROPERTIES, PREMISES AND RECORDS OF THE ACQUIRED COMPANIES AND THE BUSINESS FOR THIS PURPOSE. IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS RELIED SOLELY UPON ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV.

(b)           PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV or in the certificate contemplated by Section 10.1(c) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO PURCHASER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THEIR BUSINESSES (INCLUDING THE BUSINESS), OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) PURCHASER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO PURCHASER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the BUSINESS (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) OR THE BUSINESS, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS), AND PURCHASER IRREVOCABLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) AND THEIR RESPECTIVE REPRESENTATIVES, AND (II) NONE OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON SHALL HAVE ANY LIABILITY FOR ANY AND ALL SUCH OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN Article IV or in the certificate contemplated by Section 10.1(c).

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(c)           PURCHASER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV or in the certificate contemplated by Section 10.1(c), PURCHASER IS NOT RELYING ON ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, AS TO, OR THE LACK OF ANY OMISSIONS OR THE CONCEALMENT OF INFORMATION RELATING TO, ANY MATTER CONCERNING SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THE BUSINESS OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) PURCHASER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO PURCHASER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the BUSINESS (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) OR THE BUSINESS, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS). Purchaser acknowledges that there are uncertainties inherent in attempting to make estimates, projections, budgets and other forecasts and plans, that it is familiar with such uncertainties and it takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans.

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Article VI

COVENANTS OF THE PARTIES

6.1            Conduct of the Business Prior to Closing.

(a)            Except (i) expressly as contemplated by this Agreement, including the Reorganization, or the other Transaction Agreements, (ii) as expressly required by any Legal Requirement or Contract, (iii) for matters set forth on Schedule 6.1(a) of the Seller Disclosure Schedule, or (iv) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Seller shall, and shall cause its Controlled Affiliates to, in each case exclusively with respect to the Acquired Companies and the Business, (1) use commercially reasonable efforts to operate the Business in the ordinary course of business in all material respects, (2) use commercially reasonable efforts to preserve current relationships of the Acquired Companies with customers, suppliers and other Persons with which any Acquired Company has significant business relations, (3) use commercially reasonable efforts to keep and maintain their assets and properties in good repair and normal operating condition, ordinary wear and tear excepted, (4) pay all material operating leases when due, and (5) not do any of the following:

(i)            amend, waive, supplement or modify the organizational documents of any Acquired Company;

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(ii)           issue, sell, transfer, dispose of, redeem, repurchase, split, reverse split, combine, subdivide or reclassify the outstanding capital stock or other equity interests of any Acquired Company;

(iii)          except for (A) intercompany borrowings that will be repaid or settled in full or terminated or canceled at or prior to the Closing or that are wholly among the Acquired Companies and (B) obligations under finance leases that constitute Indebtedness, (1) incur in excess of $500,000 of indebtedness for borrowed money outstanding at any time, (2) enter into any Contract involving financing or borrowing of money or (3) assume, guarantee or endorse the obligations of any Person (other than under the Seller Debt Facilities) if, the case of each of (1)-(3), such obligations would be obligations of the Acquired Companies following the Closing;

(iv)          permit any of the material assets of the Acquired Companies to become subjected to any Encumbrance other than Permitted Encumbrances;

(v)           with respect to any Acquired Company, fail to maintain its corporate existence or merge or consolidate with any other Person or enter into any joint venture or similar venture with any other Person;

(vi)          purchase any securities or make any investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers or purchase of any assets, or otherwise acquire direct or indirect control over any Person for which the aggregate consideration paid in the aggregate is in excess of $100,000, and such securities, contributions or assets would be held by the Acquired Companies following the Closing;

(vii)         except in the ordinary course of business, sell, transfer, lease, sublease or otherwise dispose of any properties or assets of the Business having an aggregate value in excess of $100,000 in the aggregate;

(viii)        declare or set aside any dividends or distributions on any equity interest of any Acquired Company (in cash or in kind) to the extent such dividends or distributions are payable after the Closing;

(ix)           compromise, settle or grant any release of any claim relating to any pending litigation or arbitration where the amount involved is in excess of $50,000 or involves a restriction upon the operations of the Business;

(x)            make any material change to any Tax or accounting method or system of internal accounting control of the Business, except as may be appropriate to conform to changes in Legal Requirements, regulatory accounting requirements or GAAP or in the ordinary course of business;

(xi)           (A) make, change or revoke any material Tax election, (B) file an amended Tax Return or a claim for refund of material Taxes, (C) agree to any extension or waiver of any statute of limitations applicable to any Tax claim or assessment, (D) enter into any closing agreement or otherwise settle any Tax claim for an amount in excess of $50,000 or (E) file any material Tax Return in a manner materially inconsistent with past practices;

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(xii)          except (A) as may be required by the terms of a Benefit Plan or collective bargaining agreement or other labor-related agreement with any labor or trade union, works council, employee representative or association or other labor organization, (B) obligations for which Seller and its Controlled Affiliates (other than the Acquired Companies) shall be solely obligated to pay and as would not result in a liability to Purchaser or any Acquired Company or (C) in the ordinary course of business, (1) materially increase the compensation or benefits of any Business Employee, (2) enter into or adopt any Acquired Company Benefit Plan, or amend or terminate any Acquired Company Benefit Plan, other than (x) in connection with any amendment by Seller that applies to Seller and its Controlled Affiliates as a whole, or to one or more of Seller’s business units as a whole, or (y) any such entry, adoption, amendment or termination that otherwise does not seek to target the Business Employees, (3) hire any Person as a Business Employee, other than the hiring of Business Employees (x) with a gross annual base salary not in excess of $200,000 or (y) to replace any Business Employee who resigns or whose employment is terminated on the same or substantially similar terms and conditions of employment as similarly situated individuals of Seller and its Controlled Affiliates (including the Acquired Companies), including base compensation and bonus opportunity, if applicable, (4) terminate the employment, other than for cause, of any Business Employee with a gross annual base salary in excess of $200,000, or (5) transfer the employment of any Business Employee outside of the Business;

(xiii)         fail to exercise any right of renewal with respect to any Real Property Lease that by its terms would otherwise expire, other than with respect to Leased Real Property which is no longer necessary for the operation of the business of the Acquired Companies as currently conducted;

(xiv)        transfer, assign or grant any license or sublicense of any rights under or with respect to any material Owned IP other than in the ordinary course of business consistent with past practice or not dispose of any Owned IP;

(xv)         enter into or amend any collective bargaining agreement, memorandum of agreement or understanding, side letter agreement or similar agreement with any labor union;

(xvi)        enter into, amend, renew, extend or terminate any Contract with a Key Vendor or Key Customer, in each case other than in the ordinary course of business and except for renewals or terminations in accordance with the terms of such Contract;

(xvii)        make any capital expenditures (or series of related capital expenditures) in excess of $250,000 in the aggregate, outside of the ordinary course of business and other than in accordance with the capital expenditure budget provided to Purchaser prior to the date hereof;

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(xviii)       adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of any Acquired Company (other than the Reorganization); or

(xix)         enter into any legally binding commitment with respect to any of the foregoing.

(b)            Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent Seller or its Affiliates from taking or failing to take any action (i) that is substantively consistent with the policies of Seller or any of its Affiliates in effect as of the date of this Agreement in connection with any Contagion Event or in response to COVID-19 Measures generally or (ii) in good faith (including the establishment of any policy, procedure or protocol or any action taken or failed to be taken to protect the Business, the health and safety of the personnel or employees of Seller or other Persons with whom the personnel or employees of Seller come into contact with in the ordinary course of business) in response to or related to any (A) Contagion Event, (B) COVID-19 Measure or (C) change in any Legal Requirement relating to or resulting from any Contagion Event or COVID-19 Measure, and none of the foregoing shall in any event be deemed to constitute a breach of Section 6.1(a).

(c)            Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.15, the bank accounts of the Acquired Companies shall continue to be subject to Seller’s and its Affiliates’ periodic cash sweep in their sole discretion, and the Acquired Companies may pay cash dividends, make cash distributions and take any and all actions that may be necessary (as determined by Seller in its sole discretion) to capitalize accumulated profits and profit reserves.

(d)            Nothing contained in this Agreement is intended to or shall give Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Business or any of the Acquired Companies prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business and the Acquired Companies.

6.2            Pre-Closing Access to Information.

(a)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Seller shall, and shall cause the Acquired Companies to, permit Purchaser and Purchaser’s authorized Representatives to have reasonable access, upon reasonable prior notice, during normal business hours in a manner so as not to interfere with the normal business operations of Seller and its Affiliates and in accordance with the procedures established by Seller, to the employees, agents and Representatives of the Acquired Companies and the books and records of the Acquired Companies and those solely relating to the Business and primarily for the purpose of facilitating the consummation of the Transactions; provided, however, that the foregoing shall not (i) require Seller or its Affiliates to provide access or to disclose information where such access or disclosure would contravene any Legal Requirement (including those relating to data protection or privacy), fiduciary duty or the terms of any Contract, would result in the waiver of any legal privilege or work-product protection or would cause significant competitive harm to Seller, its Affiliates or their respective businesses if the Transactions are not consummated, (ii) include any invasive investigations, sampling or testing whatsoever for or regarding any environmental matters, (iii) require Seller or any of its Affiliates to provide Purchaser, its Affiliates and their Representatives or other representatives with (A) any Consolidated Return (or copy thereof), provided that Seller shall make available to Purchaser upon reasonable request any pro forma financial information in respect of the Acquired Companies reflected in the most recently filed Consolidated Return, and (B) information relating to the businesses of Seller or any of its Affiliates other than the Business or (C) information relating to individual performance evaluations, disciplinary actions or medical histories or (iv) require Seller to provide (A) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to the Transactions or any information or analysis relating to any such communications or (B) financial or operating data or other information that has not previously been prepared by Seller or its Affiliates, or that is not otherwise prepared in the ordinary course of operating the Business. The provision of any information pursuant to this Section 6.2(a) shall not expand the remedies available to Purchaser or its Affiliates under this Agreement in any manner. Any information disclosed will be subject to the provisions of the Confidentiality Agreement.

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(b)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Purchaser and its Affiliates and its and their respective Representatives shall not communicate with any of the officers, directors, employees or customers of, or suppliers to, the Business or the Acquired Companies without the prior written consent of Seller.

6.3            Cooperation. Subject to the provisions of Section 6.4, Section 6.9 and the other terms and conditions of this Agreement, prior to the Closing, Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to cause all Closing Conditions to be met as promptly as practicable and, in any event, on or prior to the Outside Date.

6.4            Certain Consents.

(a)            Prior to the Closing, with respect to any Key Customer Contract and Key Vendor Contract (collectively, the “Key Contracts”), each party agrees to cooperate and use commercially reasonable efforts to obtain Consents of each counterparty to each such Key Contract that are required in connection with the Transactions (collectively, the “Contract Consents”). In furtherance of the foregoing, (i) for each Contract Consent, Seller or one of its Controlled Affiliates shall send a notice, in a form to be mutually agreed upon by Seller and Purchaser, to each counterparty to the applicable Key Contract that requires such Contract Consent prior to the Closing, and (ii) with respect to any Contracts or understandings listed on Schedule 6.4(a) of the Seller Disclosure Schedule (each a “Specified Shared Contract”), Seller and Purchaser shall cooperate with each other and use their commercially reasonable efforts prior to the Closing (A) to divide, modify or replicate (in whole or in part) the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract, or (B) to the extent the action contemplated in the foregoing clause (A) is not possible, novate the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract, such that, effective as of the Closing, (1) Purchaser or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations and liabilities, related to that portion of such Specified Shared Contract related solely to the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing, the Seller Group shall have no post-Closing rights or post-Closing obligations and liabilities with respect to the Business Portion of such Specified Shared Contract) and (2) the Seller Group is the beneficiary of the rights and is responsible for the obligations and liabilities related to such Specified Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, Purchaser and its Affiliates shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Specified Shared Contract).

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(b)            If the Closing occurs before all Shared Contracts are assigned or otherwise divided, modified or replicated pursuant to Section 6.4(a), Seller and Purchaser shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable and lawful arrangement under which Seller or one of its Controlled Affiliates will provide Purchaser or its designated Affiliate the economic claims, rights and benefits of the Business Portion of such Specified Shared Contract until the earliest of (i) the expiration of the then-current term, (ii) twelve (12) months following the Closing Date and (iii) the termination of or amendment to such Specified Shared Contract upon mutual agreement by the parties; provided that any early termination fees or similar fees incurred by Seller or any of its Controlled Affiliates in connection with the termination or amendment of such Specified Shared Contract pursuant to this clause (iii) shall be borne by Purchaser. Such arrangement may include subcontracting, sublicensing or subleasing to Purchaser or its designated Affiliate of any and all rights of Seller or its applicable Controlled Affiliate under the Business Portion of such Specified Shared Contract to the extent not prohibited under such Specified Shared Contract.

(c)            Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall (i) be required to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party to obtain any Consent described in this Section 6.4 or (ii) have any obligation pursuant to this Section 6.4 with respect to any Key Customer Contract or Key Vendor Contract that is governed by the Transition Services Agreement.

(d)            From and after the Closing, (i) Purchaser shall indemnify and hold harmless the Seller Group from and against all Losses arising from or relating to the Business Portion of any Shared Contract, (ii) Seller shall indemnify and hold harmless the applicable Purchaser and the Acquired Companies from and against all Losses arising from or relating to the Non-Business Portion of any Shared Contract, (iii) Purchaser and the Acquired Companies shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect any member of the Seller Group without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (iv) Seller and the other members of the Seller Group shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Purchaser or the Acquired Companies in any material respect without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

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6.5            Reorganization. Prior to the Closing, Seller shall, and shall cause its Controlled Affiliates to, use commercially reasonable efforts, subject to the receipt of any necessary Consents and Legal Requirements, to perform the actions and activities set forth on Exhibit A (as may be modified by the following proviso, the “Reorganization”); provided that (i) each of the parties shall consider any amendments, supplements or modification to the Reorganization proposed by the other party in good faith and (ii) Seller shall be permitted to amend, supplement or modify the Reorganization with Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that Purchaser, in making its determination, may take into account any material adverse effect on the Acquired Companies or the Business of the proposed amendment, supplement or modification). All post-Closing reorganizational and operational separation work for the purposes of enabling Purchaser to operate the Business following the Closing shall be the sole responsibility of, and shall be completed at the sole cost of, Purchaser and its Affiliates. All incremental costs, fees, expenses, Taxes and other liabilities related to, incurred as a result of, or associated with the LLC Conversions and which would not have been incurred if an election under Section 338(h)(10) of the Code had been made in lieu of the applicable LLC Conversion (excluding legal fees incurred to effect the LLC Conversions) (“Incremental Conversion Costs”) shall be the sole responsibility of Purchaser and its Affiliates and Purchaser shall pay or reimburse Seller and its Affiliates for any such Incremental Conversion Costs. Notwithstanding anything to the contrary contained herein, Purchaser and its Affiliates (including the Acquired Companies after the Closing) shall be solely responsible for any third party notification, retitling or relicensing of assets, or any other obligation of an Acquired Company, whether by contract or operation of law, resulting solely from the Reorganization, and Seller shall not be considered in breach or violation of any representation, warranty or other provision of this Agreement as result of completing the Reorganization in accordance with this Section 6.5. For all purposes under this Agreement and in each case in accordance with the Reorganization, (1) to the extent Seller transfers the equity interests of Batesville Services, Inc. to one of its Controlled Affiliates prior to the Closing, such Controlled Affiliate shall be deemed a “Selling Subsidiary” hereunder and (2) to the extent Seller transfers the equity interests of an Acquired Company to one of its Controlled Affiliates that is not an Acquired Company prior to the Closing, such Acquired Company shall be deemed an “Acquired Equity Company” hereunder.

6.6            Termination of Intercompany Agreements; Release of Guarantees.

(a)            Except (i) for this Agreement and the other Transaction Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Agreement to be entered into by any member of the Seller Group, on the one hand, and any Acquired Company, on the other hand), (ii) any Contracts or understandings to which any third party is a party (including the Shared Contracts) and (iii) the Contracts or understandings listed on Schedule 6.6(a) of the Seller Disclosure Schedule, any intercompany contracts, arrangements, financing agreements, intercompany loans, transactions, accounts, commitments and claims between the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than an Acquired Company), on the other hand (the “Intercompany Agreements”), shall be terminated (or deemed terminated without any further action on the part of any party thereto) effective no later than as of the Closing without any party having any continuing obligations or liability to the other party under the Intercompany Agreements. All amounts due and payable to an Acquired Company from Seller or any of its Affiliates (other than an Acquired Company), and all amounts due and payable to Seller or any of its Affiliates (other than an Acquired Company) from an Acquired Company, shall, in each case, have been settled to the extent possible prior to the Closing.

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(b)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, each of Seller and Purchaser (subject to Schedule 6.6(b) of the Seller Disclosure Schedule) shall cooperate and use commercially reasonable efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Purchaser or one of its Affiliates (including the Acquired Companies) to be substituted in all respects for Seller or any of its Affiliates (other than the Acquired Companies) in respect of, all liabilities of Seller or any of its Affiliates (other than the Acquired Companies) under any guarantee of or relating to liabilities or obligations (including under any Material Contract, Real Property Lease, Contract or letter of credit) of the Acquired Companies, in each case that is not otherwise the subject of Section 6.6(a) (the “Intercompany Guarantees”). In the case of the failure to do so by the Closing Date, then each of Seller and Purchaser shall continue to cooperate and use commercially reasonable efforts as described in the preceding sentence, and Purchaser shall (i) obtain a letter of credit on behalf of Purchaser or one of its Affiliates (including the Acquired Companies), (ii) indemnify and hold harmless Seller and its Affiliates (other than the Acquired Companies) from and against all Losses arising from or relating to such Intercompany Guarantees and (iii) not permit the Acquired Companies or their Affiliates to (A) renew or extend the term of or (B) increase the obligations of the Acquired Companies or their Affiliates under, or transfer to another third party, any Material Contract, Contract or letter of credit or other liability or obligation for which Seller or any of its Affiliates (other than the Acquired Companies) is or would reasonably be likely to be liable under such guarantee. To the extent that Seller or any of its Affiliates (other than the Acquired Companies) has performance obligations under any such Intercompany Guarantee, Purchaser shall use its reasonable best efforts to (1) fully perform or cause to be fully performed such obligations on behalf of Seller or such Affiliate or (2) otherwise take such action as is reasonably requested by Seller so as to place Seller or such Affiliate in the same position as if Purchaser had performed or were performing such obligations.

(c)            Purchaser acknowledges and agrees that (i) the Business as presently conducted receives or benefits from general corporate functions furnished by Seller and its Affiliates, including finance, accounting, tax, human resources, legal, information technology, facilities, engineering, procurement and other ancillary or corporate shared services provided by Seller and its Affiliates (other than the Acquired Companies) or other corporate centralized functional organizations within or controlled by Seller and its Affiliates (other than the Acquired Companies) and (ii) effective as of the Closing, the sole obligations of Seller and its Affiliates with respect to the provision of any general corporate functions to the Business shall be as set forth in the Transaction Agreements.

6.7            Seller Debt Facilities Releases. Seller shall use reasonable best efforts to deliver to Purchaser on or prior to the Closing Date customary documentation, in form and substance reasonably acceptable to Purchaser, evidencing the release of the Acquired Companies from the Seller Debt Facilities (the “Seller Debt Facilities Releases”). The Seller Debt Facilities Releases shall provide that all guarantees provided by the Acquired Companies in connection with the Seller Debt Facilities shall be released and terminated upon the consummation of the Transactions.

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6.8            Confidentiality.

(a)            The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Purchaser and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Purchaser’s confidentiality obligations shall terminate only in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the Acquired Companies and the Business and, for all other Information (as defined in the Confidentiality Agreement) (“Non-Business Confidential Material”), Purchaser agrees that it shall not disclose such Non-Business Confidential Material for any purpose whatsoever. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)            For a period of four (4) years beginning on the Closing Date, Seller will not, and will cause its Controlled Affiliates not to, except as expressly permitted by this Agreement, without the prior written consent of Purchaser, which may be withheld in Purchaser’s sole and absolute discretion, disclose (other than to officers, directors, managers and employees of Purchaser or the Acquired Companies), any Company Confidential Information, except as required or compelled by Legal Requirement, legal process or any regulatory or self-regulatory authority. Seller and its Controlled Affiliates will not have any obligation to keep confidential (or cause any other Person to keep confidential) any Company Confidential Information if and to the extent disclosure thereof is (A) required by applicable Legal Requirement, (B) requested in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, (C) necessary in connection with Seller’s tax filings or accounting matters or is to Seller’s legal counsel, or (D) in connection with enforcement of rights under this Agreement or any other Transaction Agreement or any other agreement entered into by Seller in connection with the closing of the transactions contemplated by this Agreement. The term Company Confidential Information does not include information that (1) is generally available to the public on the date of this Agreement or (2) becomes generally available to the public other than as a result of disclosure that is prohibited hereunder, (3) Seller obtained from a third party who is not known by Seller to be bound by a confidentiality agreement with the Acquired Companies or Purchaser, or is not otherwise known by Seller to be under any obligation not to transmit such information to Seller, or (4) information that was independently developed by Seller without use or reference to Company Confidential Information. “Company Confidential Information” means any non-public, confidential or proprietary information concerning the Business and the Acquired Companies, in each case as of the Closing Date.

6.9            Reasonable Best Efforts; Cooperation; Regulatory Filings.

(a)            Seller and Purchaser, including for purposes of this Section 6.9 all entities within the same “person,” as that term is defined in 16 C.F.C. §801 et seq. (the “HSR Rules”) shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions, which actions include (i) using reasonable best efforts to obtain as promptly as practicable each Consent, Permit and Order of any Governmental Authority that may be, or become, necessary for the consummation of the Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Authority, (iii) furnishing all information and documents required by or advisable under applicable Legal Requirements in connection with Governmental Approvals of, or filings with, any Governmental Authority, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, applicable notifications with the necessary Governmental Authorities and (v) using reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any other applicable Antitrust Laws and necessary approvals under any applicable Antitrust Law. In furtherance and not in limitation of the foregoing, each party agrees that it will use its reasonable best efforts to file or cause to be made (A) as promptly as practicable, but in any event no later than ten (10) Business Days following the date of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (B) as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof), any filing with or notification to any other competent Governmental Authorities set forth on Schedule 6.9(a) of the Seller Disclosure Schedule.

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(b)            In connection with, and without limiting, the efforts referenced in Section 6.9(a), Seller and Purchaser shall (i) furnish to the other, and Seller shall cause the Acquired Companies to furnish to Purchaser, such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Law, (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Authorities (except where such material is confidential to a party, in which case it will be provided, subject to applicable Legal Requirements, to the other party’s counsel on an “external counsel” basis) and accept any reasonable comments made by that other party, (iii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and comply as promptly as practicable with any such inquiry or request and (iv) not, and Seller shall cause the Acquired Companies not to, participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Transactions, unless it (A) consults with the other party in advance and (B) gives the other party the opportunity to attend and participate; provided that a party shall not be required to give the other party the opportunity to attend and participate to the extent (1) prohibited by such Governmental Authority or (2) such Governmental Authority requests to communicate exclusively with one party. Whether or not the Transactions are consummated, Purchaser shall be responsible for the payment of all filing fees and other disbursements to any third party or any Governmental Authority in connection with obtaining any approvals or making the notifications or filings required pursuant to this Section 6.9 (including document translation fees, but not including the costs of each party’s own legal advisors or third-party expert fees).

(c)            Seller and Purchaser will comply as promptly as practicable with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Authority. Purchaser agrees to undertake reasonable best efforts to take any and all steps necessary or advisable to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Authority or any other Person so as to enable the parties to expeditiously consummate the Transactions.

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(d)            Except as specifically required by this Agreement, Purchaser shall not, and shall cause its “associates,” as that term is defined in the HSR Rules, not to, take any action, or refrain from taking any action, if the effect of taking such action or refraining from taking such action would be to delay or impede the ability of the parties to consummate the Transactions. Without limiting the generality of the foregoing, Purchaser shall not, and shall cause its associates not to, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an Order prohibiting the Transactions, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) delay or prevent the consummation of the Transactions.

(e)            Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Section 6.9 shall (i) require, or be deemed to require, Seller or any of its Affiliates to propose, negotiate, offer to commit, effect or agree to (A) any sale, divestiture, license or disposition of assets or businesses of any Acquired Company or (B) any behavioral remedy of any Acquired Company, in the case of each of (A) and (B), that is not conditioned upon the consummation of the Transactions and (ii) apply to the transactions contemplated by Section 6.5.

6.10          Financing.

(a)            Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon Purchaser obtaining the Funds to satisfy the Funding Obligations, and the obtaining of the Financing is not a condition to Closing or the consummation of the Transactions.

(b)            Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and the Debt Fee Letter (including the “market flex” provisions set forth in the Debt Fee Letter) as promptly as practicable following the date hereof, including using its (and causing its Affiliates to use) reasonable best efforts to (i) maintain in full force and effect (and comply with their respective obligations under) the Debt Commitment Letter on the terms and conditions contained therein (including, to the extent the same are exercised, the “market flex” provisions set forth in the Debt Fee Letter) until the Transactions are consummated, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including, to the extent the same are exercised, the “market flex” provisions set forth in the Debt Fee Letter) or on other terms acceptable to Purchaser that would not (A) reduce the aggregate amount of the Debt Financing or (B) impose new or additional conditions precedent to the receipt of all or any portion of the Debt Financing and (iii) taking into account the expected timing of Closing pursuant to Section 3.1, satisfy on a timely basis (or obtain a waiver of) all conditions in the Debt Commitment Letter. If all of the conditions to Purchaser’s obligations under Section 10.1 (other than those conditions that by their terms, are to be satisfied on the Closing Date, provided that each such condition is then capable of being satisfied) have been satisfied or waived, Purchaser shall cause the Debt Financing to be consummated, and shall cause (other than through litigation) the Debt Financing Sources to fund the Debt Financing, in each case at or prior to the Closing.

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(c)            Purchaser acknowledges and agrees that it shall be fully responsible for obtaining the Equity Financing in accordance with the Equity Commitment Letter and shall, and shall cause the Equity Financing Source, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter as promptly as practicable following the date hereof, including taking (and causing the Equity Financing Source to take) all actions necessary to (i) maintain in full force and effect (and comply with their respective obligations under) the Equity Commitment Letter on the terms and conditions contained therein until the Transactions are consummated and (ii) satisfy on a timely basis (or obtain a waiver of) all conditions in the Equity Commitment Letter. If all of the conditions to Purchaser’s obligations under Section 10.1 (other than those conditions that by their terms, are to be satisfied on the Closing Date, provided that each such condition is then capable of being satisfied) have been satisfied or waived, Purchaser shall cause the Equity Financing to be consummated, and shall cause (and enforce the obligations of) the Equity Financing Source to fund the Equity Financing, in each case at or prior to the Closing.

(d)            Purchaser shall not, and shall cause its Affiliates not to, permit any amendment, restatement, modification, waiver, termination, replacement or assignment of the Debt Commitment Letter (or any portion of the Debt Financing thereunder) without the prior written consent of Seller that (i) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), (ii) imposes new or additional conditions or contingencies to the receipt of all or any portion of the Debt Financing or expands, amends or modifies any conditions or contingencies to the receipt of all or any portion of the Debt Financing on the Closing Date, or (iii) would reasonably be expected to (A) delay, prevent, impede or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or otherwise prevent, delay or impair the ability or likelihood of Purchaser to timely consummate the Transactions or (B) adversely impact the ability of Purchaser to enforce its rights against the Debt Financing Sources or any other parties to the Debt Financing or the definitive agreements with respect thereto or (iv) relieves or releases any Debt Financing Source from its obligations under the Debt Commitment Letter (other than as expressly provided for in the Debt Commitment Letter as in effect on the date hereof in connection with the designation of additional arrangers); provided, however, that, notwithstanding the foregoing, Purchaser may modify, supplement or amend the Debt Commitment Letter to the extent such modification, supplement or amendment (1) is limited to adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, so long as each such Person has a long-term credit rating of A- or better issued by Standard & Poor’s Ratings Services and A3 or better issued by Moody’s Investors Service, Inc. (where it has a rating from more than one of such credit rating agencies) or (2) increases the commitments or the amount of indebtedness thereunder. Purchaser shall promptly deliver copies of any amendment, modification, supplement or waiver to the Debt Commitment Letter or Debt Fee Letter to Seller (which may, in the case of the Debt Fee Letter, be redacted as provided in Section 5.6).

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(e)            If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including the “market flex” provisions set forth in the Debt Fee Letter), or if Purchaser reasonably determines that such funds may become unavailable to Purchaser on the terms and conditions set forth therein, Purchaser shall as promptly as practicable following the occurrence of such event (i) notify Seller in writing thereof as promptly as practicable after obtaining knowledge thereof (and in any event within twenty-four (24) hours), (ii) use its reasonable best efforts to obtain an amount equal to such portion of the Debt Financing from alternative debt financing sources on terms and conditions no less favorable to Purchaser, taken as a whole, than as contemplated by the Debt Commitment Letter (taking into account the “market flex” provisions set forth in the Debt Fee Letter) or otherwise sufficient to enable Purchaser to consummate the Transactions and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such alternative financing and, promptly after execution thereof, deliver to Seller true, complete and correct copies of the new commitment letter and the related fee letters (which may, in the case of fee letters, be redacted as provided in Section 5.6) and related definitive financing documents with respect to such alternative financing.

(f)             Purchaser shall, as promptly as practicable after obtaining knowledge thereof (and in any event within twenty-four (24) hours), give Seller written notice of any (i) breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) related to the Financing, (ii) actual or threatened withdrawal, repudiation or termination by any party to the Commitment Letters or definitive agreements related to the Financing, (iii) material dispute or disagreement between or among any parties to the Commitment Letters or definitive agreements related to the Financing, (iv) without limiting any of Seller’s rights hereunder or with respect to the Equity Commitment Letter, amendment or modification of, or waiver under, the Commitment Letters and the Financing, (v) notification from one or more parties to the Commitment Letters or any party to any definitive agreements related to the Financing of the failure or inability to satisfy one or more conditions precedent to the Financing or (vi) change, circumstance or event that causes Purchaser to believe that it shall not be able to timely obtain all or any portion of the Financing. As soon as reasonably practicable, but in any event within three (3) Business Days after the date Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clauses (i) – (vi) of the immediately preceding sentence. Purchaser shall keep Seller informed on a reasonably current basis of the status of its efforts to arrange the Financing contemplated by the Commitment Letters, including providing drafts of all definitive agreements related to the Financing a reasonable period of time prior to their execution or use. In the event that Purchaser commences an enforcement action to enforce its rights under any agreement in respect of the Financing or to cause the Equity Financing Source or any Debt Financing Source to fund all or any portion of the Equity Financing or the Debt Financing, respectively, Purchaser shall keep Seller reasonably informed of the status of such enforcement action.

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(g)            For the purposes of this Agreement, the definitions of “Financing,” “Debt Commitment Letter,” “Debt Financing,” “Debt Fee Letter,” “Equity Commitment Letter” and “Equity Financing” include any of the foregoing as the same may be amended, waived, modified or replaced pursuant to this Section 6.10.

(h)            Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.10 shall require, and in no event shall the reasonable best efforts of Purchaser require, Purchaser to (i) seek the Equity Financing from any source other than the Equity Financing Source, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter, the Debt Commitment Letter or the Debt Fee Letter (including, to the extent required, the flex provisions contained therein).

6.11          Financing Cooperation.

(a)            Prior to the Closing, Seller shall, and shall cause the Selling Subsidiaries and the Acquired Companies to, use commercially reasonable efforts to provide to Purchaser such customary cooperation reasonably requested by Purchaser in connection with the Debt Financing; provided that such requests are timely made so as not to delay the Closing beyond the date that it would otherwise occur. Such cooperation shall include using commercially reasonable efforts to do the following (in each case, to the extent so requested):

(i)            causing management teams of the Business, with appropriate seniority and expertise, at reasonable times and upon reasonable advance notice, to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders and rating agencies (with all of the foregoing to be virtual at Seller’s or such Persons’ request);

(ii)           reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and other customary marketing and syndication materials (which may only be distributed to a third party to the extent permitted by the Confidentiality Agreement or a separate confidentiality agreement entered into between Seller and such third party) reasonably and customarily required and reasonably requested by the Debt Financing Sources in connection with the Debt Financing, in each case solely with respect to information relating to the Business; and

(iii)          furnishing Purchaser and the Debt Financing Sources, no later than three (3) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by Purchaser in writing, at least ten (10) Business Days prior to the Closing Date.

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(b)            Purchaser acknowledges and agrees that Seller, its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Purchaser may raise in connection herewith, or any cooperation provided pursuant to this Section 6.11. Purchaser shall (i) promptly reimburse Seller and any of its Affiliates, and its and their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnitees”) for all of the out-of-pocket costs and expenses (including attorneys’ fees) incurred by such Seller Indemnitee in connection with this Section 6.11 and (ii) indemnify and hold harmless the Seller Indemnitees from and against all Taxes and Losses suffered or incurred, directly or indirectly, by any of them in connection with the arrangement of the Financing (including any action pursuant to this Section 6.11), or any information used in connection therewith. Any use of Seller’s or its Controlled Affiliates’ logos in connection with the Debt Financing shall require Seller’s prior written consent; provided, however, that in the event and to the extent Seller provides such consent, such logos shall be used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect Seller or any of its Controlled Affiliates or the reputation or goodwill of Seller or any of its Controlled Affiliates or any of its or their respective products, services, offerings or Intellectual Property. All non-public or other confidential information provided by Seller, its Controlled Affiliates or their respective Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with, and shall be subject to the terms of, the Confidentiality Agreement. Seller, its Controlled Affiliates and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Purchaser or any of its Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any logos of or information about or provided by the Business, Seller, its Controlled Affiliates, or their respective Representatives, and any such presentations, memoranda, materials or documents shall include a conspicuous disclaimer to the effect that none of Seller, its Affiliates or their respective Representatives has any responsibility or liability for the content of such document and that Seller, its Controlled Affiliates and their respective Representatives disclaim all responsibility therefor.

(c)            Notwithstanding anything in this Agreement to the contrary (including this Section 6.11), none of Seller, its Controlled Affiliates or their respective Representatives shall be required to:

(i)            waive or amend any terms of this Agreement or any Transaction Agreement or agree to pay or pay any commitment or other fee or reimburse any expenses in connection with any Financing (other than, in the case of any such fees or expenses, those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Controlled Affiliates or their respective Representatives upon termination of this Agreement);

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(ii)           take any action that would, or would reasonably be expected to, result in Seller or any of its Controlled Affiliates or their respective Representatives incurring any actual or potential liability or giving or being required to give any indemnity in connection with the Financing (other than those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Controlled Affiliates or their respective Representatives upon termination of this Agreement);

(iii)          take any action that would require Seller or any of its Controlled Affiliates or their respective Representatives to execute, deliver, enter into or perform any document, agreement, certificate or instrument with respect to the Financing (other than those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Controlled Affiliates or their respective Representatives upon termination of this Agreement), or provide (or cause any of their Representatives to provide) any accountants’ comfort letter, reliance letter, legal opinion or other opinion of counsel;

(iv)          adopt resolutions or execute consents to approve or authorize the execution of the Financing;

(v)           take any action that would unreasonably interfere with the Business or the other businesses or operations of Seller or any of its Controlled Affiliates or their respective Representatives;

(vi)          take any action that would cause any representation or warranty in this Agreement or any Transaction Agreement to be breached or become inaccurate or that would breach any covenant in this Agreement or any Transaction Agreement;

(vii)         take any action that would conflict with or violate, or that could reasonably be expected to conflict with or violate, the organizational documents of Seller or any of its Controlled Affiliates or applicable Legal Requirements;

(viii)        take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which Seller or any of its Controlled Affiliates or their respective Representatives is a party or bound or any obligations of confidentiality binding on Seller or any of its Controlled Affiliates or their respective Representatives;

(ix)           provide access to or disclose information that constitutes attorney work product or that Seller determines would jeopardize any attorney-client privilege of Seller or any of its Controlled Affiliates or their respective Representatives or which is restricted or prohibited under applicable Legal Requirements;

(x)            cause any director, officer, employee or other Representative of Seller or any of its Controlled Affiliates to incur any actual or potential personal liability; or

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(xi)           prepare any financial statements, projections or other similar materials.

6.12          Insurance. Purchaser acknowledges and agree that, from and after the Closing, the Acquired Companies shall not have any rights to or under any Insurance Policies, other than for a period of four (4) years following the Closing, Insurance Policies issued by a third party providing coverage on an occurrence basis relating to occurrences prior to the Closing, including defense and indemnity benefits attributable to or arising from or under such Insurance Policies (such policies or programs, the “Pre-Closing Policies”). Seller, on behalf of itself and its Affiliates agrees that with respect to acts, omissions, events or circumstances relating to the Business that occurred prior to the Closing and that would reasonably be expected to be covered by Pre-Closing Policies under which the Business was insured prior to the Closing, the Acquired Companies may make claims under such Pre-Closing Policies subject to the terms and conditions of such Pre-Closing Policies and this Agreement; provided that Purchaser shall be solely responsible for the amount of any deductibles, retentions, premium increases, claim administration, claims handling, costs and expenses of any letters of credit or other collateral arrangements (to the extent related to any claims or potential claims related to the Business) and all other out-of-pocket costs and expenses incurred in connection with such claims and any uninsured, uncovered or uncollectible amounts related to such claims. If so requested by Seller, Purchaser shall promptly enter into assumption agreements (and provide for letters of credit or other collateral arrangements as required by such assumption agreements), required by any insurers under such Pre-Closing Policies for the purpose of transferring, or acknowledging and accepting the transfer of, the liabilities and obligations of Seller with respect to the Pre-Closing Policies to the extent related to the Business, including all liabilities with respect to the payment, reimbursement and indemnification obligations for losses, deductibles, retained amounts, administration, allocated loss adjustment expenses and the provision of collateral. To the extent any such assumption agreements contemplated by the preceding sentence are entered into, and Seller actually receives a refund of premium as a result of Purchaser assuming the applicable portion of the polic(ies) as between Seller, Purchaser and the applicable insurer, Seller shall offset against the amounts due from Purchaser in respect of Purchaser’s portion of any Pre-Closing Policies the amount of such premium refund actually received. For the avoidance of doubt, (i) except with respect to the Pre-Closing Policies to the extent provided above, Purchaser acknowledges and agrees that, from and after the Closing the Purchaser and not Seller shall be responsible for establishing any and all insurance programs required to comply with the Acquired Companies’ contractual obligations and such other Insurance Policies required by Legal Requirements or as necessary or appropriate to operate the Business, including, without limitation, with respect to general liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability; (ii) for purposes of this Section 6.12, Insurance Policies shall not include any self-insurance or captive insurance; and (iii) nothing in this Section 6.12 shall prevent Seller or any of its Affiliates (other than the Acquired Companies), in their sole discretion, from accessing, amending, commuting, cancelling, eroding, exhausting or otherwise taking any action under or in connection with an Insurance Policy. For a period of five (5) years following the Closing Date, Seller shall provide Purchaser and the Acquired Companies with reasonable access to claims information and loss for claims related to the Acquired Companies through coordinate with Seller, its carriers and/or third-party administrators, as applicable.

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6.13          R&W Insurance Policy. If Purchaser or any of its Affiliates elects to obtain a buy-side representations and warranties insurance policy in connection with the Transactions (the “R&W Insurance Policy”), Purchaser agrees that the R&W Insurance Policy shall provide to the effect that (a) the insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Seller or any of its Affiliates or Representatives (by way of subrogation, claim for contribution or otherwise), other than in the case of Fraud by any such party and then only to the extent of such Fraud and (b) Seller and its Affiliates or Representatives shall be express third-party beneficiaries of such provision. To the extent requested by Purchaser, Seller, its Affiliates and their respective Representatives shall reasonably cooperate with Purchaser and its Representatives with respect to Purchaser’s procurement of the R&W Insurance Policy. Purchaser shall not (and shall cause its Affiliates not to) amend or modify in any respect, or otherwise novate, assign, waive or terminate, the provisions in clauses (a) and (b) of the immediately preceding sentence without the prior written consent of Seller, which consent shall be in Seller’s sole discretion. Subject to clause (c) of “Transaction Expenses,” Purchaser shall be solely responsible for all costs to procure the R&W Insurance Policy, including the R&W Insurance Costs, as well as the cost of maintaining and making claims under the R&W Insurance Policy.

6.14          Registered Office Addresses. To the extent an Acquired Company uses any facility address of Seller or any of its Affiliates (other than the Acquired Companies) as a registered office address, Purchaser shall, at Purchaser’s sole cost and expense, take any and all actions to transfer the registered office address of any such Acquired Company to the registered office address of Purchaser or any of its Affiliates effective as of the Closing.

6.15          Cash Sweep. On or before the Closing, Seller shall use its commercially reasonable efforts to sweep all Cash in excess of the Cash Ceiling in each jurisdiction listed in the definition of “Cash Ceiling” (“Excess Cash”) from each bank account of the Acquired Companies and distribute such Excess Cash to Seller. For the avoidance of doubt, to the extent that any Excess Cash is not able to be swept prior to Closing, any such Excess Cash shall be included in the calculation of Cash and the Closing Purchase Price; provided, however, with respect to Cash held by the Acquired Companies in the United States (“U.S. Cash”), no more than $1,500,000.00 shall be included in the calculation of Cash for purposes of the Closing Purchase Price; provided, further, however, that to the extent the amount of U.S. Cash is more than $1,500,000.00 in accordance with the foregoing (the amount of such overage, the “Excess U.S. Cash”), Purchaser shall pay the Excess U.S. Cash to Seller within five (5) Business Days following the Closing; provided, further, that the Excess U.S. Cash shall be deemed Cash for all purposes under Section 2.4.

Article VII

ADDITIONAL COVENANTS OF THE PARTIES

7.1            Transitional Trademark Rights.

(a)            It is expressly agreed that, subject to Section 7.1(b), the Acquired Companies, as of Closing, do not have any right, title or interest (whether express or implied) in, to or under any Trademark consisting of, incorporating or confusingly similar to, any Trademark of Seller or its Affiliates (other than the Acquired Companies), including the Seller Transitional Trademarks. Purchaser and its Affiliates (including the Acquired Companies) shall have no right, title or interest in or to, or right to use, and Purchaser acknowledges and agrees that it and its Affiliates (including the Acquired Companies) will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any such Trademark (including the Seller Transitional Trademarks).

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(b)            Notwithstanding the restrictions set forth in Section 7.1(a), the Acquired Companies will have a limited right to utilize the Seller Transitional Trademarks following the Closing solely in the manner of such use and solely for the administration of the Business as conducted immediately prior to the Closing Date, for a period of three (3) months following the Closing Date (the “Transitional Trademark End Date”). Following the Transitional Trademark End Date, Purchaser shall cause the Acquired Companies to destroy, or remove, strike over, cover over or otherwise eliminate all Seller Transitional Trademarks from all materials (whether written, electronic or otherwise) displaying the Seller Transitional Trademarks in its possession. Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against all Losses arising from or relating to the Acquired Companies’ use of the Seller Transitional Trademarks. Notwithstanding the foregoing, the Acquired Companies shall not use any Seller Transitional Trademark in a manner that may reflect negatively on such Seller Transitional Trademark or on Seller or its Affiliates. Seller shall have the right to terminate the foregoing license, effective immediately upon notice, if the Acquired Companies fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller in relation to the use of the Seller Transitional Trademarks.

7.2            Post-Closing Access to Information.

(a)            From and after the Closing, Purchaser shall, and shall cause the Acquired Companies and its other Affiliates to, afford Seller and its Affiliates and their respective Representatives, during normal business hours, upon reasonable request and advance notice, reasonable access to the employees, books, records and properties of each Acquired Company, their Affiliates and the Business, and to make copies of such books and records at Seller’s expense, to the extent that such access is requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Proceeding (other than any Proceeding by or against Purchaser or its Affiliates) or investigation by or before a Governmental Authority and SEC or other Governmental Authority reporting obligations; provided that nothing in this Agreement shall limit any rights of discovery of Seller or its Affiliates.

(b)            Without limiting the generality of Section 7.2(a), Purchaser shall, within seven (7) Business Days of (x) if the Closing Date is the first calendar day of the month, the Closing Date, or (y) if the Closing Date is not the first calendar day of the month, the date that is the first calendar day of a month following the Closing Date, deliver, or cause the Acquired Companies to deliver, to Seller, customary quarter and month-end P&L and balance sheet and other similar financial information of the type that the Acquired Companies and Business have historically provided to Seller via its financial reporting system for the monthly and quarterly period in which the Closing occurs, in each case as if the Closing Date was the date of a quarter end; provided, however, that for the avoidance of doubt, such information shall not be binding upon, or relevant to the Post-Closing Statement.

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(c)            Purchaser agrees to hold, and to cause the Acquired Companies to hold, all the books and records of the Acquired Companies existing on the Closing Date and not to destroy or dispose of any such books and records for a period of seven (7) years from the Closing Date or such longer time as may be required by Legal Requirements, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

7.3            Further Assurances; Wrong Pockets.

(a)            From time to time following the Closing, Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other party; provided, however, that nothing in this Section 7.3 shall require any party or any of its respective Affiliates to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party following the Closing.

(b)            In furtherance, and not by way of limitation, of the foregoing, if after the Closing, (i) Seller or any of its Controlled Affiliates, or Purchaser or any of its Affiliates, discovers that any assets or properties owned, leased or licensed by any Acquired Company that are not used or held for use exclusively in connection with the Business were inadvertently or mistakenly retained by any Acquired Company, then Purchaser shall, and shall cause its Affiliates to, (A) immediately cease using such assets and properties and (B) cooperate with Seller to transfer or assign such assets and properties to Seller (or its designee) with no requirement of additional consideration to the fullest extent permitted by applicable Legal Requirements and execute and deliver any amendments or supplements to this Agreement, exhibits, schedules, as applicable, to transfer such assets and properties to Seller (or its designee) effective as of the Closing Date and (ii) Seller or any of its Controlled Affiliates, or Purchaser or any of its Affiliates, discovers that any assets or properties owned, leased or licensed by any Acquired Company that were used or held for use exclusively in connection with the Business were inadvertently or mistakenly not retained by any Acquired Company, then Seller shall, and shall cause its Controlled Affiliates to, cooperate with Purchaser to transfer or assign such assets and properties to Purchaser (or its designee) with no requirement of additional consideration to the fullest extent permitted by applicable Legal Requirements and execute and deliver any amendments or supplements to this Agreement, exhibits, schedules, as applicable, to transfer such assets and properties to Purchaser (or its designee) effective as of the Closing Date; provided, that any such asset or property does not have a value in excess of $25,000. The parties agree to use their reasonable best efforts to structure any transfer of assets and properties referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable for the parties and the Acquired Companies.

(c)            Following the Closing, (i) Seller shall, and shall cause its Controlled Affiliates to, promptly deliver to Purchaser (A) any mail, packages, orders, inquiries and other communications addressed to Seller or its Controlled Affiliates exclusively relating to the Business and (B) any property that Seller or its Controlled Affiliates receive and that properly belongs to an Acquired Company, and (ii) Purchaser shall, and shall cause its Affiliates to, promptly deliver to Seller (A) any mail, packages, orders, inquiries and other communications addressed to Seller or any of its Affiliates or relating to a business, product line or asset of Seller or its Affiliates other than the Business and (B) any property that Purchaser or its Affiliates receive and that properly belongs to Seller or any of its Affiliates.

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(d)            If, following the Closing, (i) Seller or any of its Controlled Affiliates receives any funds belonging to Purchaser or its Affiliates in accordance with the terms of this Agreement, Seller shall, or shall cause its Controlled Affiliates to, (A) promptly advise Purchaser or its applicable Affiliate, (B) segregate and hold such funds in trust for the benefit of Purchaser or its applicable Affiliate and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Purchaser, and (ii) Purchaser or any of its Affiliates receives any funds belonging to Seller or its Affiliates in accordance with the terms of this Agreement, Purchaser shall, or shall cause its Affiliates to, (A) promptly advise Seller or its applicable Affiliate, (B) segregate and hold such funds in trust for the benefit of Seller or its applicable Affiliate and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Seller.

(e)            The parties agree to the matters specifically set forth on Schedule 7.3(e) of the Seller Disclosure Schedule.

7.4            Employee Non-Solicitation.

(a)            From the Closing Date until the date that is twenty-four (24) months after the Closing Date, Seller shall not, and shall cause each of its Controlled Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, (i) solicit for employment or engagement any Transferred Employee, or (ii) induce or encourage any Transferred Employee to no longer be employed by or provide services to Purchaser or its Affiliates; provided that the foregoing shall not preclude Seller or any of its Affiliates from (A) making general solicitations for employment by means of public advertising, public notices, internal or external websites, job search engines or professional search firms, in each case, so long as not specifically targeted at Transferred Employees, or (B) soliciting any Transferred Employee who has not been employed by Purchaser or any of its Affiliates for at least six (6) months prior to the solicitation.

(b)            From the date hereof until the date that is twenty-four (24) months following the Closing Date, Purchaser shall not, and shall cause each of its Controlled Affiliates not to, without the prior written consent of Seller, directly or indirectly, (i) solicit for employment or engagement any employee of Seller or any of its Affiliates (collectively, the “Restricted Employees”), or (ii) induce or encourage any Restricted Employee to no longer be employed by or provide services to Seller or its Affiliates; provided that the foregoing shall not preclude Purchaser or its Affiliates (A) making general solicitations for employment by means of public advertising, public notices, internal or external websites, job search engines or professional search firms, in each case, so long as not specifically targeted at Restricted Employees, or (B) soliciting any Restricted Employee who has not been employed by Seller or any of its Affiliates for at least six (6) months prior to the solicitation.

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Article VIII

TAX MATTERS

8.1            Section 338(g) Elections. Purchaser shall (or shall cause its relevant Affiliate to) make and timely file an election under Section 338(g) of the Code (and any corresponding elections under applicable state or local Legal Requirements) with respect to the Acquired Companies set forth on Schedule 8.1 of the Seller Disclosure Schedule (the “Section 338(g) Companies,” and such elections, the “Section 338(g) Elections”). Seller and Purchaser shall (and shall cause their relevant Affiliates to) cooperate in the preparation and filing of all forms, attachments and schedules necessary to effectuate the Section 338(g) Elections. Seller and Purchaser shall (and shall cause their relevant Affiliates to) (i) prepare and file all federal, state and local Tax Returns in a manner consistent with the Section 338(g) Elections and (ii) not take any position inconsistent therewith on any Tax Return or in connection with any Tax Proceeding, except as otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code (and any similar provision under any state, local or foreign law).

8.2            Prohibited Actions. Except as otherwise required by applicable Legal Requirements, as mutually agreed upon by the parties (or, in the event that the parties cannot mutually agree, any proposed action described in clauses (i)-(vi) below shall be referred to the Settlement Accountant or another independent accounting firm mutually agreeable to the parties and shall be deemed to be required by applicable Legal Requirements to the extent that the Settlement Accountant or independent accounting firm determines that such action is at least “more likely than not” required by applicable Legal Requirements), and excluding the Section 338(g) Elections, Purchaser shall not take, and shall cause its Affiliates (including the Acquired Companies) not to (i) make any material Tax election inconsistent with past practices (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), (ii) change any method of Tax accounting or any Tax accounting period, (iii) file any amended Tax Return, (iv) file any Tax Return in any jurisdiction in which an Acquired Company did not previously file a Tax Return, (v) initiate or enter into in a voluntary disclosure or other similar program, or (vi) surrender any right to claim a material refund of Taxes, in each case, solely to the extent such action relates to Taxes of or a Tax Return filed with respect to an Acquired Company for any Pre-Closing Tax Period.

8.3            Tax Matters Cooperation. Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates to, cooperate fully to the extent reasonably requested by the other party in connection with the filing of any Tax Returns related to the Acquired Companies and in respect of the Business and in connection with any Tax Proceeding or in connection with determining a liability for Taxes or a right to refund of Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall not be required to provide Purchaser or any of its Affiliates or its or their respective Representatives with any Consolidated Return (or copy thereof) except to the extent solely related to the Acquired Companies.

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8.4            Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, any Transfer Taxes imposed as a result of the Transactions, other than any Transfer Taxes that are Incremental Conversion Costs, shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The party responsible under applicable Legal Requirements for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates to, cooperate in connection with the preparation and filing of any such Tax Returns.

8.5            Termination of Tax Arrangements. All Tax sharing, Tax allocation and similar agreements and arrangements to which any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other, are parties, and pursuant to which any Acquired Company or Purchaser may have any obligations or responsibilities with respect to Taxes shall be terminated prior to the Closing, and none of the Acquired Companies shall have any further obligations or responsibilities thereunder following the Closing.

8.6            Straddle Period. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of the Acquired Companies for the pre-Closing portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of each Acquired Company for a Straddle Period which relate to the pre-Closing portion of such Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.7            301 Litigation.

(a)            Notwithstanding anything herein to the contrary, Seller shall have the sole and exclusive right, at its sole cost and expense and with counsel of its own choosing, to control the claims set forth on Schedule 8.7 (the “301 Litigation”), including, without limitation, the sole and exclusive right to settle, comprise or abandon all or any portion of a claim for refund comprising the 301 Litigation, whether on behalf of itself, any of its Affiliates or Batesville Services, Inc., including following the Closing; provided, that, following the Closing, Purchaser shall be entitled to be present at any proceedings in connection with the 301 Litigation. Seller shall not settle or compromise the 301 Litigation without obtaining the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), if such settlement or compromise could reasonably be expected to have any effect on the Tax liability of Purchaser or any of its Affiliates.

(b)            Following the Closing, Purchaser shall, and shall cause Batesville Services, Inc. and its other Affiliates to, (i) reasonably cooperate with Seller and its Affiliates and agents in connection with the 301 Litigation, and (ii) promptly deliver to Seller any documentation related to the 301 Litigation received by Batesville Services, Inc. or any other Acquired Company.

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(c)            To the extent that, following the Closing, Batesville Services, Inc. or any other Acquired Company receives any refund or credit of Taxes that are the subject of the 301 Litigation or any other recovery in connection with the 301 Litigation, including any settlement payment from the Office of the United States Trade Representative that is payable or otherwise allocable to Batesville Services, Inc. or such other Acquired Company, Purchaser shall, or shall cause Batesville Services, Inc. or such other Acquired Company to, pay such amounts to Seller in accordance with Section 8.10.

(d)            Seller shall promptly reimburse Purchaser and its Affiliates for any out-of-pocket costs and expenses incurred in connection with the 301 Litigation following the Closing or as a result of Purchaser complying with its obligations under this Section 8.7.

(e)            The parties agree to treat for all applicable income Tax purposes any amounts paid over to Seller pursuant to this Section 8.7 as an adjustment to the Purchase Price.

8.8            Pre-Closing Tax Returns. Seller shall cause to be prepared and filed all Tax Returns for the Acquired Companies for any Tax period ending on or prior to the Closing Date, the due date of which is after the Closing Date (giving effect to any properly obtained extension) (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns shall be prepared in all material respects in accordance with the past practice of the Acquired Companies in filing their Tax Returns, except as otherwise required by applicable Legal Requirements. Seller shall provide Purchaser with a copy of each Pre-Closing Tax Return no later than thirty (30) days prior to the date such Pre-Closing Tax Return is due (giving effect to any properly obtained extension) for Purchaser’s review. Within ten (10) Business Days of receipt by Purchaser of any such Pre-Closing Tax Return, Purchaser shall inform Seller of any objections Purchaser has to such Pre-Closing Tax Return. If Purchaser informs Seller of any such objection, then Seller and Purchaser shall negotiate in good faith to resolve such objections. If, despite such good faith efforts, Seller and Purchaser are unable to resolve such objections within five (5) Business Day of the delivery of such objections to Seller, then the matter shall be submitted to an independent accounting firm of national reputation as shall be agreed upon in writing by Seller and Purchaser for review and resolution, which shall be limited to such objections. Seller shall cause to be timely filed such Pre-Closing Tax Returns on the basis of the copy provided to Purchaser, as modified to reflect the resolution of Purchaser’s objections thereto (if any). Purchaser shall cause to be prepared and filed all Tax Returns for the Acquired Companies for any Straddle Period (each, a “Straddle Tax Return”). All Straddle Tax Returns shall be prepared in all material respects in accordance with the past practice of the Acquired Companies in filing their Tax Returns, except as otherwise required by applicable Legal Requirements. Purchaser shall provide Seller with a copy of each Straddle Tax Return no later than thirty (30) days prior to the date such Straddle Tax Return is due (giving effect to any properly obtained extension) for Seller’s review. Within ten (10) Business Days of receipt by Seller of any such Straddle Tax Return, Seller shall inform Purchaser of any objections Seller has to such Straddle Tax Return. If Seller informs Purchaser of any such objection, then Seller and Purchaser shall negotiate in good faith to resolve such objections. If, despite such good faith efforts, Seller and Purchaser are unable to resolve such objections within five (5) Business Day of the delivery of such objections to Purchaser, then the matter shall be submitted to an independent accounting firm of national reputation as shall be agreed upon in writing by Seller and Purchaser for review and resolution, which shall be limited to such objections. Purchaser shall cause to be timely filed such Straddle Tax Returns on the basis of the copy provided to Seller, as modified to reflect the resolution of Seller’s objections thereto (if any).

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8.9            Tax Contests. Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates, and Seller shall promptly notify Purchaser in writing upon receipt by Seller or any of its Affiliates, of notice of any deficiency, proposed adjustment, action, arbitration, assessment, audit or proposed audit, claim, controversy, dispute, examination, hearing, inquiry, or administrative, judicial, or other Tax Proceeding of the Acquired Companies for any Pre-Closing Tax Period (a “Pre-Closing Tax Claim”) or any Straddle Period (a “Straddle Tax Claim”). Except to the extent no Losses resulting from a Pre-Closing Tax Claim would be indemnifiable by Seller pursuant to Section 11.3(a) or Section 11.3(c), Seller shall control the contest of any Pre-Closing Tax Claim, provided that Purchaser shall be entitled to fully participate at its sole expense in such Pre-Closing Tax Claim and shall be reasonably consulted throughout the course of such Pre-Closing Tax Claim. Seller shall not settle or compromise any Pre-Closing Tax Claim without obtaining the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser shall control the contest of any Straddle Tax Claim, provided that, if any Losses resulting from a Straddle Tax Claim would be indemnifiable by Seller pursuant to Section 11.3(a) or Section 11.3(c), then Seller shall be entitled to fully participate at its sole expense in such Straddle Tax Claim and shall be reasonably consulted throughout the course of such Straddle Tax Claim. If any Losses resulting from a Straddle Tax Claim would be indemnifiable by Seller pursuant to Section 11.3(a) or Section 11.3(c), Purchaser shall not settle or compromise such Straddle Tax Claim without obtaining the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). This Section 8.9 (and not Section 11.5) shall govern any Third Party Claim with respect to Taxes of the Acquired Companies.

8.10          Tax Refunds and Benefits. Any cash Tax refunds (or credits in lieu of a cash Tax refund) (a “Tax Refund”) that are received by or for the benefit of Purchaser or its Affiliates (including the Acquired Companies) to which Purchaser or its Affiliates (including the Acquired Companies) become entitled or for which a claim is pending following the Closing and prior to the date that is eighteen (18) months following the Closing Date and that relate to Taxes that were economically borne by Seller or any of its Affiliates because such Taxes were (i) paid by the Acquired Companies prior to the Closing, (ii) included in Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined in accordance with this Agreement, or (iii) indemnified by the Seller Indemnified Parties, but excluding any Tax Refund (x) taken into account in computing Indebtedness or Net Working Capital, each as finally determined in accordance with this Agreement or (y) that is attributable to a carryback of a Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period, shall be for the account of Seller. To the extent that the amount of any Tax that was so economically borne by Seller or any of its Affiliates as described above (except for Taxes described in clause (iii) above) exceeds the amount of such Tax actually due and payable for the Pre-Closing Tax Period as determined (i) when the relevant Tax Return is filed with the applicable Governmental Authority, (ii) in accordance with Section 8.6, as applicable, and (iii) within eighteen (18) months following the Closing Date, and such amount would not otherwise be treated as a Tax Refund for purposes of this Section 8.10, including because such amount relates to a Straddle Period, Seller shall be entitled to such excess (an “Excess Tax Accrual”). Purchaser shall pay to Seller any amount to which Seller is entitled pursuant to this Section 8.10, net of reasonable costs and expenses and Taxes of Purchaser or any of its Affiliates (including the Acquired Companies) relating to such Tax Refund, by wire transfer or delivery of other immediately available funds, within fifteen (15) days (i) in the case of a credit in lieu of a cash Tax Refund, after the filing of a Tax Return that reflects such credit as a reduction in the amount of Taxes payable or any Excess Tax Accrual (ii) in all other cases, after receipt thereof. If the amount of any Tax Refund of the Acquired Companies or Excess Tax Accrual that was paid to the Seller is subsequently disallowed or reduced by any Governmental Authority, then Seller shall promptly pay to the Purchaser the amount of such Taxes incurred as a result of such disallowed or reduced refund or credit or determination of the Excess Tax Accrual.

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Article IX

EMPLOYEES

9.1            Transfer of Business Employees

(a)            Transferred Employees. Prior to the Closing, Seller shall (i) transfer to an Acquired Company the employment of each Internal Transfer Employee and (ii) transfer to Seller or any of its Controlled Affiliates (other than any Acquired Company) the employment of each Excluded Employee. Each Business Employee who is employed by an Acquired Company as of the Closing Date shall be referred to herein as a “Transferred Employee.”

(b)            Long-Term Disability Business Employee. Notwithstanding anything to the contrary in this Section 9.1, with respect to any Business Employee who is receiving long-term disability benefits as of the Closing Date pursuant to a Seller Benefit Plan principally covering employees employed in the United States (each, an “LTD Employee”), Seller shall cause such LTD Employee to remain employed by Seller or its Controlled Affiliates (other than an Acquired Company) or transfer the employment of such LTD Employee from an Acquired Company to Seller or a Controlled Affiliate (other than an Acquired Company), as applicable. To the extent such LTD Employee is, within twelve (12) months following the Closing Date or such later date as required by applicable Legal Requirements, able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Business Employees generally under this Article IX. With respect to each such LTD Employee who commences employment with Purchaser, such LTD Employee shall be deemed a Transferred Employee and references to the “Closing Date” in this Article IX shall be deemed to refer to the date that such LTD Employee commences employment with Purchaser or any of its Affiliates. Each Business Employee who is receiving long-term disability benefits as of the Closing Date pursuant to a Seller Benefit Plan principally covering employees employed outside of the United States shall remain employed by the applicable Acquired Company on the Closing Date, including following a transfer of such Business Employee’s employment to an Acquired Company pursuant to Section 9.1(a).

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9.2            Continuation Period. Subject to any applicable Legal Requirements or Contract, including any collective bargaining agreements and any other labor-related agreements with any labor or trade union, works council, employee representative or association or other labor organization that applies to any Transferred Employee (each, a “Collective Bargaining Agreement”), in which case Purchaser and its Affiliates shall abide by and provide the terms and conditions provided for in any such agreement:

(a)            For the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, or for such shorter period of employment, as the case may be (the “Continuation Period”), Purchaser shall provide, or shall cause to be provided, to each Transferred Employee (i) base salary (or hourly base wage rate) at least equal to the base salary (or hourly base wage rate) provided to such Transferred Employee immediately prior to the Closing Date, (ii) employee health and welfare benefits that are substantially comparable in the aggregate to the employee health and welfare benefits provided to such Transferred Employee immediately prior to the Closing Date and (iii) for the fiscal year during which the Closing occurs, the opportunity to earn a target annual cash incentive opportunity at least equal to the target annual cash incentive opportunity provided to such Transferred Employee immediately prior to the Closing Date. Notwithstanding the generality of the foregoing, in the event of termination of the employment of any Transferred Employee during the Continuation Period, Purchaser shall provide, or shall cause to be provided, to such Transferred Employee severance pay and benefits no less favorable than the severance pay and benefits to which such Transferred Employee would have been entitled under any applicable Benefit Plan providing for severance pay and benefits immediately prior to the Closing Date;

(b)            Purchaser shall, or shall cause its applicable Affiliate (including any Acquired Company) to, use commercially reasonable efforts to give each Transferred Employee full credit for all purposes under (i) any Acquired Company Benefit Plans and (ii) each other employee benefit plan, policy or arrangement maintained or made available for the benefit of Transferred Employees as of and after the Closing Date by Purchaser or any of its Affiliates, for such Transferred Employee’s service prior to the Closing Date with Seller and its applicable Controlled Affiliates and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Controlled Affiliates immediately prior to the Closing Date under the Acquired Company Benefit Plan and an analogous Seller Benefit Plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits or retroactive contributions for the same period of service;

Purchaser shall, or shall cause its applicable Affiliates (including any Acquired Company) to use commercially reasonable efforts to, (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Purchaser or any of its Affiliates (including any Acquired Company) to the extent such Transferred Employees were covered under a similar benefit plan of Seller or any of its Controlled Affiliates immediately prior to the Closing Date (or, as applicable, immediately prior to the end of the applicable Service Term (as defined in the TSA)) and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such employee under any medical plan of Seller or any of its Controlled Affiliates prior to the Closing Date during the year in which the Closing Date occurs (or, as applicable, immediately prior to the end of the applicable Service Term during the year in which such Service Term ends) for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Purchaser or any of its Affiliates for such year.

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9.3            Seller 401(k) Plan. Seller shall cause its sponsorship of the Hillenbrand, Inc. 401(k) Savings Plan, which exclusively covers Business Employees (the “Acquired Company 401(k) Plan”), and the rights and obligations with respect thereto, to be transferred to and assumed by an Acquired Company such that, as of the Closing Date, the Acquired Company 401(k) Plan shall be assumed by Purchaser and its Affiliates. Purchaser shall designate a tax-qualified defined contribution plan of Purchaser (such plan, the “Purchaser Savings Plan”), which may be the Acquired Company 401(k) Plan, that will cover those Transferred Employees who are participants in the Process Equipment Group 401(k) Savings Plan (the “Seller 401(k) Plan”) (and accept any plan-to-plan transfers therefrom) as soon as practicable following the Closing Date.

9.4            Seller Benefit Plan Participation; M&A Qualified Beneficiaries. Effective as of the Closing Date, except as provided in the Transition Services Agreement, the Transferred Employees shall no longer actively participate in any Seller Benefit Plan. Notwithstanding the foregoing, Seller or its Controlled Affiliates shall retain all liabilities with respect to claims incurred by each Transferred Employee prior to the Closing Date under those Seller Benefit Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage. For purposes of this Section 9.4, the following claims shall be deemed to be incurred as follows: (a) with respect to short-term disability, long-term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits and (b) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies. Notwithstanding the foregoing, as of the Closing Date, Purchaser shall and shall cause its Affiliates to assume the liability for each Transferred Employee previously identified to Purchaser who is or may become eligible for extended (post-retirement) health care benefits under the Seller Health Care Benefits Plan for HI, BVL & PEG Non-Bargaining Associates (the “Seller Health Care Plan”), including the associated OPEB Liability as of the Closing Date, under a Benefit Plan sponsored by Purchaser or any of its Affiliates (including the Acquired Companies) providing for extended (post-retirement) health care benefits that are analogous to those that applied under the Seller Health Care Plan immediately prior to the Closing Date (the “Purchaser Health Care Plan”); provided that if such Purchaser Health Care Plan is not in effect as of the Closing Date, Purchaser shall and shall cause its Affiliates to promptly reimburse Seller for the cost of such providing such benefits pursuant to the Seller Health Care Plan through the date that such Purchaser Health Care Plan is adopted by the Purchaser in accordance with this Section 9.4. In addition, at the end of the applicable Service Term (as defined in the Transition Services Agreement) relating to Seller’s provision of health care coverage to the Transferred Employees under the terms of the Transition Services Agreement (the “TSA Coverage Period”), any Transferred Employee participating in the Seller Health Care Plan who becomes eligible for extended (post-retirement) healthcare coverage under such Seller Health Care Plan during the TSA Coverage Period shall be transferred, together with any Liabilities (including OPEB Liabilities) thereunder for extended (post-retirement) health care coverage, into the Purchaser Health Care Plan. Purchaser shall, and shall cause its Affiliates to, take any and all actions needed in order to provide the extended (post-retirement) health care coverage provided to the eligible Transferred Employees immediately prior to the end of the TSA Coverage Period to each eligible Transferred Employee under the Purchaser Health Care Plan as of the end of the TSA Coverage Period. The parties agree to the matters set forth on Schedule 9.4 of the Seller Disclosure Schedule.

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9.5            Annual Cash Bonuses and Other Incentives. Purchaser shall, or shall cause one of its Affiliates to, assume all unpaid cash bonuses earned or accrued as of the Closing Date under the Acquired Company Benefit Plans set forth on Schedule 9.5 of the Seller Disclosure Schedule (the “Acquired Company Bonus Plans”) for and in respect of each Transferred Employee but solely to the extent such bonuses are included in the calculation of Net Working Capital in the Final Closing Statement (the “Assumed Incentive Amount”). Purchaser shall, or shall cause one of its Affiliates to, pay to the Transferred Employees annual bonuses earned under the Acquired Company Bonus Plans, subject to such conditions as otherwise would be applicable to the payment thereof and payable at such time as such amounts would have been paid to the Transferred Employees under the applicable Acquired Company Benefit Plan; provided that the aggregate annual incentive bonus paid to Transferred Employees for the year in which the Closing Date occurs shall not be less than the Assumed Incentive Amount. Seller shall pay or cause to be paid to each bonus eligible Transferred Employee under the Hillenbrand, Inc. Short-Term Incentive Compensation Program (the “STIC Program”) for fiscal year 2023, within forty-five (45) days following the Closing Date, such participants’ bonus payable under the terms and conditions of the STIC Program, calculated based on actual performance measured through the Closing Date, multiplied by a fraction, the numerator of which is the total number of days from October 1, 2022 through the Closing Date and the denominator of which is 365. Pursuant to the terms and conditions established by Purchaser in Purchaser’s discretion under a Purchaser short-term cash incentive plan, Purchaser shall provide such bonus eligible Transferred Employees with the opportunity to earn cash incentives for the remainder of the 2023 fiscal year after the Closing Date, subject to Purchaser’s obligations under Section 9.2(a).

9.6            Seller Equity Awards. Subject to the terms of Seller’s stock incentive plan and any applicable agreements with an individual grantee, Seller shall cause each outstanding equity-based award held by a Transferred Employee that is not otherwise vested as of the Closing Date to vest as of the Closing Date with respect to a pro rata portion of such award, which portion shall be determined in the manner set forth on Schedule 9.6 of the Seller Disclosure Schedule.

9.7            Vacation and Paid Time Off. To the extent permitted pursuant to applicable Legal Requirements and Collective Bargaining Agreements, Purchaser and its Affiliates shall (a) with respect to each (i) Direct Employee who becomes a Transferred Employee, recognize and honor and (ii) Internal Transfer Employee who becomes a Transferred Employee, credit with, and assume all liabilities for, in each case, the amount of accrued but unused vacation time, paid time off and other time-off benefits, if any, as such Transferred Employee had with any Acquired Company, Seller or any of its Controlled Affiliates, as applicable, as of immediately prior to the Closing Date and (b) permit each Transferred Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Transferred Employee would have been so permitted under the terms and conditions of the applicable policies of any Acquired Company, Seller or any of its Controlled Affiliates, as applicable, in effect for the year in which such Closing Date occurs.

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9.8            Communications. Prior to the Closing Date, except as otherwise approved in advance and in writing by Seller, Purchaser shall not make any written or oral communications pertaining to the transfer of Business Employees, any compensation or benefits matters or any redundancy and layoff plans, in each case, that may affect the Business Employees in connection with the Transactions.

9.9            Immigration Compliance. From and after the date of this Agreement and following the Closing Date, Purchaser shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to process and support visa, green card or similar applications in respect of Transferred Employees as of the Closing Date.

9.10          Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, Purchaser agrees that, as of the Closing Date, Purchaser shall cause the Acquired Companies to honor any Collective Bargaining Agreement and provide to the Transferred Employees who remain in the employment of Purchaser or any of its Affiliates (including, following the Closing, the Acquired Companies) and whose employment is subject to any such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Legal Requirements. Further, Purchaser shall or shall cause its Affiliates (including, following the Closing, the Acquired Companies) to recognize the unions and works councils that are signatories to the Collective Bargaining Agreements covering Transferred Employees as the representatives of the Transferred Employees of the bargaining units described therein. From and after the date of this Agreement until the Closing, Seller shall (a) provide Purchaser with copies of any material proposals it intends to make to any labor union prior to making such material proposal and (b) keep Purchaser reasonably informed with respect to any discussions or negotiations with any labor union.

9.11          Employee Liabilities. Seller and Purchaser hereby acknowledge and agree that, effective as of the Closing Date, (a) except as otherwise set forth in this Agreement, Purchaser shall, or shall cause its Affiliates to, assume all liabilities and obligations (i) arising out of, relating to or resulting from the employment or termination of employment of any current or former employee of the Business following the Closing Date, (ii) arising out of, relating to or resulting from any Acquired Company Benefit Plan or Collective Bargaining Agreement whenever incurred, and (iii) expressly assumed by Purchaser or its Affiliates in accordance with the provisions of this Article IX and (b) other than the liabilities assumed by Purchaser or its Affiliates in the foregoing clause (a), Seller shall, or shall cause its Controlled Affiliates to, retain all liabilities and obligations (i) arising out of, relating to or resulting from any Seller Benefit Plan, whenever incurred (other than as expressly set forth in Section 9.4 with respect to the Seller Health Care Plan but expressly including any OPEB Liabilities under the Seller Health Care Plan accrued with respect to any former employee of the Business as of the Closing Date), (ii) expressly retained by Seller or its Controlled Affiliates in accordance with the provisions of this Article IX, and (iii) set forth on Schedule 9.11 of the Seller Disclosure Schedule (the “Seller Retained Liabilities”). For the avoidance of doubt, nothing in this Section 9.11 shall limit or otherwise restrict any claim pursuant to Article XI.

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9.12          No Third-Party Beneficiaries. Nothing contained in this Article IX, express or implied, is intended to confer upon any Person not a party hereto (including any Business Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement.

Article X

CONDITIONS TO CLOSING

10.1          Conditions of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, or waiver by Purchaser (in its sole discretion), to the extent permitted by applicable Legal Requirements, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties of Seller. (i) The representations and warranties of Seller (other than the Seller Fundamental Representations) contained in Article IV shall be true and correct as of the date hereof and as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” in such representations and warranties, (ii) except for de minimis inaccuracies in each such representation and warranty, the Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all respects as of such date) and (iii) Section 4.6(b) shall be true and correct as of the date hereof.

(b)            Covenants of Seller. The covenants contained in this Agreement required to be complied with by Seller at or prior to the Closing shall have been complied with in all material respects.

(c)            Certificate of Seller. Purchaser shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 10.1(a), Section 10.1(b) and Section 10.1(d) have been satisfied.

(d)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(e)            Reorganization. The Reorganization shall have been consummated in all material respects in accordance with Section 6.5.

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10.2          Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction, or waiver by Seller (in its sole discretion), to the extent permitted by applicable Legal Requirements, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties of Purchaser. (i) The representations and warranties of Purchaser (other than the Purchaser Fundamental Representations) contained in Article V shall be true and correct as of the date hereof and as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Purchaser Material Adverse Effect” in such representations and warranties and (ii) except for de minimis inaccuracies in each such representation and warranty, the Purchaser Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all respects as of such date).

(b)            Covenants of Purchaser. The covenants contained in this Agreement required to be complied with by Purchaser at or prior to the Closing shall have been complied with in all material respects.

(c)            Certificate of Purchaser. Seller shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.

10.3          Mutual Conditions. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction, or waiver (in each party’s sole discretion) by mutual consent of, to the extent permitted by applicable Legal Requirements, at or prior to the Closing, of each of the following conditions:

(a)            HSR Approval. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)            No Orders. No Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Legal Requirement that remains in effect and makes illegal or prohibits any of the Transactions.

10.4          Waiver of Conditions. The conditions set forth in Section 10.1 may only be waived by written notice from Purchaser. The conditions set forth in Section 10.2 may only be waived by written notice from Seller. The conditions set forth in Section 10.3 may only be waived by written notice from both Seller and Purchaser.

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Article XI

INDEMNIFICATION

11.1          Survival of the Seller’s Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months after the Closing Date (the “General Survival Period”), and no claim may be brought by any Purchaser Indemnified Party thereafter with respect thereto; provided, however, that (i) if the retention under the R&W Insurance Policy is reduced as contemplated by the R&W Insurance Policy, then the General Survival Period (other than with respect to any of the Seller Fundamental Representations) shall be twelve (12) months (such applicable survival period, the “Applicable Survival Period”). The covenants and agreements of Seller contained in this Agreement and to be performed or complied with at or prior to the Closing shall not survive the Closing, and Seller shall have no liability with respect thereto from and after the Closing; provided that the covenants and agreements of Seller contained in Section 6.1 shall survive the Closing hereunder for a period of six (6) months after the Closing Date and no claim may be brought by any Purchaser Indemnified Party thereafter with respect thereto. The covenants and agreements of Seller contained in this Agreement and to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms and claims may be brought by any Purchaser Indemnified Party thereafter with respect thereto until the applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims regarding a breach or thereof; provided that Seller’s obligations under Section 11.3(c) shall survive the Closing for a period ending on the date that is eighteen (18) months following the Closing Date, after which period no claim under Section 11.3(c) shall be brought by a Purchaser Indemnified Party. Notwithstanding the foregoing, if a Purchaser Indemnified Party provides notice of a claim to Seller in accordance with Section 11.5 after the Closing and prior to the expiration of the applicable survival period set forth in this Section 11.1, then the applicable representations, warranties, covenants and agreements shall survive as to such claim until such claim has been finally resolved in accordance with this Agreement.

11.2          Survival of Purchaser’s Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall survive the Closing hereunder for a period of eighteen (18) months after the Closing Date, and no claim may be brought by any Seller Indemnified Party thereafter with respect thereto. The covenants and agreements of Purchaser contained in this Agreement and to be performed or complied with at or prior to the Closing shall not survive the Closing, and Purchaser shall have no liability with respect thereto from and after the Closing. The covenants and agreements of Purchaser contained in this Agreement and to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms and claims may be brought by any Seller Indemnified Party thereafter with respect thereto until the applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) bar any claims regarding a breach or thereof. Notwithstanding the foregoing, if a Seller Indemnified Party provides notice of a claim to Purchaser in accordance with Section 11.5 after the Closing and prior to the expiration of the applicable survival period set forth in this Section 11.2, then the applicable representations, warranties, covenants and agreements shall survive as to such claim until such claim has been finally resolved in accordance with this Agreement.

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11.3          Indemnification by the Seller. Subject to the terms, conditions and limitations set forth in this Article XI, from and after the Closing, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties, from and against, and shall promptly pay or reimburse each Purchaser Indemnified Party for, any and all Losses suffered, sustained or incurred by any Purchaser Indemnified Party (regardless of whether or not any such Loss relates to any third-party claim) directly or indirectly arising out of or resulting from:

(a)            any inaccuracy in or breach of any representation or warranty contained in Article IV of this Agreement or in the certificate contemplated by Section 10.1(c);

(b)            any breach by Seller of, or failure by Seller to perform, any of its covenants or agreements contained in this Agreement that survive the Closing; or

(c)            any Pre-Closing Taxes,

provided, that notwithstanding anything in this Agreement to the contrary, Seller shall not be responsible for and shall not indemnify and hold harmless the Purchaser Indemnified Parties from or against (i) Taxes for any Post-Closing Tax Period (including, for purposes of clarification, the post-Closing portion of any Straddle Period), except to the extent such Taxes are attributable to a breach or inaccuracy of Section 4.14(f), Section 4.14(g), Section 4.14(i), Section 4.14(j) or Section 4.14(k), or (ii) the Taxes set forth in Schedule 1.1(i) of the Seller Disclosure Schedule to the extent such Taxes do not exceed the respective amount set forth in Schedule 1.1(i) of the Seller Disclosure Schedule with respect to the relevant Tax type.

11.4          Indemnification by Purchaser. Subject to the terms, conditions and limitations set forth in this Article XI, from and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and shall promptly pay or reimburse each Seller Indemnified Party for, any and all Losses suffered, sustained or incurred by any Seller Indemnified Party (regardless of whether or not any such Loss relates to any third-party claim) directly or indirectly arising out of or resulting from:

(a)            any inaccuracy in or breach of any representation or warranty of Purchaser contained in Article V or in the certificate contemplated by Section 10.2(c); or

(b)            any breach by Purchaser of, or failure by Purchaser to perform, any of its covenants or agreements contained in this Agreement that survive the Closing.

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11.5          Indemnification Procedure for Third Party Claims.

(a)            In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Article XI (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any Proceeding by any Person who is not a party or an Affiliate of a party (including, without limitation, any domestic or foreign court or other Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, with respect to which a party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such Third Party Claim (a “Claim Notice”), which shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed Losses if then known to the Indemnifying Party, within thirty (30) days after receiving written notice of such Third Party Claim; provided, however, that the failure to give such written notice within such time period shall not limit the obligations of the Indemnifying Party under this Article XI or adversely affect the Indemnified Party’s right to indemnification, except to the extent (and only to the extent) that the Indemnifying Party is actually and materially prejudiced as a result of such failure. Subject to Section 11.5(b), within thirty (30) days after receipt of the Claim Notice, the Indemnifying Party may elect (but is not required to), upon written notice thereof to the Indemnified Party, to conduct, at its own expense and subject to the limitations in this Article XI, the defense of such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party, with counsel of the Indemnifying Party’s choice (such counsel to be reasonably satisfactory to the Indemnified Party). In the event that the Indemnifying Party does not so timely elect, or is not otherwise entitled, to conduct the defense of the subject Third Party Claim, then (subject to the limitations in this Article XI) the Indemnified Party shall have the sole right to conduct the defense of and to settle the subject Third Party Claim. Notwithstanding an election to assume and control the defense of a Third Party Claim, (i) the party not controlling such defense (the “Non-controlling Party”) may participate therein and employ separate legal counsel at its own expense, and (ii) if, and only if, there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, except that the Indemnifying Party shall not be obligated to pay costs, fees or expenses of more than one separate counsel for all Indemnified Parties, taken together. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such claim and the defense thereof. The Non-controlling Party shall furnish the Controlling Party with such information as the Controlling Party may reasonably request with respect to such claim and shall otherwise reasonably cooperate with and reasonably assist the Controlling Party and its counsel in the investigation, defense and settlement of such claim. The Indemnified Party shall not enter into any settlement of any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of the Indemnified Party, the Indemnifying Party may not enter into any settlement of any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim, if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief would be imposed against any Indemnified Party, (ii) a finding or admission of any violation of applicable Legal Requirement would be made by any Indemnified Party and (iii) such settlement or judgement does not unconditionally release of the Indemnified Parties from all Liabilities with respect to such Third Party Claim. Notwithstanding anything to the contrary herein, the control of any Third Party Claims with respect to Taxes of any of the Acquired Companies shall be governed by Section 8.9 and not this Section 11.5.

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(b)            The Indemnifying Party shall not be entitled to assume or control, and the Indemnified Party shall be entitled to maintain or assume sole control over the defense or settlement of any Third Party Claim, subject to the limitations in this Article XI, if:

(i)            such Indemnifying Party has failed or is failing to diligently contest such Third Party Claim reasonably and in good faith;

(ii)           such Third Party Claim relates to or involves any criminal Proceedings or allegations of actual but not constructive fraud or any criminal conduct;

(iii)          specific performance, an injunction or any other equitable relief is sought against an Indemnified Party as the primary remedy in such Third Party Claim; or

(iv)          such Third Party Claim has a reasonable prospect to result in Losses exceeding the maximum amount that the Indemnified Party (if a Purchaser Indemnified Party) would then be entitled to recover under this Article XI; or

(v)           such Third Party Claim relates to a material regulatory matter, material customer or supplier of Purchaser or any Acquired Company or any of their respective Subsidiaries or any officer or employee thereof or would otherwise be material to the Business of Purchaser or any Acquired Company on an ongoing basis;

provided that the foregoing (ii) through (v) shall not apply to Claims with respect to Losses indemnifiable under Section 11.3(a) with respect to the Seller Fundamental Representations.

(c)            In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver prompt written notice of such claim to the Indemnifying Party and describing in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed Losses if then known to the Indemnifying Party, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 11.5(c) shall not limit the obligations of the Indemnifying Party under this Article XI or adversely affect the Indemnified Party’s right to indemnification, except to the extent (and only to the extent) that the Indemnifying Party is actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not agree in writing to its liability with respect to such claim or otherwise disputes such claim, such claim for indemnification shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 13.8.

11.6          Limitation as to Certain Qualifiers. For purposes of determining (i) the existence of any inaccuracy in any representation or the breach of any representation or warranty made by Seller in this Agreement other than Section 4.6(b) and Section 4.5(a), the definition of “Material Adverse Effect” and with respect to the use of the term “Material Contract” and (ii) the amount of Losses arising out of or relating to any such inaccuracy or breach, then, with respect to clauses (i) and (ii), any and all references to “Material Adverse Effect,” “material”, “materially” or similar qualifiers set forth therein shall be disregarded (as if such word(s) or phrase(s), as applicable, were deleted from such representation or warranty).

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11.7          Limitation on Indemnification.

(a)            Notwithstanding anything to the contrary set forth in this Agreement:

(i)            Seller shall not be liable hereunder to the Purchaser Indemnified Parties pursuant to Section 11.3(a) for any individual claim (or series of related claims) if the amount of Losses arising from any inaccuracy in or breach of any representation or warranty giving rise to such claim (or series of related claims) is less than $25,000 (“Minor Claims”);

(ii)           Seller shall not be liable hereunder to the Purchaser Indemnified Parties pursuant to Section 11.3(a), except to the extent that the aggregate Losses incurred by the Purchaser Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 11.3(a) (not counting the amount of any Minor Claims) exceeds $2,812,500 (the “Deductible”), and Seller’s aggregate liability to the Purchaser Indemnified Parties pursuant to Section 11.3(a) shall not exceed $2,812,500 (the “Cap” ); provided, however, that neither the Deductible nor the Cap nor the limitations set forth in Section 11.7(a)(i) shall apply to any claims for Losses based upon or arising out of any breach of any of the Seller Fundamental Representations;

(iii)          in no event shall the aggregate liability of Seller under Section 11.3 exceed the amount of Purchase Price proceeds actually received by Seller pursuant to this Agreement; and

(iv)          in no event shall Losses include punitive or exemplary damages, except to the extent such punitive or exemplary damages are the subject of the Third Party Claim and have been awarded to a third party by a court of competent jurisdiction.

(b)            Notwithstanding the fact that any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Purchaser Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to recover the amount of any Losses suffered by such Person more than once, regardless of whether such Losses may be as a result of a breach of more than one representation or warranty or covenant. The parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any party hereto has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement. Without limiting the foregoing, no Purchaser Indemnified Party shall have any right to indemnification for any Losses to the extent such Losses were taken into account in the calculation of the Indebtedness, Transaction Expenses or Net Working Capital and such Losses caused the Purchase Price to be less than it otherwise would have been so as to avoid duplication or “double counting” of the same Losses.

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11.8          Insurance and Indemnity Proceeds. The parties agree to use commercially reasonable efforts to obtain all available recoveries from any third-party insurer (including, with respect to Purchaser, from the insurer under the R&W Insurance Policy). The amount of Losses for which indemnification shall be available pursuant to this Article XI shall be reduced by (a) any insurance proceeds (including under the R&W Insurance Policy) actually received from a third-party insurer by an Indemnified Party or its Affiliates in connection with the matter giving rise to such Losses (net of the amount of reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments or increased premiums) and (b) any indemnity or contribution amounts actually received from third-parties by an Indemnified Party or its Affiliates in connection with the matter giving rise to such Losses (net of any applicable reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof) (such net recoveries under clauses (a) and (b), “Net Recoveries”). If an Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Losses after an Indemnifying Party has actually made a payment under this Article XI to such Indemnified Party or its Affiliates with respect to such Losses, such Indemnified Party shall promptly pay over to the Indemnifying Party an amount equal to such Net Recovery; provided, that the Indemnified Party shall not be obligated to pay over any such amount in excess of the amount of the indemnity payment hereunder to the Indemnified Party with respect to such claim.

11.9          Investigation. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or its Affiliates or any of their respective Representatives or the fact that such Person or any of its Affiliates or any of their respective Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement, was, or may have been, breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or (b) such Person’s waiver of any condition to Closing or participation in the Closing.

11.10        No Right of Contribution. Seller hereby irrevocably waives, and shall cause its Controlled Affiliates to irrevocably waive, any right to seek advancement, indemnification, contribution or other recovery of any kind from any Acquired Company with respect to Losses with respect to any matter for which a Purchaser Indemnified Party is entitled to seek indemnification under this Agreement.

11.11        Exclusive Remedy. Notwithstanding anything expressed or implied herein to the contrary, except (a) for claims for Fraud, in which case, nothing in this Article IX, including this Section 11.11, shall limit any liability with respect to such claims for Fraud, (b) for claims pursuant to the other Transaction Agreements against the parties thereto in accordance with the terms thereof and (c) with respect to Section 2.4, Section 12.4 and Section 13.10, from and after the Closing, the sole and exclusive remedy for each the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any and all claims and Losses, including in connection with breaches or inaccuracies of any representations, warranties, covenants or agreements set forth in this Agreement, in connection with this Agreement or the Transactions shall be pursuant to the indemnification provisions set forth in this Article XI.

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11.12        Source of Recovery.

(a)            With respect to Losses indemnifiable under Section 11.3(a) and Section 11.3(c) Losses will be satisfied (i) first, directly from Seller up to the Cap, subject to the terms, conditions and limitations set forth in this Article XI (including Section 11.7(a)(i) and Section 11.7(a)(ii)), (ii) second, from the R&W Insurance Policy (as provided herein), and (iii) third, solely with respect to Losses indemnifiable under Section 11.3(a) with respect to Seller Fundamental Representations and Losses indemnifiable under Section 11.3(c), from Seller, subject to the terms, conditions and limitations set for in this Article XI (including Section 11.7(a)(iii)), directly from Seller; provided that (A) with respect to Losses under this clause (iii) that may be covered by the terms and conditions of the R&W Insurance Policy, prior to seeking recovery from Seller under this clause (iii), Purchaser shall have filed a claim for such Losses under the R&W Insurance Policy and payment of such claim shall have been (1) denied in writing by the applicable insurer (other than due to Purchaser’s (x) failure to submit such claim in accordance with the applicable terms of the R&W Insurance Policy or (y) other breach of the R&W Insurance Policy) or (2) not received by Purchaser from the applicable insurer by the 90th day immediately following the date on which such claim was filed with the insurer and (B) Purchaser’s ability to recover such Losses from Seller under this clause (iii) shall not relieve Purchaser of its obligation under Section 11.8.

(b)            To the extent that Losses are paid under the R&W Insurance Policy that relate to any breach of or inaccuracy in any Seller Fundamental Representation or pursuant to Section 11.3(b) or Section 11.3(c) (all such amounts so paid in the aggregate are referred to herein as the “Excess Payment Amounts”) and the limit under R&W Insurance Policy is later reached or exceeded, Seller shall be obligated to indemnify Purchaser Indemnified Parties for Losses for claims under Section 11.3(a), if brought prior to the end of the Applicable Survival Period, in an amount up to the Excess Payment Amounts.

11.13        Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by Purchaser, Seller and their respective Affiliates, to the extent permitted by applicable Legal Requirement, as an adjustment to the Purchase Price for income Tax purposes.

11.14        Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses promptly upon and after becoming aware of any event that would reasonably be expected to give rise to Losses that would be indemnifiable under this Article XI; provided that in no event shall any Purchaser Indemnified Party be required to (i) make any claim against any material customer or material supplier of the Acquired Company or the Business or (ii) mitigate any Losses in excess of those required by Delaware Legal Requirements with respect to a breach of contract claim.

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11.15        R&W Insurance Policy. Notwithstanding the foregoing, nothing in this Article XI shall modify the terms of the R&W Insurance Policy, and if the terms of the R&W Insurance Policy and this Article XI conflict in any manner, the terms of the R&W Insurance Policy shall govern as between Purchaser and the insurer(s) under the R&W Insurance Policy. Purchaser hereby acknowledges and agrees that its sole source of recovery for Losses arising under Section 11.3(a) (other than with respect to Seller Fundamental Representations, but subject to the terms, conditions and limitations set forth in this Article XI) in excess of the Cap shall be the R&W Insurance Policy.

11.16        No Set-Off Rights. No Purchaser Indemnified Party or Seller Indemnified Party shall have any right to set-off any amounts determined to be owing, or that may be owed, under this Agreement (including pursuant to Article VIII or this Article XI) against any amount payable by any such Person or any of its Affiliates pursuant to this Agreement or any Transaction Agreement, including the Subordinated Note.

Article XII

TERMINATION

12.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of Seller and Purchaser;

(b)            by Seller, if Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Purchaser that in each case would, if occurring or continuing on the Closing Date, cause any Closing Condition set forth in Section 10.2(a) or Section 10.2(b) not to be satisfied and such (i) Closing Condition is incapable of being satisfied by the Outside Date or (ii) breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform and (B) the day prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to Seller if Seller is then in material breach of any covenant or agreement contained in this Agreement;

(c)            by Purchaser, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that in each case would, if occurring or continuing on the Closing Date, cause any Closing Condition set forth in Section 10.1(a) or Section 10.1(b) not to be satisfied and such (i) Closing Condition is incapable of being satisfied by the Outside Date or (ii) breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that Seller is notified in writing by Purchaser of such breach or failure to perform and (B) the day prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to Purchaser if Purchaser is then in material breach of any covenant or agreement contained in this Agreement;

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(d)            by either Seller or Purchaser, if the Closing has not occurred by June 6, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to any party whose material breach of any covenant or agreement contained in this Agreement has been the proximate cause of the failure of the Closing to occur by the Outside Date;

(e)            by either Seller or Purchaser in the event that any Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Legal Requirement that permanently enjoins or otherwise makes illegal or prohibits the sale of the Equity Interests pursuant to this Agreement and such Order or other Legal Requirement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to any party whose material breach of any covenant or agreement contained in this Agreement has been the proximate cause of, or has resulted in, the issuance of such Order or the imposition of such other Legal Requirement; or

(f)             by Seller:

(i)            if all of the Closing Conditions set forth in Section 10.1 and Section 10.3 have been satisfied (or waived by Purchaser) (other than those conditions that by their terms, are to be satisfied on the Closing Date, provided that each such condition is then capable of being satisfied), and Purchaser fails to consummate the Transactions at the time the Closing was required to occur under Section 3.1;

(ii)           Seller has irrevocably certified in writing to Purchaser that (A) all of the conditions set forth in Section 10.2 and Section 10.3 have been satisfied (or waived by Seller) (other than those conditions that by their terms, are to be satisfied on the Closing Date, provided that each such condition is then capable of being satisfied) and (B) Seller is prepared, willing and able to consummate the Transactions; and

(iii)          Purchaser fails to consummate the Closing within the three (3) Business Day period following the date of delivery of such written certification by Seller pursuant to clause (ii) above (or, if the Outside Date would occur prior thereto, the Outside Date).

12.2          Notice of Termination. If this Agreement is terminated pursuant to Section 12.1, written notice of such termination shall be given by the terminating party to the other party (setting forth a reasonably detailed description of the basis on which such party is terminating the Agreement).

12.3          Effect of Termination. If this Agreement is terminated in accordance with Section 12.1 and Section 12.2, all rights and obligations of the parties shall terminate without any liability of any party or other Person; provided that (a) the rights and obligations of the parties under Section 6.8(a) (Confidentiality), Section 6.11 (Financing Cooperation) (with respect to the confidentiality, reimbursement and indemnification obligations of Purchaser therein), this Section 12.3 (Effect of Termination), Section 12.4 (Purchaser Termination Fee), Article XIII (Miscellaneous Provisions), the Guarantee and the Confidentiality Agreement shall survive termination of this Agreement and (b) subject to Section 12.4, nothing herein shall relieve any party from liability for Fraud or Willful Breach of any covenant or agreement contained herein occurring prior to termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

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12.4          Purchaser Termination Fee.

(a)            In the event that this Agreement is terminated by (i) Seller pursuant to Section 12.1(b) or Section 12.1(f) or (ii) Seller or Purchaser pursuant to any other provision of Section 12.1, if at the time of such termination, this Agreement could have been terminated by Seller pursuant to Section 12.1(b) or Section 12.1(f), then, in the case of each of (i) and (ii), Purchaser shall pay to Seller a termination fee of thirty million dollars ($30,000,000) in cash (the “Purchaser Termination Fee”).

(b)            Any payment required to be made pursuant to Section 12.4(a) shall be made to Seller promptly following termination of this Agreement (and in any event no later than three (3) Business Days following the termination of this Agreement). Such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Seller.

(c)            Purchaser acknowledges and agrees that if Purchaser fails to promptly pay any amount due pursuant to this Section 12.4, and, in order to obtain such payment, Seller commences a suit that results in a judgment against Purchaser for the Purchaser Termination Fee, Purchaser shall pay to Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, in an aggregate amount not to exceed $500,000.00 (the “Reimbursement Cap”).

(d)            Except for Seller’s rights pursuant to Section 13.10, Seller’s right to receive the Purchaser Termination Fee from Purchaser when payable pursuant to Section 12.4(a), together with any related costs, expenses and interest payable pursuant to Section 12.4(c), shall constitute the sole and exclusive remedy of Seller against Purchaser, the Equity Financing Source, the Debt Financing Sources, any Debt Financing Source Related Parties or any Non-Recourse Party of Purchaser for any Losses suffered by Seller or any of its Affiliates, Representatives, successors and assigns as a result of the failure of the transactions contemplated by this Agreement or the Commitment Letters to be consummated or for any breach or failure to perform hereunder or thereunder (in any case, whether willfully, intentionally or otherwise); provided, however, that (i) LongRange Capital, L.P. shall remain obligated with respect to the Confidentiality Agreement, (ii) Purchaser shall remain obligated pursuant to Section 6.11 (with respect to the confidentiality, reimbursement and indemnification obligations of Purchaser therein), and (iii) the Equity Financing Source shall remain obligated pursuant to the Guarantee under the terms thereof.

(e)            The parties acknowledge and agree that (i) the payment by Purchaser of the Purchaser Termination Fee is not a penalty, (ii) in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion and (iii) notwithstanding anything to the contrary herein, whether or not this Agreement is terminated, and regardless of the reason for any such termination, none of Seller or any of its Affiliates may seek monetary damages in excess of, the Purchaser Termination Fee, together with any related costs and expenses payable pursuant to Section 12.4(c); provided, however, that nothing in this Section 12.4(e) shall limit Seller’s monetary remedies in respect of a breach of the Confidentiality Agreement.

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(f)             The parties acknowledge and agree that the agreements contained in this Section 12.4 are an integral part of the Transactions and that, without this agreement, neither Purchaser nor Seller would have entered into this Agreement. Therefore, notwithstanding Section 13.11, this Section 12.4 shall not be severable in any manner.

Article XIII

MISCELLANEOUS PROVISIONS

13.1          Expenses. Whether or not the Transactions are consummated, unless otherwise expressly provided herein, and except as otherwise specified in the Transaction Agreements, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisors, accountants and legal counsel.

13.2          Intentionally omitted.

13.3          Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, schedule, annex or exhibit means a Section or Article of, or schedule, annex or exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (and words of similar import) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, and words of one gender shall be held to include the other gender as the context requires, (e) references to the parties means the parties hereto, unless another agreement is specified, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any schedule, annex or exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) references to “$” shall mean United States dollars, (j) the word “or” is not exclusive, (k) the words “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the schedules, annexes and exhibits hereto, (l) the word “any” means “any and all,” (m) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (n) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such, (o) unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Purchaser (or words of similar import) include the documents posted to the Data Room prior 12:30 a.m. ET on December 15, 2022, (p) in the event of any conflict between this Agreement and any Local Share Transfer Agreement, the terms of this Agreement shall control and (q) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Agreements.

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13.4          Entire Agreement. This Agreement, the Seller Disclosure Schedule, the Confidentiality Agreement, the Guarantee and the other Transaction Agreements, including the other documents, agreements, exhibits and schedules specifically referred to herein and therein, constitute the entire agreement between and among the parties with regard to the subject matter hereof, and supersede all prior agreements and understandings with regard to such subject matter. No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party in relation to the Transactions, which is not expressly set forth in the foregoing agreements.

13.5          Amendment and Waivers. This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by Seller and Purchaser. No failure or delay by a party in exercising any right or remedy provided by Legal Requirement or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach. Notwithstanding anything to the contrary contained herein, this Section 13.5, Section 13.6, Section 13.7 Section 13.8(c), Section 13.9, Section 13.10, Section 13.12(d) and Section 13.15 (and, together with the related definitions used in those sections and any other provisions of this Agreement to the extent an amendment, modification or waiver thereof would serve to amend, modify or waive the substance or provisions of such sections, collectively, the “DFS Provisions”) may not be amended in a manner that is adverse to a Debt Financing Source or any Debt Financing Source Related Party, without the prior written consent of the Debt Financing Sources (not to be unreasonably withheld, conditioned or delayed).

13.6          Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party may assign any right or obligation hereunder without the prior written consent of the other party, and any assignment in violation of this Section 13.6 shall be null and void. Notwithstanding the foregoing, from and after the Closing Date, Purchaser (or its Affiliate) shall have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to (a) any Debt Financing Source under terms of the Debt Financing solely for the purpose of creating a security interest herein or otherwise assigning collateral with respect to the Debt Financing or (b) any Purchaser Designee (so long as any such assignment pursuant to clause (a) or clause (b) does not relieve Purchaser of its obligations hereunder). Notwithstanding anything to the contrary in this Section 13.6, no assignment shall relieve the assigning party of its obligations hereunder.

13.7          Governing Law. Subject to Section 13.8(c), this Agreement, the rights of the parties and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

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13.8          Jurisdiction; Venue; Service of Process.

(a)            Each of the parties, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction, any United States District Court located in the State of Delaware or any state court of the State of Delaware) for the purpose of any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any other Transaction Agreement or the Transactions, (ii) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts or that this Agreement, any other Transaction Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(b)            Each of the parties (i) consents to service of process in any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any other Transaction Agreement or the Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with the foregoing clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.14, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding any claim that service of process made in accordance with the foregoing clause (i) or (ii) does not constitute good and valid service of process. This Section 13.8 shall not apply to any dispute that is required to be decided by the Settlement Accountant.

(c)            Notwithstanding anything in this Agreement to the contrary, no party, nor any of its Controlled Affiliates, shall bring, or support, any action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) if under applicable law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and any such action shall be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction; provided, however, that at or prior to the Closing, the definition of Material Adverse Effect and the representations and warranties set forth in this Agreement shall, for the purposes of the Debt Commitment Letter or the definitive agreements executed in connection therewith or the transactions contemplated thereby, be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. In furtherance of the foregoing, each of the parties (on behalf of itself and its respective Controlled Affiliates) (A) submits to the exclusive jurisdiction of such courts for the purpose of any action described in this Section 13.8(c) and (B) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts in any such action described in this Section 13.8(c).

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13.9          Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING ANY LITIGATION AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTER), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES UNCONDITIONALLY AND IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH PROCEEDINGS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.10        Specific Performance.

(a)            Each party acknowledges and agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, (i) the other party will be irreparably damaged and (ii) such party would not have any adequate remedy at law and would not be adequately compensated by monetary damages. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, that party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the terms and provisions of this Agreement (including to require the other party to consummate the Closing as contemplated hereby, which shall include the right of Seller to, or to cause Purchaser to, fully enforce the terms of the Equity Commitment Letter against the Equity Financing Source, subject to the terms set forth therein and Section 13.10(b)) without the requirement of securing or posting any bond or other security or indemnity. Furthermore, each party irrevocably waives and agrees not to raise any objections or defenses that the equitable remedy of specific performance is (1) unavailable to prevent or restrain breaches of this Agreement or to specifically enforce the terms of this Agreement (including to require the other party to consummate the Closing as contemplated hereby), (2) invalid, (3) unenforceable, (4) contrary to law or (5) inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy.

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(b)            Notwithstanding Section 13.10(a), Seller shall have the right to obtain an injunction or specific performance, prior to the valid termination of this Agreement in accordance with Article XII, to, or to cause Purchaser to, cause the Equity Financing to be funded and the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) if all of the conditions set forth in Section 10.1 and Section 10.3 have been satisfied (or waived by Purchaser) (other than those conditions that by their terms, are to be satisfied on the Closing Date, provided that each such condition is then capable of being satisfied); (ii) the Debt Financing has been funded, or shall be funded, in accordance with the terms set forth in the Debt Commitment Letter (but subject to Section 6.10(e) of this Agreement), if the Equity Financing is funded, at the Closing and (iii) Seller has irrevocably certified in writing to Purchaser that (A) all of the conditions set forth in Section 10.2 and Section 10.3 have been satisfied (or waived by Seller) (other than those conditions that by their terms, are to be satisfied on the Closing Date, provided that each such condition is then capable of being satisfied) and (B) Seller is prepared, willing and able to consummate the Transactions.

(c)            The parties acknowledge and agree that the agreements contained in this Section 13.10 are an integral part of the Transactions and that, without this agreement, neither Purchaser nor Seller would have entered into this Agreement. Therefore, notwithstanding Section 13.11, this Section 13.10 shall not be severable in any manner.

(d)            For the avoidance of doubt, while Seller may pursue both a grant of specific performance in accordance with this Section 13.10 and the payment of the Purchaser Termination Fee pursuant to Section 12.4, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance for the consummation of the Transactions and any such Purchaser Termination Fee.

13.11        Severability. Each of the provisions of this Agreement is severable, such that if any such provision is held to be or becomes invalid or unenforceable in any respect under the Legal Requirements of any jurisdiction, it shall have no effect in that respect in such jurisdiction and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

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13.12        Certain Releases.

(a)            Purchaser, for itself and on behalf of its Affiliates (including, after the Closing, the Acquired Companies) and its and their respective Representatives and other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Purchaser Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, at law or in equity, or based on contract, tort or otherwise) it has, had, may have or may have had against Seller or any of its Affiliates, or any of its or their respective Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Seller Releasee”), now or in the future, (i) relating to the operation of the Acquired Companies, the Business or the subject matter of this Agreement, the other Transaction Agreements or any schedule, annex, exhibit, Seller Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions or (ii) with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Equity Interests, the Acquired Companies or the Business or any of the Acquired Companies’ or the Business’s respective assets, liabilities, or operations, in the case of each of the foregoing clauses (i) and (ii), whether arising under, or based upon, any Legal Requirement (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are, in each case, hereby knowingly, voluntarily, irrevocably and unconditionally waived, released, discharged and relinquished. Furthermore, without limiting the generality of this Section 13.12, from and after the Closing, no demand, claim or cause of action will be brought or maintained by, or on behalf of, Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies) against any Seller Releasee, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Seller or any other Person set forth or contained in this Agreement, the other Transaction Agreements or any schedule, annex, exhibit, Seller Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions. Purchaser acknowledges, for itself and on behalf of the other Purchaser Releasing Parties, that the Legal Requirements of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Purchaser acknowledges, for itself and on behalf of the other Purchaser Releasing Parties, that such Legal Requirements are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Purchaser knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Purchaser Releasing Parties, that, from and after the Closing, Purchaser and the other Purchaser Releasing Parties shall be deemed to waive their rights under any such Legal Requirements. Notwithstanding the foregoing, each Purchaser Releasing Party retains, and does not release (1) any claims for Fraud , (2) any of its rights and interests under the terms and conditions of this Agreement or any other Transaction Agreement or (3) any claims against any officer or employee of any Acquired Company (who, from and after the Closing, will continue as an officer or employee of any Acquired Company) in their capacity as such in the nature of actual, and not constructive, fraud or criminal activity.

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(b)            Seller, for itself and on behalf of its Affiliates and its and their respective Representatives and other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Seller Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, at law or in equity, or based on contract, tort or otherwise) it has, had, may have or may have had against Purchaser or any of its Affiliates, or any of its or their respective Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Purchaser Releasee”), now or in the future, (i) relating to the Acquired Companies or the Business, or (ii) with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Purchaser, in the case of each of the foregoing clauses (i) and (ii), whether arising under, or based upon, any Legal Requirement (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are, in each case, hereby knowingly, voluntarily, irrevocably and unconditionally waived, released, discharged and relinquished. Furthermore, without limiting the generality of this Section 13.12, from and after the Closing, no demand, claim or cause of action will be brought or maintained by, or on behalf of, Seller or any of its Affiliates against any Purchaser Releasee, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Purchaser or any other Person set forth or contained in this Agreement, the other Transaction Agreements or any schedule, annex, exhibit, Seller Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions. Purchaser acknowledges, for itself and on behalf of the other Purchaser Releasing Parties, that the Legal Requirements of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Seller acknowledges, for itself and on behalf of the other Seller Releasing Parties, that such Legal Requirements are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Seller knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Seller Releasing Parties, that, from and after the Closing, Seller and the other Seller Releasing Parties shall be deemed to waive their rights under any such Legal Requirements. Notwithstanding the foregoing, each Seller Releasing Party retains, and does not release (1) any claims for Fraud or (2) any of its rights and interests under the terms and conditions of this Agreement or any other Transaction Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Seller Releasee (other than Seller), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller Releasee (other than Seller), for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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(d)            Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, hereby waives any rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Commitment Letter or the Debt Financing, in each case, in respect of any of the transactions contemplated hereby or thereby, whether at law or in equity, and Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, agrees not to commence any Proceeding against any Debt Financing Source Related Party in connection with this Agreement, the Debt Commitment Letter or the Debt Financing, in each case, in respect of any of the transactions contemplated hereby or thereby, whether at law or in equity. In furtherance and not in limitation of the foregoing waiver, Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, hereby acknowledges and agrees that no Debt Financing Source Related Party shall have any liability for any claims or damages to Seller or its Controlled Affiliates or its or their respective Representatives in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 13.12(d) shall limit, impair or otherwise modify (i) the rights of any of the parties to the Debt Commitment Letter (including Purchaser or its Affiliates party to the Debt Commitment Letter and their respective successors and assigns) set forth in the Debt Commitment Letter in accordance with the terms and conditions thereof or (ii) any liability or obligation of any of the Debt Financing Sources, or any of the rights of Purchaser or its Affiliates under any of the definitive documentation with respect to the Debt Financing.

13.13        The Seller Disclosure Schedule, Schedules, Annexes and Exhibits. The Seller Disclosure Schedule and the schedules, annexes and exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Seller Disclosure Schedule, and neither Seller nor any of its Affiliates shall be, or be deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Seller Disclosure Schedule. Inclusion of information in the Seller Disclosure Schedule will not be construed as an admission that such information is required to be disclosed, that the matter underlying such information did not arise in the ordinary course of business or in a manner consistent with past practice, that such information is material to the business, operations or condition (financial or otherwise) of Seller, any Acquired Company or the Business or that any Material Adverse Effect has occurred, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any matter in any schedule of the Seller Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any other schedule of the Seller Disclosure Schedule to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent that such disclosure applies to the relevant representation or warranty of such other schedule. The headings contained in the Seller Disclosure Schedule are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

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13.14        Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) on the date sent by electronic transmission (if between 9:00 a.m. and 6:00 p.m. Eastern Time on a Business Day, or, if after 6:00 p.m. Eastern Time on a Business Day or if not on a Business Day, the next Business Day) (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.14):

To Purchaser at:

BL Memorial Partners, LLC
c/o LongRange Partners, L.P.
100 First Stamford Place, Suite 326

Stamford, CT 06902

Attention:	Robert Berlin
Email:	rqb@longrangepartners.com

With copies (which shall not constitute notice) to:

Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601

Attention:	Peter Lieberman; Jackie Ruch
Email:	Liebermanp@gtlaw.com; ruchj@gtlaw.com

To Seller at:

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, Indiana 47006

Attention:	Nicholas R. Farrell, Senior Vice President, General Counsel,

Secretary and Chief Compliance Officer

Email:	Nick.Farrell@Hillenbrand.Com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606

Attention:	Richard C. Witzel, Jr.
Email:	Richard.Witzel@skadden.com

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13.15        No Third-Party Beneficiaries. Except for Section 6.11(b) (with respect to Seller’s Affiliates and Seller’s and its Affiliates’ respective Representatives), Section 13.16 (with respect to Skadden), the DFS Provisions (to the extent they apply to any Debt Financing Source Related Party) and the provisions of Section 13.12 (which shall be enforceable by the Seller Releasees), a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties to this Agreement and their permitted assigns any rights hereunder. The Debt Financing Source Related Parties, with respect to each of the DFS Provisions, shall be intended third-party beneficiaries of such DFS Provisions, with the right to enforce their rights hereunder and thereunder, to the extent applicable to the Debt Financing Source Related Parties.

13.16        Provision Regarding Legal Representation. It is acknowledged by each party that Seller has retained Skadden to act as its counsel in connection with the Transactions and that Skadden has not acted as counsel for any other party in connection with such Transactions. The parties agree that, in the event that a dispute arises after the Closing between Seller or its Affiliates, on the one hand, and Purchaser, any Acquired Company or their respective Affiliates, on the other hand, Skadden may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Purchaser, the Acquired Companies or their respective Affiliates, and even though Skadden may have represented any of the Acquired Companies or any of their Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, any Acquired Company or any of their respective Affiliates. Purchaser further agrees that all communications among Seller, the Acquired Companies or any of their respective Affiliates, on the one hand, and their counsel, including Skadden, on the other hand, that relate in any way to the Transactions shall be deemed attorney-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Purchaser, any Acquired Company or any of their Affiliates. The Privileged Communications are (and upon the Closing shall remain) the property of Seller, and from and after the Closing, none of Purchaser, the Acquired Companies, their respective Affiliates or any Person purporting to act on behalf of or through Purchaser, the Acquired Companies or their respective Affiliates will seek to access, use or obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications made prior to the Closing Date, Purchaser, together with its Affiliates (including the Acquired Companies), successors and assigns, further agrees that no such party may access, use or rely on any of the Privileged Communications in any Proceeding against or involving any of the parties after the Closing. The Privileged Communications may be used by Seller in connection with any dispute that relates in any way to the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any Acquired Company or any of their respective Affiliates, on the one hand, and any other Person or Persons (other than a party to this Agreement or any of its respective Affiliates), on the other hand, after the Closing, such Acquired Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such Person or Persons; provided, however, that none of the Acquired Companies nor their Affiliates may waive such privilege without the prior written consent of Seller.

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13.17        No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Legal Requirement or equity, or under any principle of fiduciary obligation.

13.18        Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.

13.19        Public Announcements. None of Seller or its Controlled Affiliates, Purchaser or its Affiliates or any Representative of any such party shall issue or cause the publication of any press release, public announcement or other public communication in respect of this Agreement or the Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Legal Requirement or stock exchange rules or as Seller deems necessary or advisable to comply with its SEC filing requirements, in which case the party seeking to publish such press release, public announcement or other public communication shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release, public announcement or other public communication in advance of such publication; provided that the foregoing will not restrict or prohibit Seller, the Selling Subsidiaries and the Acquired Companies from making any announcement to their employees, customers and other business relations to the extent Seller or any Selling Subsidiary or Acquired Company reasonably determines in good faith that such announcement is necessary or advisable, or (b) to the extent the contents of such press release, public announcement or other public communication have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 13.19. The parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be a press release issued by Seller.

13.20        Counterparts. This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BL MEMORIAL PARTNERS, LLC

By:	/s/ Robert Berlin
Name:	Robert Berlin
Title:	President

HILLENBRAND, INC.

By:	/s/ Nicholas R. Farrell
Name:	Nicholas R. Farrell
Title:	Senior Vice President, General Counsel, and Chief Compliance Officer

[Signature Page to Securities Purchase Agreement]

The following list identifies contents of schedules and similar attachments omitted from this Exhibit 2.1 pursuant to Item 601(a)(5) of Regulation S-K, other than those schedules and similar attachments as to which such information is otherwise included within this Exhibit 2.1 in a manner that conveys the subject matter thereof (capitalized terms in this list have the respective meanings ascribed to them in the Agreement, as defined in Item 1.01 of the Current Report on Form 8-K as part of which this Exhibit 2.1 is filed):

Schedule 4.2 of the Seller Disclosure Schedule	non-contravention; consents
Schedule 4.3(d) of the Seller Disclosure Schedule	Acquired Company equity interests
Schedule 4.4(b) of the Seller Disclosure Schedule	title; Equity Interests
Schedule 4.5(c) of the Seller Disclosure Schedule	Liabilities
Schedule 4.7 of the Seller Disclosure Schedule	compliance with Legal Requirements
Schedule 4.8(b) of the Seller Disclosure Schedule	Material Contracts
Schedule 4.9 of the Seller Disclosure Schedule	litigation
Schedules 4.10(d), (e), (i), (k), (m) and (o) of the Seller Disclosure Schedule	Intellectual Property
Schedule 4.9 of the Seller Disclosure Schedule	litigation
Schedules 4.13(b) and (e) of the Seller Disclosure Schedule	employee benefits
Schedules 4.14(d), (o) and (p) of the Seller Disclosure Schedule	Taxes
Schedule 4.15 of the Seller Disclosure Schedule	sufficiency of Assets
Schedule 4.16 of the Seller Disclosure Schedule	environmental matters
Schedule 4.18 of the Seller Disclosure Schedule	compliance with Customs and Trade Laws and sanctions
Schedule 7.1 of the Seller Disclosure Schedule	Seller Transitional Trademarks
Schedule 9.4 of the Seller Disclosure Schedule	Seller nonqualified deferred compensation plans